SEC File No.  333-

                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                              FORM S-1
         Registration Statement Under Securities Act of 1933

                          U.S. ENERGY CORP.
        -----------------------------------------------------
       (Exact Name of registrant as specified in its charter)

                               Wyoming
        -----------------------------------------------------
           (State or other jurisdiction of incorporation)

                                1090
       -------------------------------------------------------
      (Primary Standard Industrial Classification Code Number)

                             83-0205516
        -----------------------------------------------------
                (I.R.S. Employer Identification No.)

             877 North 8th West, Riverton, Wyoming 82501
                          Tel. 307/856-9271
        -----------------------------------------------------
 (Address and telephone of registrant's principal executive offices)

                          Daniel P. Svilar
             877 North 8th West, Riverton, Wyoming 82501
                          Tel. 307/856-9271
        -----------------------------------------------------
    (Name address and telephone of agent for service of process)

Approximate date of commencement of proposed sale to public:  As soon
as   practicable  after  this  registration  statement  is   declared
effective.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant the file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under
the Securities Act of 1993 check the following box.    X

                   Calculation of Registration Fee

                                  Proposed    Proposed
Title of each                     maximum     maximum         Amount
class of             Amount       offering   aggregate          of
securities to        to be         price      offering        regis.
be registered      registered     per unit     price           fee

Warrant(1)        Up to 11(2)         N/A        N/A            (5)

Common Stock
  $0.01 par     252,901 shares(3)  $20.50   $5,184,470(4)   $1,788.00

(1) The Warrant entitles the holder to purchase 200,000 shares of Registrant's common stock $0.01 par value, for $5.00 per share at any time prior to 12:00 o'clock midnight January 9, 1997.
(2) One Warrant is currently outstanding, but that Warrant may be divided into or combined with up to ten other warrants which carry the same (proportional) rights upon presentation. The Warrant is being registered under the Securities Act of 1933 solely to accommodate the registration of the Warrant Shares for sale to the public.
(3) 200,000 shares of common stock (the "Warrant Shares") are to be issued by Registrant upon exercise of the Warrants by current nonaffiliated shareholders of the Registrant; 52,901 shares of common stock are held by 30 employees of Registrant, none of which are directors or officers of Registrant (see the "Selling Shareholders"); all of the shares are being registered for sale to the public.
(4) Pursuant to Rule 457(c), the registration fee is based on the average high and low prices of Registrant's common stock (traded on NASDAQ/NMS) as of June 11, 1996.
(5) Pursuant to Rule 457(g) no separate registration fee is required with respect to the Warrants.

Cross Reference Sheet
                         under Rule 501(1)e
               Information Required in the Prospectus

Item 1. Forepart of Registration        Facing page, outside front
Statement and Outside Front Cover       cover of Prospectus

Item 2. Inside Front and Outside        Inside front and outside
Back Cover Pages of Prospectus          back Prospectus cover

Item 3. Summary Information,            Summary of the Offering;
Risk Factors, and Ratio of              Risk Factors
Earnings to Fixed Charges

Item 4. Use of Proceeds                 Not applicable

Item 5. Determination of                Not applicable
Offering Price

Item 6. Dilution                        Not applicable

Item 7. Selling Security Holders        Holders of the Warrants;
                                        Selling Shareholders

Item 8. Plan of Distribution            Plan of Distribution

Item 9. Description of Securities       Description of Securities
to be Registered

Item 10. Interests of Named             Not applicable
Experts and Counsel

Item 11. Information With Respect       Business and Properties
to the Registrant

Item 12. Disclosure of Commission       Not applicable
Position on Indemnification for
Securities Act Liabilities

Preliminary Prospectus                  Subject to Completion
                                        June ____, 1996

                        U.S. ENERGY CORP.

                      252,901 COMMON SHARES
       --------------------------------------------------

The securities offered by this Prospectus are 252,901 shares (the "Common Shares") of common stock, par value $0.01 per share ("Common Stock"), of U.S. Energy Corp., a Wyoming corporation ("Registrant", "Company" or "USE"). Of the total Common Shares, 200,000 shares (the "Warrant Shares") are to be issued upon the exercise of that certain Warrant To Purchase 200,000 Common Shares of U.S. Energy Corp. dated as of January 9, 1996 (the "Warrant") granted to Shamrock Partners Ltd., 111 Veterans Square, Media, Pennsylvania ("Holder"), as compensation for services to the Company as a financial consultant and advisor. The Warrant entitles the Holder to purchase at any time or from time to time until 12:00 O'clock Midnight, Mountain Time, on January 9, 1997 (the "Expiration Date"), 200,000 shares of Common Stock of Registrant a price of $5.00 per share. The Warrant may be divided or combined with up to ten (10) other warrants which carry the same (proportional) rights ("Warrants"), but the Holder of the Warrant and the holders of any such other Warrants (collectively the "Holders of the Warrants") may not sell or otherwise transfer the Warrant or Warrants for a period which exceeds the Expiration Date of the Warrant. Accordingly, the
Warrant is being registered solely to accommodate the registration of the Warrant Shares for sale to the public following their issuance upon exercise of the Warrant or Warrants. The remaining 52,901 Common Shares offered by this Prospectus for sale to the public are held by 30 employees of the Company, none of whom are directors or officers of the Company (the "Selling Shareholders").

                These are Speculative Securities.
         Such Securities Involve a High Degree of Risk.
            See "Risk Factors" starting on page 6.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION,OR ANY STATE SECURITIES COMMISSION.
   NOR HAS THE COMMISSION, OR ANY STATE SECURITIES COMMISSION,
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
    ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Warrant Shares will be offered from time to time by the Holders of the Warrants following issuance upon exercise of the Warrants. The remaining 52,901 Common Shares held by the Selling Shareholders will be offered from time to time by the Selling Shareholders. It is expected that all of the Common Shares will be offered at market prices from time to time. Registrant's Common Stock is traded on the NASDAQ/NMS quotation system. As of June 11, 1996, the closing bid price for Registrant's Common Stock was $20.625 per share. See "Market for USE Common Stock and Related Stockholder Matters." There are no underwriting arrangements known to Registrant. Any selling discounts or commissions will be paid by the sellers of the Common Shares. See "Plan of Distribution". The Company will pay the cost of the registration estimated at $10,000 for registering the Warrant and Common Shares.

Except  for  the $5.00 per share exercise price for  the  Warrant
Shares, the Company will not receive any proceeds from the sale of the Common Shares.

       --------------------------------------------------
         The date of this Prospectus is June ____, 1996.
       --------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

The Common Shares have been registered for sale to public, by the filing of the Registration Statement (of which this Prospectus is a part) with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("1933 Act"). No one is authorized to give any information, or make any representation on behalf of the Company, the Warrant Holders or the Selling Shareholders if not contained in this Prospectus. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation.

Neither delivery of this Prospectus nor sale of the securities offered hereby, shall create an implication that there has been no change in the information set forth herein since date of this Prospectus. The Prospectus will be supplemented to reflect any material changes in the Company or its business in the course of the offering.

                      AVAILABLE INFORMATION

Registrant  is  subject to the information  requirements  of  the
Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other statements and information with the Commission. The reports and other documents so filed can be inspected and copied at the Commission's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's public reference facilities at Commission regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048; and Suite 1400, Northwestern Atrium Center, 500 West
Madison Street, Chicago, Illinois 60661. Copies of such documents can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

This Prospectus does not contain all of the information set forth in the Registration Statement and its exhibits, covering the Common Shares offered hereby, certain portions of which have been omitted pursuant to Commission rules and regulations. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement, is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. Any interested party may inspect the Registration Statement (and any amendments thereto) and its exhibits, without charge, at the public reference facilities of the Commission at its offices as stated above.

                     SUMMARY OF THE OFFERING

The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Prospectus.

                          The Company

Registrant is in the general minerals business of acquiring, exploring, developing and/or selling or leasing of mineral properties and, from time to time, mining and marketing of minerals. The Company is now engaged in two principal mineral sectors: uranium and gold. Its minerals business with respect to uranium and gold can be characterized as in the development stage according to the Commission's definition of that term. Interests are held in other mineral properties (principally molybdenum), but are either non-operating interests or undeveloped claims. The Company also carries on a small oil and gas operation. Other USE business segments are commercial operations (real estate and general aviation) and construction operations.

Most USE operations are conducted through a joint venture with Crested Corp., a majority-owned Colorado corporation ("Crested"),and various joint subsidiaries of USE and Crested. The joint venture with Crested is hereafter referred to as "USECC."

Manufacturing and/or marketing of professional and recreational outdoor products was conducted through The Brunton Company ("Brunton"), a wholly-owned USE subsidiary. On February 16, 1996 Registrant sold all of the shares of Brunton to Silva Production AB for $4,300,000 plus 45% of the net profits before taxes derived from the sale of Brunton products for four years and three months.

The sale will eliminate Brunton's manufacturing and/or marketing of professional and recreational outdoor products from the commercial segment of Registrant's business as of January 31, 1996, except to the extent that there are net profit payments from Silva over the next four years, of which there can be no assurance. For the fiscal year ended May 31, 1995 and for the nine months ended February 29, 1996, Brunton's sales provided 49% and 26%, respectively, of net revenues of USE before reclassification to reflect Brunton as discontinued operations with respect to the Company (see "Business and Properties - Brunton" for details of this transaction, and Risk Factor 2 for additional information on the impact of this transaction).

USE was incorporated in Wyoming in 1966. All operations are in the United States. Principal executive offices are located at 877 North 8th West, Riverton, Wyoming 82501, telephone (307) 856-
9271.

                          The Offering

Securities Offered (1)                       252,901  shares
                                             of Common Stock(2)
USE Common Stock Outstanding
  Before and After Offering                  6,666,309 shares(3)

NASDAQ/NMS Symbol                            "USEG"
________________

(1)    See  "Description  of  Securities."   (2)  See  "Plan   of
Distribution."   (3)   Assumes issuance of  all  200,000  Warrant
Shares upon exercise of the Warrants by the Holders of the Warrants.

                          Risk Factors

An investment in the Common Shares involves substantial risks, including the risks of USE's failure to obtain necessary capital to put its principal mineral properties into production, a recurrence of low uranium prices, litigation and competition. See "RISK FACTORS" beginning on the next page.

                 Issuance of the Warrant Shares

The Warrant Shares, consisting of 200,000 shares of Registrant's Common Stock, will be issued by Registrant from time to time upon exercise of the Warrant or those Warrants that result from the division and/or recombination of the Warrant currently held by Shamrock Partners Ltd. See "Description of Securities - Warrants" for information concerning the terms of the Warrants. Only one Warrant is outstanding on the date of this Prospectus, but the Holder has requested that the Warrant be divided into six Warrants covering an aggregate of 200,000 Warrant Shares to be registered in the following manner:

Rafi Khan                               145,000   Warrant Shares
Shamrock Partners, Ltd.                  10,000   Warrant Shares
Shamrock Partners International, Inc.    20,000   Warrant Shares
The Leasing Group, Inc.                   8,400   Warrant Shares
Diana L. Manes                            4,300   Warrant Shares
Andrew Z. Furtak                         12,300   Warrant Shares

When the Warrant has been so divided, the Holders of the Warrants may not sell or otherwise transfer the Warrants for a period which exceeds the Expiration Date of the Warrants.

                 Issuance of Other Common Shares

The remaining 52,901 Common Shares are held by employees of the Company, none of whom are directors or officers of the Company (see "Selling Shareholders". Of these 32,901 shares were issued as bonus compensation to Company employees pursuant to a resolution of the Company's Board of Directors at a meeting held on December 22, 1995 and 20,000 Common Shares were issued to Keith G. Larsen pursuant to letter agreement dated December 21, 1994 as replacement for 20,000 shares of the Company's Common Stock purchased by him on the open market and loaned to the Company to complete the acquisition by the Company of Ticaboo Development, Inc., a Utah corporation ("TDI") pursuant to an Agreement and Plan of Reorganization dated September 2, 1994 among the Company, TDI and Gladys L. May, Kenneth E. May and Vicki Juhl Guier.

                          RISK FACTORS

Prospective investors should note that the Company's business is subject to certain risks, including the following:

1. Working Capital Requirements. Registrant's cash requirements for fiscal 1997 are the funding of on-going general and administrative expenses, including legal costs incurred as a result of the Sheep Mountain Partners ("SMP") arbitration/litigation proceedings described below; mine and mill development and holding costs of the Sutter gold property described below; holding (standby) costs for the uranium mill owned by Plateau Resources Limited, a 100% subsidiary of the Company ("Plateau"), in southeastern Utah; SMP mines care and maintenance costs; and costs to acquire uranium oxide which the Company may be obligated to deliver under the SMP contracts. As a result of the disputes between the SMP partners (see "Business and Properties - Legal Proceedings - Sheep Mountain Partners Arbitration/Litigation), Registrant and Crested have been delivering certain of the U3O8 concentrates required to fill various delivery requirements on long-term U3O8 contracts with domestic utilities. Recently, Nukem, Inc. ("Nukem") and its 100% subsidiary Cycle Resource Investment Corporation ("CRIC") have made most of the SMP deliveries of U3O8. It is not known how long this arrangement will continue. The capital requirements to fill Registrant's and Crested's portion of the remaining commitments in fiscal 1997 will depend on the timing of payments to the Registrant and Crested by Nukem/CRIC under the arbitration award, whether SMP will be wound up and dissolved as a partnership and its assets distributed to partners Registrant/Crested and Nukem/CRIC, and whether a receiver is appointed by the court to oversee SMP contract delivery obligations pending dissolution of SMP.

The primary source of Registrant's capital resources for the of first half fiscal 1997, will be (i) cash on hand February 29, 1996; (ii) Registrant's share of cash received from the sale of the Wind River Estates Mobile Home Park by USECC (see "Certain Relationships and Related Transactions - Transactions with Arrowstar Investments, Inc."); (iii) possible sale of equity or interests in investment properties or other affiliated companies;
(iv) sale of equipment; (v) proceeds from the resolution of the SMP arbitration/litigation; (vi) sale of royalties or interests in mineral properties; (vii) proceeds from the sale of uranium under the SMP contracts, and (viii) borrowings from financial institutions. Construction revenues from the Company's 50.9% subsidiary, Four Nines Gold, Inc. ("FNG"), fees from oil production, rentals of various real estate holdings and equipment and the sale of aviation fuel are also expected to provide cash.

Registrant's working capital increased during the nine months ended February 29, 1996 by $1,115,000 to working capital of $1,137,000 principally due to the sale of the 812,432 shares of the Company's common stock in June and July 1995, resulting in net proceeds to Registrant of $2,842,200. Registrant's other investing activities provided $1,183,600 during the nine months ended February 29, 1996. This increase in cash was a result of proceeds from the sale of assets, $77,700 and the sale of Brunton, $3,300,000. These increases in cash were partially offset by investments in affiliates due to Registrant funding the activities of Plateau and Registrant and Crested funding their interest in SMP, as well as funding their 90% subsidiary, Energx, Ltd. ("Energx") in the oil and gas business, Plateau and Sutter Gold Mining Company ("SGMC"). Additionally, the Registrant and its affiliates (1) purchased $1,021,100 of additional equipment
(2) developed mineral properties, $349,200 and (3) developed gas properties $23,400 during the nine months ended February 29, 1996.

Monthly operating expense to hold properties and fund general and administrative expense is estimated at $300,000 to $350,000 for
the   first  half  of  fiscal  1997.   Revenues  from  commercial
operations   are  expected  to  provide  approximately   $110,000
monthly. Operating expense estimates reflect elimination of most legal expenses associated with the SMP arbitration/litigation proceedings, because an Order and Award was entered by the arbitration panel on April 18, 1996 (see "Business and Properties
- -  Legal  Proceedings  -  Sheep  Mountain  Partners  Arbitration/
Litigation").

Working capital in addition to funds on hand at February 29, 1996 and funds provided from the award in the SMP arbitration/litigation and the sale of the Wind River Estates Mobile Home Park will be required to fund the mine and mill permitting and the construction of a gold processing mill and mine development of SGMC. Registrant and Crested are currently seeking means of financing the construction of the SGMC gold processing mill and mine development, but there can be no assurance that such financing can be arranged.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information on working capital requirements and capital resources. See also Risk Factor
2 below.

2. Loss of Future Operating Income Due to Brunton Sale. In fiscal 1995, 49% of Registrant's net revenues were provided by Brunton's professional and outdoor recreational product sales (26% in the nine months ended February 29, 1996 before reclassification to reflect Brunton as discontinued operations with respect to the Company). Brunton was sold in February 1996. The inability to include Brunton's operations with Registrant's other operating revenues in the future could result in continued operating losses for Registrant, unless Registrant is able to develop other profitable businesses, such as Registrant's uranium business or the construction business of FNG, to replace profits from Brunton. Continued operating losses without offsetting replacements of working capital will adversely affect the Company's ability to continue its operations as described in this Prospectus. See also Risk Factor 1 above and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

3. Sutter Gold - No Current Mining Operations or Gold Production. As of May 31, 1995, USE and Crested have invested more than $11,000,000 in capitalized costs (in addition to approximately $3,000,000 in costs that have been expensed) to acquire, permit and develop a gold property in California, held through a subsidiary, Sutter Gold Mining Company. This investment represents a significant portion of USE's consolidated assets. There is no assurance current efforts will be successful in financing the mill construction and mine development costs needed to put the property into full production. If third-party financing cannot be obtained and USE is unable to fund development and production costs from internally generated funds over the next two years the property may be sold at a loss. See "Business and Properties - Gold - Lincoln Project (California)".

4. Additional Shares to Market; Possible Dilution. In addition to the Common Shares registered for sale by the Holders of the Warrants and the Selling Shareholders, as described in this Prospectus, Registrant registered 457,780 shares of its Common Stock under the 1933 Act for sale by certain shareholders on Form S-3 (SEC File No. 333-1967), which was declared effective by the Commission on April 4, 1996.

Registrant also sold 812,432 shares of its common stock (the "Placement Shares") to private investors in June and July 1995. As compensation for their services as Placement Agent, on a best efforts basis, for the Placement Shares, Registrant granted RAF Financial Corporation ("RAF") and Robert Long ("Long"), one of its officers, warrants to purchase 81,243 shares of USE common stock for $4.80 per share until July 25, 2000 (the "RAF Warrants"). The Placement Shares, the RAF Warrants and 81,243 shares of USE common stock underlying the RAF Warrants (the "RAF Shares") were registered under the 1933 Act for resale by the holders of such Placement Shares and by RAF and Long, respectively, by Registrant filing its Registration Statement on Form S-3 with the Commission (SEC File No. 33-64773) which was declared effective by the Commission on February 28, 1996. RAF and Long exercised their RAF Warrants on March 7, 1996 and May 1, 1996, respectively, which generated aggregate cash proceeds t the Company of $389,966. The public sale of the 457,780 shares of Registrant's Common Stock by certain shareholders, the 812,432 Placement Shares and the 81,243 RAF Shares as well as the 252,901 Common Shares to be sold pursuant to this Prospectus may depress the market price for the Company's common stock.

Registrant may also issue additional common stock in a private placement or a public offering pursuant to the 1933 Act if needed for future working capital (see Risk Factor 1 above). The issuance of such additional shares could result in dilution to the equity of outstanding shareholders of Registrant, depending on the price at which such shares are issued and sold, and would result in some dilution to the voting power of the outstanding shares of Registrant's common stock.

5. Project Delay. Registrant's minerals business is subject to the risk of unanticipated delays in developing and permitting its uranium and gold projects. Such delays may be caused by fluctuations in commodity prices (see Risk Factor 6), mining risks (see Risk Factor 9), difficulty in arranging needed financing, unanticipated permitting requirements or legal obstruction in the permitting process by project opponents. In addition to adding to project capital costs (and possibly operating costs), such delays, if protracted, could result in a write off of all or a portion of the carrying value of the delayed project and/or could trigger certain reclamation obligations sooner than planned.

6. Commodity Price Fluctuations. The ability of the Company to develop and operate its uranium and gold projects profitably can be significantly affected by changes in the market price of uranium and gold, respectively. Until very recently, the spot market price for uranium concentrates has been depressed since 1988 and has been below $8.00 per pound as recently as 1992. (See Business and Properties - Uranium - Uranium Market Information" for additional information on the uranium markets and pricing.) Uranium prices are subject to a number of factors beyond Registrant's control including imports of uranium from Russia and other CIS countries, the amount of uranium produced and sold from the blending of highly enriched uranium recovered from U. S. and Russian nuclear weapons to produce lower enriched uranium for nuclear fuel, the build up by utilities of uranium fuel inventories and the sale of excess inventories into the market, the rate of consumption of uranium inventories by utilities, the rate of uranium production in the United States, Canada, Australia and elsewhere by other producers and the rate of new construction of nuclear generating facilities, verses the rate of shutdown and decommissioning of older nuclear generating facilities, particularly in the United States.

Market prices for uranium concentrates in the United States have recovered to between $16.25 and $16.50 per pound as of May 31, 1996. The Company believes that if the price remains at this level or higher, United States utilities will seek long term price stabilizing uranium supply contracts. If the Company is able to obtain long term uranium supply contracts with assured prices exceeding $18.00 per pound, that should be sufficient to operate Plateau's Utah uranium properties profitably. It should also be sufficient to proceed with development of the Green Mountain Mining Venture ("GMMV") Jackpot Mine and operation of the Sweetwater uranium mill, although there can be no assurance that Kennecott Uranium Company ("Kennecott"), which controls the management committee of GMMV, would be of the same opinion. There also can be no assurance that this recent upward price movement will continue. USE would be adversely affected if the United States utilities with nuclear power plants do not seek long term uranium supply contracts during the balance of the 1990s. Although the extent of such adverse impact cannot be predicted, if uranium prices remained so depressed through the 1990s that USE's properties and facilities were not put into operation, the book value of such assets might decrease and USE could be required to reclaim or restore such properties sooner than planned (see Risk Factor 11).

The market price of gold has fluctuated widely and is affected by numerous factors beyond the Company's control, including international economic trends, currency exchange fluctuations, expectations for inflation, the extent of forward sales of gold by other producers, consumption patterns (such as purchases of gold jewelry and the development of gold coin programs), purchases and sales of gold bullion holdings by central banks or other large gold bullion holders or dealers and global or regional political events, particularly in major gold-producing countries such as South Africa and some of the CIS (Commonwealth of Independent States - formerly the Soviet Union) countries. Gold market prices are also affected by worldwide production levels, which have increased in recent years, but currently appear to be decreasing somewhat. The aggregate effect of these factors, all of which are beyond the Company's control, is impossible for the Company to predict. In addition, the market price of gold has on occasion been subject to rapid short-term changes because of market speculation. As of June 11, 1996 the Comex spot price of gold was $384.20 per ounce.

7. Proposed Federal Legislation. The U.S. Congress has, in legislative sessions in recent years, actively considered several proposals for major revision of the General Mining Law, which governs mining claims and related activities on federal public lands. If any of the recent proposals become law, it could result in the imposition of a royalty upon production of minerals from federal lands and new requirements for mined land reclamation and other environmental control measures. It remains unclear whether the current Congress will pass such legislation and, if passed, the extent such new legislation will affect existing mining claims and operations. The effect of any revision of the General Mining Law on the Company's operations cannot be determined conclusively until such revision is enacted; however, such legislation could materially increase the carrying costs of the Green Mountain mineral properties, the SMP properties and some of Plateau's mineral properties which are located on federal unpatented mining claims, and could increase both the capital and operating costs for such projects and impair the Company's ability to hold or develop such properties, as well as other mineral prospects on federal unpatented mining claims.

8. Exploration Risks. Mineral exploration, particularly for gold, is highly speculative in nature, involves many risks and frequently is nonproductive. There can be no assurance that the Company's efforts at the Sutter Gold Project to identify additional gold ore reserves will be successful. Moreover, substantial expenditures are required to establish additional ore reserves through drilling, to determine metallurgical processes to extract the metal from the ore and to construct mining and processing facilities. During the time required to establish additional ore reserves, determine suitable metallurgical processes and construct such mining and processing facilities, the economic feasibility of production may change because of fluctuating gold prices (see Risk Factor 6).

9. Mining Risks and Insurance. The business of uranium and gold mining generally is subject to a number of risks and hazards, including environmental hazards, industrial accidents, explosions and rock falls, earthquakes, flooding, interruptions due to weather conditions and other acts of God. Such risks could result in damage to or destruction of Registrant's mineral properties and production facilities, as well as to properties of others in the area, personal injury, environmental damage and process and production delays, causing Registrant monetary losses and possible legal liability. While the Company maintains, and intends to continue to maintain, liability, property damage and other insurance consistent with industry practice, no assurance can be given that such insurance will continue to be available, be available at economically acceptable premiums or be adequate to cover any resulting liability.

10.    Title  to  Properties.   Nearly  all  the  uranium  mining
properties  held  by  GMMV,  SMP,  and  Plateau  are  on  federal unpatented claims. Unpatented claims are located upon federal public land pursuant to procedure established by the General Mining Law (see also Risk Factor 7). Requirements for the location of a valid mining claim on public land depend on the type of claim being staked, but generally include discovery of valuable minerals, erecting a discovery monument and posting thereon a location notice, marking the boundaries of the claim with monuments, and filing a certificate of location with the county in which the claim is located and with the U. S. Bureau of Land Management ("BLM"). If the statutes and regulations for the location of a mining claim are complied with, the locator obtains a valid possessory right to the contained minerals. To preserve an otherwise valid claim, a claimant must also annually pay certain rental fees to the federal government (currently $100 per claim) and make certain additional filings with the county and the BLM. Failure to pay such fees or make the required filings may render the mining claim void or voidable. Because mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from public real estate records and it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. If the validity of an unpatented mining claim is challenged by the government, the claimant has the burden of proving the present economic feasibility of mining minerals located thereon. Thus, it is conceivable that during times of falling metal prices, claims which were valid when located could become invalid if challenged. Disputes can also arise with adjoining property owners for encroachment or under the doctrine of extralateral rights (see Risk Factor 16).

11. Reclamation and Environmental Liabilities. Registrant's projects and operations are subject to various federal, state and local laws and regulations regarding the discharge of materials into the environment or otherwise relating to the protection of the environment, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation Liability Act. With respect to mining operations conducted in Wyoming, Wyoming's mine permitting statutes, Abandoned Mine Reclamation Act and industrial development and siting laws and regulations will impact USE. Similar laws in California affect SGMC operations and in Utah will affect Plateau's operations. In addition, Registrant's uranium mill in Utah and the GMMV mill in Wyoming are subject to jurisdiction of the Nuclear Regulatory Commission ("NRC").

To Registrant's knowledge, it is in compliance in all material respects with current environmental regulations. To the extent that production by SMP, GMMV or SGMC is delayed, interrupted or discontinued due to need to satisfy present or future laws or regulations which relate to environmental protection, future USE earnings could be adversely affected. For additional information concerning the effect such environmental laws and regulations have on the Company's capital expenditures, see "Business and Properties - Environmental and Notes F and K to the Company's Consolidated Financial Statements.

USE is a joint venturer in the GMMV, which entity is responsible for mine reclamation, environmental restoration and decommissioning associated with mineral properties on Green Mountain, in south central Wyoming, and the nearby Sweetwater Mill. Future costs to comply with these obligations are now estimated at approximately $25,000,000. If actual costs are higher, USE could be adversely impacted. There is no assurance the properties will generate sufficient revenues to fund reclamation, restoration and decommissioning costs in excess of current estimates. See Note K to the Company's Consolidated Financial Statements, and the notes to the Company's unaudited Consolidated Financial Statements for fiscal quarter ended February 29, 1996, for further information. Current bonds and funds in escrow are deemed adequate for reclamation and decommissioning liabilities associated with the Shootaring Mill in Utah.

USE and Crested have assumed the reclamation obligations, environmental liabilities and contingent liabilities for employee injuries, from mining the SMP properties and other properties in the Sheep and Green Mountain Mining Districts. The reclamation obligations, which are established by governmental regulators, were most recently set at $1,451,800, which amount is shown on USE's balance sheet as a long-term obligation.

To assure the reclamation work will be performed, regulatory agencies require posting of a bond or other security. USE and Crested satisfied this requirement with respect to SMP properties by mortgaging their executive office building in Riverton, Wyoming. A portion of the funds for the reclamation of SMP's properties was to have been provided by SMP, which agreed to pay up to $.50 per pound of uranium concentrates produced from its properties to USE and Crested for reclamation work. The status of this commitment could be impacted by the ultimate resolution of the arbitration/litigation with Nukem/CRIC (see Business and Properties-Legal Proceedings-Sheep Mountain Partners Arbitration/ Litigation).

The GMMV and Sweetwater Mill reclamation liabilities are self bonded by Kennecott pursuant to written agreements with the NRC and the State of Wyoming, and accordingly these liabilities are not recorded in the USE or Crested financial statements. The SMP and Plateau reclamation liabilities were recorded at $1,451,800 and $2,500,000 respectively (total $3,951,800) in the audited USE Consolidated Financial Statements. A cash bond of approximately $40,000 is posted for miscellaneous reclamation costs at the Sutter gold property (carried under "Other Assets-Deposits and
Other" on the USE financial statements). Reclamation and environmental obligations for the oil and gas properties held by USE are deemed insignificant and manageable in the ordinary course of business.

12. Possible Losses on Uranium Contracts. As of May 31, 1995, SMP held contracts for delivery of an estimated 5.5 million pounds of U3O8 to domestic utilities from 1996 through 2000. The arbitration panel found that another contract for 980,000 pounds of U3O8 to be delivered from 1996 to 2000 was to be assigned to SMP by Nukem/CRIC. See "Business and Properties - Legal Proceedings - Sheep Mountain Partners Litigation/ Arbitration". Actual quantities of U3O8 purchased by utilities over that period of time may vary by 10 to 25 percent, as provided in the contracts (see "Business and Properties - Uranium - Sheep Mountain Partners - SMP Marketing"), and profit or loss to SMP on the deliveries will depend on the cost of inventory. Profits on such future deliveries cannot be predicted, however, management of the Company does not anticipate any material losses from the sales of U3O8 pursuant to these contracts. As of the date of this Prospectus, the prices under the one remaining base escalated contract exceed the current market price, however, there can be no assurance this situation will not change in the future.

Increases in the spot market price would increase USE's and Crested's cost of delivering on certain of the SMP contracts prior to the time that their uranium properties are in production, thus reducing potential profits or possibly producing losses, while spot market price decreases would be likely to increase profits on such contracts. USE recorded a loss of $162,900 in fiscal 1994 on deliveries of its portion of certain of the SMP contracts, as the cost of uranium exceeded the contracted price. Due to the SMP dispute, earlier arrangements between the partners to deliver their shares of the SMP contracts in spite of the dispute were abandoned, and USE made no deliveries (and therefore recorded no revenues or losses) on any SMP contracts during fiscal 1995. For the nine months ended February 29, 1996 Registrant recorded a gross profit of $350,000 from mineral sales transactions.

13 Competition. There is keen competition in the domestic minerals industry and the oil and gas business for properties and capital. USE's competitors include a number of major mining and oil and gas companies, most of which are larger than USE in all respects. In the production and marketing of uranium concentrates there are more than 10 major international entities (some of which are government controlled) that are significantly larger and better capitalized than USE. Although the Registrant presently is not engaged in the mining or milling of uranium, and therefore should not be counted in the top ten uranium producers, the Registrant's competitive stature may improve significantly at such time as it commences uranium mining and production.

The location and composition of mineral ore bodies are of great importance to the competitive position of a mining company. Producers of high-grade ore with readily extractable minerals are in an advantageous position. Producers of one mineral may be able to efficiently recover other minerals as by-products, with significant competitive impact on primary producers. Substantial capital costs for equipment and mine-works are often needed. As a result, owners of producing properties, particularly if purchase contracts for the production are in place, generally enjoy substantial competitive advantages over organizations that propose to develop non-producing properties. Competition is also keen in the search for mineral properties and prospects and in the employment and retention of qualified personnel.

USE believes that with the recent improvements in market prices for uranium concentrates, it will be able to compete with other uranium producers, primarily because it holds significant uranium resources in place, along with the necessary mining and milling facilities, all of which it acquired for little or no cost. Applications have been submitted to upgrade the mill licenses to operating levels, however, delays in final permitting may be encountered, as the uranium refining industry is closely regulated by the NRC.

Nonetheless, USE expects competition from larger producers in Canada, Australia and Africa, as well as from U.S. in situ producers of uranium and other producers that recover uranium as a byproduct of other mineral recovery processes, and from uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantlement of U.S. and Russian nuclear weapons and sold in the market by the United States Enrichment Corporation and/or the United States Department of Energy, as well as from imports to the United States of uranium from the Commonwealth of Independent States (formerly the Soviet Union). See "Business and Properties - Uranium - Uranium Market Information" and "NUEXCO Exchange Value".

USE's affiliate FNG encounters strong competition with a number of larger civil engineering construction firms in the western
United States.

14 Reserves Estimates. While the ore reserve estimates at GMMV Round Park ore deposit in Wyoming and SGMC's Lincoln project in California have been reviewed by independent consultants, such ore reserve estimates are necessarily imprecise and depend to some extent on statistical inferences drawn from limited drilling, which may, on occasion, prove unreliable. Should the Company encounter mineralization or formations at any of its mines or projects different from those predicted by drilling, sampling and similar examinations, ore reserve estimates may have to be adjusted and mining plans may have to be altered in a way that could adversely affect the Company's operations. Moreover, short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades, may adversely affect the Company's profitability in any particular accounting period.

15 Variable Revenues and Recent Losses. Due to the nature of USE's business, there are from time to time major increases in gross revenues from sale of mineral properties. During fiscal 1991, $7,193,600 was recognized from sale of a partial interest in  a  uranium  property  to Kennecott Uranium  Company  (a  GMMV partner). No such revenues were recognized from fiscal 1992 through fiscal 1995. Further, USE realized a net gain in fiscal 1992 of $613,000, but net losses were realized from fiscal 1993 through fiscal 1995 (in the respective amounts of $221,900, $3,370,800 and $2,070,600).

16 Bullfrog Litigation. Registrant, Crested, Parador Mining Company, Inc. ("Parador") and H. B. Layne Contractor, Inc. ("Layne") are defendants and counter- or cross-claimants in certain litigation in the District Court of Nye County, Nevada, brought by Bond Gold Bullfrog Inc. ("BGBI") in July 1991. BGBI (now known as Barrick Bullfrog, Inc.) is an affiliate of Barrick Corp., a large international gold producer headquartered in Toronto, Canada. The litigation primarily concerns extralateral rights associated with two patented mining claims owned by Parador and initially leased to a predecessor of BGBI, which claims are in and adjacent to BGBI's Bullfrog open pit and underground mine. USE and Crested assert certain interests in the claims under an April 1991 assignment and lease from Parador, which is subject to the lease to BGBI's predecessor.

Parador, USE and Crested had previously advised BGBI that they are entitled to royalty payments with respect to extralateral rights of the subject claims on minerals produced at the Bullfrog Mine, claiming that the lode or vein containing the gold mineralization apexes on the Parador claims and dips under the claims leased to BGBI by Layne.

BGBI seeks to quiet title to its leasehold interest in the subject claims, alleging that Parador's lease thereof to USE and Crested is adverse to the interest claimed by BGBI, and that the assertions by USE and Crested of an interest in the claims have no foundation. BGBI seeks a determination that USE and Crested have no rights in the claims and an order enjoining USE and Crested from asserting any interest in them. BGBI further asserts that, in attempting to lease an interest in the subject claims to USE and Crested, Parador breached the provisions of its lease to BGBI, and that Parador is responsible for the legal fees and costs incurred by BGBI in the quiet title action, which may be offset against royalties. Under an arrangement to pay certain legal expenses of Parador, USE and Crested may be responsible for any such amounts.

BGBI alleges that by entering into the Assignment and Lease of Mining Claims with Parador, USE and Crested disrupted the contractual relationship between BGBI and Parador. In addition, BGBI claims that the USECC-Parador agreement slanders BGBI's title to the claims. BGBI seeks compensatory damages from Parador, USE, and Crested; punitive damages from USE and Crested; and costs and other appropriate relief from Parador, USE and Crested, all in amounts to be determined.

A partial or bifurcated trial to the court of the extralateral rights issues was held on December 11 and 12, 1995. The purpose of the hearing was to determine whether the Bullfrog orebody is a "vein, lode or ledge" as described in the General Mining Law and, if so, whether the facts of the case warrant the application of the doctrine of extralateral rights as set forth in such statute. Although the Court sat as both the finder of fact and law with respect to such issues, the Court concluded that the questions are ultimately one of law which must be decided based on the testimony and exhibits introduced at the trial concerning the description of the orebody. Registrant and defendants Crested Corp. and Parador presented five experts in the field of geology, including the person who was responsible for the discovery of the gold deposit at the mine. All five experts opined that the deposit was a lode and it apexed on a portion of Parador's two mining claims. The defendant Layne presented a single witness who testified that there was no apex within the Parador claims. The Court nevertheless found that Parador had failed to meet its burden of proof and therefore Parador, Registrant and Crested have no right, title and interest in the minerals lying beneath the claims of Layne pursuant to extralateral rights. The Court entered a partial judgment in favor of Layne and ordered that Parador pay Court costs to Layne. Defendants intend to appeal the Court's ruling as erroneous as a matter of law at such time as it is appropriate to do so.

The partial trial did not address any of the other issues pending in the litigation other than those required to decide the question of whether the doctrine of extralateral rights is applicable to this case. All other claims and counterclaims remain pending before the Court and no hearing date has been set for those issues.

If USE's and Crested's position concerning extralateral rights is ultimately sustained, substantial additional revenues and income may be received by USE and Crested from royalties payable with respect to gold produced from the Bullfrog Mine. If, however, the final decision of the appellate court is adverse to USE and Crested, an award of damages against USE and Crested in any substantial amount by this Court could have a material adverse effect on the ability of USE and Crested to carry on their business in the manner described in this Prospectus.

17. Potential Issuance of Preferred Stock. Under the USE Restated Articles of Incorporation, as amended ("Restated Articles") and as permitted by the Wyoming Business Corporation Act ("WBCA"), the Registrant's Board of Directors has authority to create series of preferred stock and to issue shares thereof, without the approval of any USE shareholders. The creation and issue of USE preferred stock with dividend rights senior to the Company's Common Stock could adversely affect common stockholder participation in future earnings through dividends that otherwise would be available for distribution to holders of the Common Stock, including those purchasing the Common Shares.

Such preferred stock also could inhibit a takeover of the Company. Under the WBCA, separate voting approval by classes of stock is required for certain substantive corporate transactions. If the interests of preferred stockholders is perceived to be different from those of the common stockholders, the preferred stockholders could withhold approval of the transactions needed to effect the takeover.

18. Potential Anti-Takeover Effects of Staggered Board. Registrant's Board of Directors is presently divided into three classes of two directors each. Pursuant to the USE Restated Articles and as permitted by the WBCA, the directors in each class serve a three year term, and only those directors in one class are reelected each year. This board classification could stall a takeover of USE, even if a majority of the Common Stock were to be held by persons desiring a change in control of the Board. See "Description of Securities."

                           THE COMPANY

Registrant is in the general minerals business of acquiring, exploring, developing and/or selling or leasing of mineral properties and, from time to time, mining and marketing of minerals. The Company is now engaged in two principal mineral sectors: uranium and gold. Its minerals business with respect to uranium and gold can be characterized as in the development stage according to the Commission's definition of that term. Interests are held in other mineral properties (principally molybdenum), but are either non-operating interests or undeveloped claims. The Company also carries on a small oil and gas operation. Other USE business segments are commercial operations (real estate and general aviation) and construction operations.

Most operations are conducted through a joint venture with Crested Corp., a majority-owned Colorado Corporation ("Crested") and various joint subsidiaries of USE and Crested. The joint venture with Crested is referred to as "USECC." Construction operations are carried on primarily through USE's 50.9% subsidiary Four Nines Gold, Inc. ("FNG"). USE and Crested's oil and gas operations in Montana and Wyoming are carried on through Energx Ltd. ("Energx"), a 90% subsidiary of the Company and Crested.

Prior to February 16, 1996 the Company engaged in the manufacturing and/or marketing of professional and recreational outdoor products through The Brunton Company, a wholly-owned subsidiary ("Brunton"). On February 16, 1996 Registrant sold all of the shares of Brunton to Silva Production AB for $4,300,000 plus 45% of the net profits before taxes derived from the sale of Brunton products for four years and three months. The sale will eliminate Brunton's manufacturing and/or marketing of professional and recreational outdoor products from the commercial segment of Registrant's business, except to the extent that there are net profit payments from Silva over the next four years, of which there can be no assurance. For the fiscal year ended May 31, 1995 and for the nine months ended February 29, 1996 (before reclassification to reflect Brunton as discontinued operations with respect to the Company), Brunton's sales provided approximately 49% and 26%, respectively, of net revenues of USE. On the other hand, the February 1996 receipt of approximately $2,900,000 in net cash from the sale (and future payments on Silva's $1,000,000 promissory note and any profits payments) will enhance the Company's financial condition and medium term liquidity as well as providing additional resources to put the Company's Utah uranium mill into operation and develop the Company's uranium and gold properties.

The sale was prompted in part by Registrant's desire to focus on its core business of acquiring and developing mineral properties and mining and marketing minerals, particularly uranium and gold. Registrant plans to consolidate all of its uranium assets into a single subsidiary and finance the startup of its mines and mill operations with debt or equity funding. Of course, there can be no assurance uranium prices will remain at their current level, that Registrant will succeed in its efforts to obtain long-term uranium supply contracts required to operate its uranium properties profitably, or that the required financing will be available to put such properties into operation.

USE was incorporated in Wyoming in 1966. All operations are in the United States. Principal executive offices are located at 877 North 8th West, Riverton, WY 82501, telephone (307) 856-9271.

The Company and Crested originally were independent companies, with two common affiliates (John L. Larsen and Max T. Evans). In 1980, USE and Crested formed a joint venture to do business together (unless one or the other elected not to pursue an individual project). As a result of USE funding certain of Crested's obligations from time to time (due to Crested's lack of cash on hand), and later payment of the debts by Crested issuing common stock to USE, Crested became a majority owned subsidiary of USE in fiscal 1993.

Except for approximately 1,400 ounces of gold recovered in fiscal 1992 in a bulk sampling program at the Sutter gold property in California, the Company has not received revenues from the mining of either uranium or gold during its five fiscal years ended May 31, 1995 or the nine months ended February 29, 1996. Mineral revenues have been received from sales of mineral properties, advance royalties in respect of the Company's interests in an undeveloped molybdenum property that was sold to AMAX Inc. in 1980, and from sales of uranium under certain of the utility supply contracts held by Sheep Mountain Partners ("SMP"), as a result of USE and Crested delivering their one-half share or all of the uranium and receiving sales proceeds therefrom. The majority of profits on these deliveries have been retained by SMP in an interest bearing account which is to be distributed by a panel of arbitrators. See "Business and Properties - Legal Proceedings - Sheep Mountain Partners Arbitration/Litigation." Commencement of uranium mining from the Jackpot (Round Park) deposit in Wyoming may result in utility supply contracts for Green Mountain Mining Venture ("GMMV"), of which USE and Crested are joint venture partners with Kennecott Uranium Company ("Kennecott"), and/or commencement of mining operations from the properties held by Plateau Resources Limited ("Plateau"), a wholly-owned subsidiary of USE, in Utah may result in utility supply contracts for Plateau. There can be no assurance, however, that such mining operations will commence, or that new utility supply contracts will result.

The following tables set forth certain selected historical financial data with respect to the Company for the periods indicated. It is derived from and should be read in conjunction with the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

                    SELECTED FINANCIAL DATA
                                                  May 31,
                    -------------------------------------------------------------
                             1994           1993           1992            1991
                             ----           ----           ----            ----
Current assets           $ 3,866,600    $ 1,650,300    $ 3,260,500    $ 7,302,300
Current liabilities        1,291,700      1,592,100        681,900        816,000
Working capital            2,574,900         58,200      2,578,600      6,486,300
Total assets              33,090,300     24,037,200     24,583,000     20,500,100
Long-term
  obligations(1)          16,612,500      2,900,000      4,540,400      3,244,100
Shareholders' equity      12,559,100     15,063,200     14,982,900     15,045,500

                         May 31, 1995(3)   February 29, 1996(3)
                           (unaudited)         (unaudited)
                         ---------------    ------------------
Current assets             $ 3,390,100          $ 2,228,700
Current liabilities          3,368,200            1,091,000
Working capital                 21,900            1,137,700
Total assets                33,384,500           34,950,900
Long-term
obligations(1)(2)           15,769,600           15,416,400
Shareholders' equity        12,168,400           16,007,700

 (1) Includes $3,951,800, $3,951,800, $1,695,600, $1,695,600, and
$725,900 of reclamation liabilities, and additional amounts of other accrued liabilities, on uranium properties at May 31, 1995, 1994, 1993, 1992, and 1991, respectively. See Notes F and K to the Consolidated Financial Statements for Registrant's fiscal year ended May 31, 1995.

(2)   See  Notes 4 and 5 to the unaudited Condensed  Consolidated
Financial  Statements for fiscal quarter and  nine  months  ended
February 29, 1996.

(3) Reflects the reclassification for amounts associated with the operations of Brunton as discontinued because Brunton was sold by Registrant as of January 31, 1996. See Notes 1 and 3 to the unaudited Condensed Consolidated Financial Statements for the fiscal quarter and nine months ended February 29, 1996.


                                      Years Ended May 31,
                          --------------------------------------------------------------------
                              1995             1994             1993            1992           1991
                              ----             ----             ----            ----           ----
Revenues                  $ 9,148,000      $ 8,776,300      $ 9,045,500     $ 6,353,600    $ 9,569,100
Income (loss) before
 equity in income
 (loss) of affiliates,
 provision for
 income taxes and
  extraordinary item       (2,281,500)      (3,587,900)        (103,100)        819,200      6,082,900

Equity in (loss) of
 affiliates                  (442,300)        (390,700)        (444,700)       (324,900)       (96,100)

Net  income (loss)         (2,070,600)      (3,370,800)        (221,900)        613,200      6,164,900

Income (loss) per
 share before
  extraordinary item       $     (.42)     $      (.70)     $      (.05)    $       .09    $       .93
Extraordinary item             --              --                --                 .06            .62
                          -----------      -----------      -----------     -----------    -----------
Income (loss) per
 share before
 cumulative effect
   of accounting change          (.42)            (.70)            (.05)            .15           1.55
Cumulative effect at
 June 1, 1993 of income
 tax accounting change          --                (.06)          --              --             --
                          -----------      -----------      -----------     -----------    -----------
Net income (loss)
  per share               $      (.42)     $      (.76)     $      (.05)    $       .15    $   1.55
                          -----------      -----------      -----------     -----------    -----------
                          -----------      -----------      -----------     -----------    -----------
Cash dividends
 per share                $    -0-         $    -0-         $   -0-         $   -0-        $  -0-
                          -----------      -----------      -----------     -----------    -----------
                          -----------      -----------      -----------     -----------    -----------

                                     Three Months Ended               Nine Months Ended
                                  --------------------------     ----------------------------
                                  February 29    February 28     February 29,    February 28,
                                      1996          1995            1996            1995
                                      ----          ----            ----            ----
                                  (Unaudited)    (Unaudited)     (Unaudited)     (Unaudited)
                                  -----------    -----------     -----------     ------------
Revenues                          $ 1,875,600    $ 1,386,300     $ 8,151,800     $ 3,638,500

Loss before equity in
  loss of affiliates
  and provision for
  income taxes                     (1,290,900)      (218,400)     (1,882,500)     (1,551,200)
Equity in loss
  of affiliates - net                (115,700)      (128,100)       (281,600)       (304,900)
Loss from continuing
  operations                       (1,074,400)      (270,300)     (1,765,400)     (1,437,700)
Income (loss) from
  discontinued operations
  net of income taxes                  (9,200)       (58,100)        308,900         121,900
Gain on disposal of
  discontinued operations
  net of income taxes               2,295,700          --          2,295,700           --
Income (loss) from
    discontinue  operations         2,286,500        (58,100)      2,604,600         121,900
Net income (loss)                   1,212,100       (328,400)        839,200      (1,315,800)
Loss from continuing
  operations per share                   (.17)          (.06)           (.28)           (.29)
Net income (loss) per share       $       .19    $      (.07)    $       .14     $      (.27)
Cash dividends per share              -0-             -0-             -0-             -0-

                     BUSINESS AND PROPERTIES

Uranium

Registrant has interests in several uranium properties in Wyoming and Utah and in uranium processing mills in Sweetwater County, Wyoming ("Sweetwater Mill") and in southeastern Garfield County, Utah ("Shootaring Mill"). All the uranium bearing properties are located in areas which have produced significant amounts of uranium in the 1970s and 1980s.

The property interests are:

Unpatented lode mining claims on Green Mountain (Fremont County, Wyoming), including 105 claims on which the Round Park (Jackpot)uranium deposit is located, and the Sweetwater Mill, (approximately 23 miles south of the proposed Jackpot Mine).
These  assets  are  held  by the Green  Mountain  Mining  Venture
("GMMV"), owned 50 percent by the Company and USECC, and 50 percent by Kennecott Uranium Company ("Kennecott"), a subsidiary of Kennecott Corporation. All claims are accessible by county and United States Bureau of Land Management ("BLM") access roads. Exploration and delineation of the principal uranium resources in the proposed Jackpot Mine into the deposit have been substantially completed. The BLM has prepared a final Environmental Impact Statement ("EIS") for the proposed mine and, following a period of public comment on the preliminary and final EIS, on April 24, 1996 the BLM signed the Record of Decision approving the Jackpot Mine Plan of Operations. The proposed Jackpot Mine has had no previous operators, and would be a new mine when opened. The Big Eagle Mine and related claim groups (which are near the proposed Jackpot Mine and are part of the claims held by GMMV), are accessible by county and private roads. The Big Eagle Mine was first operated by Pathfinder Mines Corporation ("PMC") starting in the late 1970s.

Unpatented lode mining claims, underground and open pit uranium mines and mining equipment in the Crooks Gap area, located on
Sheep Mountain in Fremont County, Wyoming (these claims are adjacent to and west of the Big Eagle mining claims held by
GMMV). These assets are held by the Sheep Mountain Partners partnership ("SMP"), the partners of which are USE and Crested, doing business as USECC, and Nukem, Inc. ("NUKEM"), through its wholly-owned subsidiary Cycle Resource Investment Corporation ("CRIC"). The Sheep Mountain Mines 1 and 2 are accessible by county and private roads and were first operated by Western Nuclear, Inc. in the late 1970s.

The SMP properties contain uranium mineralization in sandstones of Tertiary age, as is typical of most Wyoming uranium deposits. Electric power to all the above Wyoming properties is furnished by either Pacific Power & Light or Hot Springs Rural Electric Association.

The Tony M Mine and the Frank M property are underground uranium deposits in San Juan County, Utah located on Utah state mining leases. These properties are accessible by county roads.

The Tony M mine was originally developed by Plateau at the time Plateau was owned by Consumers Power Company, a Michigan public utility. Significant areas of uranium mineralization have been accessed and delineated by the prior owner's underground workings. When the Tony M Mine was in production, while Plateau was owned by Consumers Power Company, it produced ore containing from three to eight pounds of uranium concentrates per ton. Some of this ore was processed at the Shootaring Mill into U3O8, the saleable product. The Company has a contract with Nuclear Fuels Services calling for transfer of the Tony M mine and the Frank M properties to the Company upon approval by the State of Utah of a new bond securing Plateau's obligations to reclaim these properties. In addition, the nearby Shootaring Mill, low grade uranium ore stockpiled at the Tony M mine and at the mill, and related mill support facilities, are held by Plateau.

Plateau also owns the Velvet Mine and the nearby Wood Mine complex in the Lisbon Valley area in southeastern Utah. The Velvet Mine was fully developed and permitted by its prior owner and is approximately 178 miles by road to the Shootaring Mill. The Wood Mine complex was formerly an operating mine with a remaining undeveloped resource. Access to this would be by extending a drift approximately 2,500 feet from the former Wood Mine. The Wood Mine property is not permitted at this time, but the Company does not expect difficulty in obtaining a new permit because the surface facilities would occupy the site that is already disturbed from previous operations.

Green Mountain Project

GMMV. In fiscal 1990, USE and Crested sold 50 percent of their interests in certain unpatented lode mining claims on Green Mountain (hereafter, "Green Mountain Claims), and certain other rights, to Kennecott for $15,000,000 cash (Registrant's share of the proceeds was $12,600,000, and the balance was Crested's). In fiscal 1991, Registrant and USECC ("USE Parties") and Kennecott formed the GMMV to develop, mine and mill uranium ore from the Green Mountain Claims, and market uranium oxide concentrates
(U3O8) to utilities using nuclear power to generate electricity.

Kennecott agreed to fund the first $50,000,000 of GMMV expenditures, pursuant to Management Committee budgets. Thereafter, GMMV expenses will be shared by the parties generally in accordance with their participating interests (50 percent Kennecott, 50 percent USE Parties). Kennecott will also pay a disproportionate share (up to an additional $45,000,000) of GMMV operating expenses, but only out of cash operating margins from sales of processed uranium at more than $24.00/lb (for $30,000,000 of such operating expenses), and from sales of processed uranium at more than $27.00/lb (for the next $15,000,000 of such operating expenses).

Pursuant to the joint venture agreement, each party's participation interest in the GMMV is subject to reduction for voluntary or involuntary failure to pay its share of expenses as required in approved budgets (including Kennecott's commitment to fund the initial $50,000,000 of GMMV expenditures), so that in effect the interest held by each party collateralizes its performance. However, a defaulting party would remain liable for third party liabilities incurred during GMMV operations, proportionate to its interest before reduction.

GMMV cash flows will be shared between Kennecott and the USE Parties according to their participation interests. However, 105 of the Green Mountain Claims cover the Round Park (Jackpot) uranium deposit, currently believed to be the most significant mineralized resource on Green Mountain. These 105 claims were formerly owned solely by USE. Pursuant to an agreement between USE and Crested, cash flow from production of uranium out of these 105 Green Mountain Claims will be distributed only to USE and Kennecott, and GMMV expenditures from such properties will be shared 50 percent by USE and 50 percent by Kennecott.

The USE Parties' share of GMMV cash flow resulting from the balance of the properties (outside the 105 claims) previously owned by USE and Crested together, will be shared equally by USE and Crested; GMMV expenditures from such properties will be shared 25 percent each by USE and Crested, and 50 percent by Kennecott. Such latter properties are expected to be developed after the Round Park (Jackpot) deposit is developed and placed into production and may be accessed through the proposed tunnels at the Jackpot Mine.

The GMMV Management Committee has three Kennecott representatives and two USECC representatives, acts by majority vote, and appoints and supervises the project manager. The USE Parties acted as project manager during fiscal 1991 and 1992. In fiscal 1993, Kennecott succeeded as project manager and has continued as project manager since then. USECC has continued work on a contract basis at Kennecott's request.

Pre-development activities on the GMMV properties have included environmental and mining equipment studies, mine permitting and planning work, property maintenance, setting up a uranium marketing program, acquisition and monitoring of the Sweetwater Mill and application to the U. S. Nuclear Regulatory Commission ("NRC") to convert the Sweetwater Mill license from standby to an operating license. For fiscal 1996, GMMV plans to complete a sediment dam, sediment basin and drainage diversion ditch, build a fuel storage facility and other support facilities and make improvements to existing facilities.

Properties and Mine Plan. GMMV owns a total of 443 Green Mountain Claims, including the 105 claims on which the Round Park (Jackpot) uranium deposit is located. Surface rights are owned by the United States Government under management by the BLM. In addition, other uranium mineralization has been delineated in the Phase 2 and Whiskey Peak deposits on these properties, which formerly belonged to USE and Crested. These deposits are undeveloped.

Drilling and exploration work has been conducted on the Round Park (Jackpot) deposit, and USECC has constructed two portals for the Jackpot Mine declines. Roads and utilities have been put in place, which are believed to be satisfactory to support future mine development.

GMMV also owns the Big Eagle Properties on Green Mountain, which contain substantial uranium mineralization, and are adjacent to the other GMMV mining claims. The Big Eagle Properties contain one underground and two open-pit mines, as well as related roads, utilities, buildings, structures, equipment and a stockpile of ore. The assets include 38,000 and 8,000 square foot buildings formerly used by PMC in mining operations. Also included are three ore-hauling vehicles, each having a 100-ton capacity. Permits transferred to GMMV for the properties include: a permit to mine, an air quality permit, and water discharge and water quality permits. GMMV owns the mineral rights to the underlying unpatented lode mining claims.

The Round Park (Jackpot) mining claims contain a deposit of uranium which has been estimated by USECC to contain 52 million pounds of U3O8 averaging .23% uranium oxide using a grade-thickness cut-off of .6 (i.e., deposit areas were excluded unless deposit bed thickness at intercept, times intercept grade of uranium mineralization, exceeded .6). GMMV expects to mine this deposit from the Jackpot Mine, which will be driven underground from the south side of Green Mountain. The first of several mineralization horizons is about 2,300 feet down from the top of Green Mountain.

The  mine  plan provides for two declines to be driven  from  the side  of  Green  Mountain, extending about 10,400 feet  into  the deposit; one decline will be used for ventilation and transportation of personnel, and the other will convey ore, rock and waste out of the mine.

Registrant expects mine development costs will not exceed $25,000,000 to begin production from the Round Park (Jackpot) deposit. However, cost estimates may change as exploration and initial development progress. Pursuant to the GMMV agreement, Kennecott has agreed to fund the initial $50,000,000 in development costs including reclamation costs. To date such expenditures total approximately $16,000,000. Additional costs would be funded by operations and/or by cash assessments on the venturers.

Sweetwater Mill. In fiscal 1993, GMMV acquired the Sweetwater uranium processing mill and associated properties located in Sweetwater County, Wyoming, 23 miles south of the proposed Jackpot Mine, from Union Oil Company of California ("UNOCAL"), primarily in consideration of Kennecott and GMMV assuming environmental liabilities, and decommissioning and reclamation obligations.

Kennecott is manager of the Sweetwater Mill and, as such, will be compensated by GMMV out of production. Payments for pre-operating management will be based on a sliding scale percentage of mill cash operating costs prior to mill operation; payments for operating management will be based on 13 percent of mill cash operating costs when processing ore. Cash operating costs are defined as all costs for labor (supervisory, operating, maintenance and laboratory), reagents, utilities, materials and supplies (fuels, grinding balls and other mill equipment, etc.), road and access maintenance, environmental and regulatory costs (including permitting and remediation costs), concentrate shipping costs, vehicle and equipment operating costs, insurance, and employee health and benefit costs.

Mill holding costs are paid by GMMV and funded by Kennecott as part of its $50 million funding commitment.

Kennecott,  as  mill  operator,  has  initiated  discussions  and appropriate filings with the NRC regarding amendments to the Source Material License to resume ore processing at the
Sweetwater Mill. Separately, Kennecott has applied to the NRC for permission to use a mill tailings cell to hold low level tailings waste from an ion exchange plant owned by USE and Crested in the Crooks Gap area.

The United States Environmental Protection Agency ("EPA") has advised Kennecott, as operator of the GMMV, that if Kennecott would level the tailings within the existing tailings impoundment and install a new liner with leak detection capability the EPA would allow the use of the existing 60 acre tailings cell for milling operations. The Company anticipates that this would result in substantial cost savings to GMMV and reduce the time required for the Sweetwater Mill to resume operations.

The Sweetwater Mill includes buildings, milling and related equipment, real estate improvements, mining and mill site claims and other real property interests, personal property and intangible property (including government permits relating to operation of those properties). The major assets are the mill buildings and equipment located on approximately 92 acres.

The mill was designed as a 3,000 ton per day ("tpd") facility. UNOCAL's subsidiary Minerals Exploration Company reportedly processed in excess of 4,200 tpd for sustained periods. The mill is one of the newest uranium milling facilities in the United States, and has been maintained in good condition. UNOCAL has reported that the mill buildings and equipment have historical costs of $10,500,000 and $26,900,000, respectively.

As consideration for the Sweetwater Mill, GMMV agreed to indemnify UNOCAL against certain reclamation and environmental liabilities, which indemnification obligations are guaranteed by Kennecott Corporation (parent of Kennecott Uranium Company). GMMV has agreed to be responsible for compliance with mill decommissioning and land reclamation laws, for which the environmental and reclamation bonding requirements will be approximately $24,100,000 once the Jackpot Mine Permit is granted by the WDEQ. None of the GMMV future reclamation and closure costs are reflected in Registrant's Consolidated Financial Statements (see Note K to USE Consolidated Financial Statements).

UNOCAL has agreed that if GMMV incurs expenditures for environmental liabilities prior to the earlier of commercial production by GMMV or February 1, 2001, (which liabilities are not due solely to the operations of GMMV), then UNOCAL will reimburse GMMV the first $8,000,000 of such expenditures. Any such reimbursement may be recovered by UNOCAL from 20% of future cash flows from sale of uranium concentrates processed through the mill. In any event, until such time as environmental and reclamation undertakings are liquidated against the bonds, such costs are not deemed expenditures under Kennecott's $50,000,000 development commitment (but bond costs may be charged against such commitment).

The reclamation and environmental liabilities assumed by GMMV consist of two categories: (1) cleanup of the inactive open pit mine site near the mill (the source of ore feedstock for the mill when operating under UNOCAL), including water (heavy metals and other contaminants) and tailings (heavy metals dust and other contaminants requiring abatement and erosion control) associated with the pit; and (2) decontamination and cleanup and disposal of the mill building, equipment and tailings cells after mill decommissioning. Current liabilities for such efforts have been established at approximately $16,322,900 by the Wyoming Department of Environmental Quality ("WDEQ") for mine pit site matters (exercising EPA-delegated jurisdiction to administer the Clean Water Act and the Clean Air Act, and directly administering Wyoming statutes on mined land reclamation), and by the NRC for tailings cells and mill decontamination and cleanup. The EPA has continuing jurisdiction under the Resource Conservation and Recovery Act, pertaining to any hazardous materials which may be on site when cleanup work is started.

Although the GMMV is liable for all reclamation and environmental compliance costs associated with mill and site maintenance, as well as mill decontamination and cleanup and site reclamation and cleanup after the mill is decommissioned, USE believes it is unlikely USE would have to pay for such costs directly. First, based on current estimates of cleanup and reclamation costs (reviewed annually by the oversight agencies), such costs appear to be within the $50,000,000 development commitment of Kennecott for GMMV. These costs are not expected to increase materially if the mill is not put into operation. Second, to the extent GMMV is required to spend money on reclamation and environmental liabilities related to mill and site operations during ownership by Minerals Exploration Company, UNOCAL has agreed to fund up to $8,000,000 of such costs (provided such costs are incurred before February 1, 2001 and before mill production resumes), which would be recoverable only out of future mill production (see above). Third, payment of reclamation and environmental liabilities related to the mill is guaranteed by Kennecott Corporation, parent of Kennecott Uranium Company. Last, the GMMV will set aside a portion of operating revenues to fund reclamation and environmental liabilities when mining and milling operations are finally shut down.

Kennecott Corporation will be entitled to contribution from the USE Parties in proportion to their participation interests in GMMV, if Kennecott Corporation is required to pay mill cleanup costs directly pursuant to its guarantee. Such contributions would be required only if the liabilities cannot be satisfied by Kennecott within the initial $50,000,000 development commitment, and then only to the extent there are insufficient funds from the accumulated reclamation reserve. In addition, if and to the extent such liabilities resulted from UNOCAL's mill operations, and payment of the liabilities was required before February 1, 2001 and before mill production resumes, then up to $8,000,000 of that amount would be paid by UNOCAL, before Kennecott Corporation would be required to pay on its guarantee. However, notwithstanding the preceding, the extent of any ultimate USE liability for contribution to mill cleanup costs cannot be predicted.

Permitting. In March 1993, GMMV applied to the WDEQ for a Permit to Mine the Round Park deposit through the Jackpot Mine, for up to 22 years. Following preparation of a final EIS by the BLM, including a series of public meetings and a period for receipt of written comments on both the preliminary and final EIS, on April 24, 1996 the BLM signed the Record of Decision ("ROD") approving the Jackpot Mine Plan of Operations. With the entry of the ROD, the WDEQ is expected to issue the operating permit for the Jackpot Mine in June 1996. Until this Permit is granted, no further construction of mine facilities is allowed; no further underground mine development can occur, and the Round Park (Jackpot) Deposit cannot be mined.

The Jackpot Mine Plan of Operations and a combination of the alternatives analyzed in the EIS will allow for the disposal of mine waste rock in the Big Eagle Mine pits and the upgrading of existing roads and the construction of new haul road segments for transport of ore to the Sweetwater Mill. These roads will be subject to modification in alignment necessary to minimize or avoid adverse impacts to riparian and cultural resources.

Prior to initiation of mining operations, GMMV proposes further underground exploration in the area; if this exploration fails to identify uranium resources with future development potential, the project will not proceed. If uranium resources with development potential are discovered, GMMV proposes to begin mining in the mid-to late-1990s.

The mine plan estimates that the Jackpot Mine will produce about 3,000 tons of uranium ore per day and will have an expected mine life of 13 to 22 years. It will utilize the existing Big Eagle Mine facilities located about two miles west of the Jackpot Mine site. As many as 250 workers will be required during mining operations. The maximum area of new disturbance required for the project will be 289 acres. This disturbance will include 118 acres for mine site development and 171 acres for transportation corridor construction and/or improvement. When uranium reserves have been depleted, the mine portals will be plugged and the ground surface recontoured and reclaimed to blend with the natural landscape. Also, surface structures will be removed, roads closed per landowner or BLM request, and disturbed areas reclaimed.

The Environmental Protection Agency has promulgated final rules for radon emissions. These regulations affect the mining and milling of uranium and may require substantial expenditures for compliance. GMMV may need to install venting at mine sites, and must monitor radon emissions at the mines, as well as wind speed, direction and other conditions. USE believes all of the uranium operations in which it owns an interest, are in compliance with these rules.

During the fiscal year ending May 31, 1995, expenditures by GMMV to comply with provisions of the mine permits and licenses, or otherwise to protect the environment, were approximately $200,000, of which approximately 50 percent were for capital expenditures. There ultimately will be an effect on USE earnings from environmental compliance expenditures by GMMV, since GMMV operations will be accounted for by the equity method. GMMV's expenses for compliance with environmental laws (as well as other matters) are not expected to materially affect USE cash flow during the next two years, as Kennecott will fund the first $50,000,000 of costs of GMMV, of which only about $15,799,100 had been expended as of GMMV's year end at December 31, 1995.

Concerning Kennecott. Kennecott Corporation is a wholly-owned United States subsidiary of The RTZ Corporation PLC ("RTZ"),. a United Kingdom public company. RTZ is one of the world's leading international natural resource companies and one of the largest companies in the United Kingdom with a market capitalization exceeding $9 billion. Kennecott Corporation owns and operates several mines through wholly-owned subsidiaries, including the Bingham Canyon, Utah open pit copper mine which was started in 1906.

Registrant is not aware of any guarantee by Kennecott Corporation or RTZ of the performance by Kennecott Uranium Company of Kennecott Uranium Company's development commitment under the GMMV joint venture agreement. Further, USE has no knowledge whether earnings of Kennecott Uranium Company are retained by it, or remitted to its parent Kennecott Corporation. Accordingly, performance by Kennecott Uranium Company of its development commitment under the GMMV joint venture agreement is not assured.

Shootaring Canyon Mill

Acquisition of Plateau Resources. In August 1993, Registrant purchased from Consumers Power Company ("CPC"), all of the outstanding stock of Plateau, which owns the Shootaring Canyon uranium processing mill and support facilities in southeastern Utah ("Shootaring Mill"). The Shootaring Mill holds a source materials license from the NRC.

Registrant paid nominal cash consideration for the Plateau stock, but as additional consideration, Registrant has agreed:

(a) to perform or cause Plateau to perform all studies, remedial or other response actions or other activities necessary from time to time for Plateau to comply with environmental monitoring and other provisions of (i) federal and state environmental laws relating to hazardous or toxic substances, and (ii) the Uranium Mill Tailings Radiation Control Act, the Atomic Energy Act of 1954, and administrative orders and licenses relating to nuclear or radioactive substances or materials on the property of, or produced or released by, Plateau; and

(b) to indemnify CPC from all liabilities and costs related to the presence of hazardous substances or radioactive materials on Plateau property, and to any future violation of laws and administrative orders and licenses relating to the environment or to nuclear or radioactive substances.

At closing, Plateau transferred $2,500,000 cash to fund the "NRC Surety Trust Agreement" with a commercial bank as trustee. The trustee is to pay future costs of Shootaring Mill decommissioning, site reclamation, and long term site surveillance, as directed by the NRC. The amount transferred to the trust is the minimum amount now required by the NRC as financial assurance for clean up after permanent shut down of the Shootaring Mill.

Also at closing, Plateau transferred $4,800,000 cash to fund the "Agency Agreement" with a commercial bank. These funds will be available to indemnify CPC against possible claims related to environmental or nuclear matters, as disclosed above, and against third-party claims related to an agreement between Plateau and the third-party. See Note K to the USE audited Consolidated Financial Statements.

There are no present claims against funds held under either the Trust Agreement or Agency Agreement. Funds (including accrued interest) not disbursed under the Trust and Agency Agreements will be paid over to Plateau upon termination of such Agreements with NRC concurrence.

The consideration paid by USE was determined by negotiation with CPC, taking into account estimated annual Shootaring Mill holding costs, and estimated future Mill decommissioning and site reclamation costs as required by the NRC and the Utah Department of Natural Resources, Division of Oil, Gas and Mining ("DOGM").

The Plateau acquisition was negotiated and closed solely for the account of the Company, in light of potential NRC objections to selling Plateau to the USECC joint venture. Subsequent to closing, in September 1993, the Company and Crested agreed that after Plateau's unencumbered cash has been depleted, USE and Crested each will assume one-half of Plateau's obligations, and share equally in Plateau operating cash flows, pursuant to the USECC Joint Venture.

Shootaring Mill and Facilities. The Shootaring Mill is located in south-eastern Utah, approximately 13 miles north of Lake Powell, and 50 miles south of Hanksville, Utah via State Highway 276, then four miles west on good gravel roads. The entire facility occupies 18.9 acres of a 264.52 acre plant site. The mill was designed to process 750 tpd, but only operated on a trial basis for two months in mid-summer 1982. In 1984, Plateau suspended operations and put the mill on standby because of the depressed uranium concentrate market.

Included with mill assets are tailings cells, laboratory facilities, equipment shop and inventory. The NRC issued a license to Plateau authorizing production of uranium concentrates, however, since the mill was shut down, only maintenance and required safety and environmental inspection activities have been performed. The current source materials license with the NRC is for a standby operation only and expired on December 31, 1993. Prior to expiration, USE applied for, and expects either license renewal or extension of its expiration date in due course. The Company has also applied to the NRC to convert the source materials license from standby to operational.

Plateau owns approximately 90,000 tons of uranium mineralized material ore stockpiled at the mill site and approximately
172,000  tons of mineralized material stockpiled at  the  Tony  M
Mine.

USE intends to cause Plateau to continue maintenance activities pending evaluation of resuming Shootaring Mill operations to process uranium ores to concentrates. NRC and DOGM approval will be required prior to commencing such operations.

Ticaboo Townsite

Plateau also owns all of the outstanding stock of Canyon Homesteads, Inc. ("Canyon"), a Utah corporation, which developed the Ticaboo, Utah townsite 3.5 miles south of the Shootaring mill. The Ticaboo site includes a 66 room motel, convenience store, laundromat facility, 98 single family home sites, 151 mobile home sites, and 26 recreational vehicle sites (all with utility access). The townsite is located on a State of Utah lease near Lake Powell, and is being operated as a commercial enterprise. USE and Crested plan to further develop the townsite, and have been seeking financial partners. Interim funding for limited improvements on the commercial operations was provided by a private corporation affiliated with a John L. Larsen, Chairman of the Board, President and Chief Executive Officer of USE. See "Certain Relationships and Related Transactions - Transactions with Arrowstar Investments, Inc.".

Sheep Mountain Partners ("SMP")

Partnership. SMP is a Colorado general partnership formed on December 21, 1988 between USECC, and Nukem, Inc. through its wholly-owned subsidiary Cycle Resource Investment Corporation ("CRIC"). Nukem, of Stamford, Connecticut is a uranium brokerage and trading concern. During fiscal 1991, certain disputes arose among the partners of SMP. These disputes resulted in litigation and subsequent arbitration from which an Order and Award was issued on April 18, 1996. See "Legal Proceedings - Sheep Mountain Partners Arbitration/Litigation".

In February 1988, USE and Crested acquired uranium mines, mining equipment and mineralized properties (Sheep Mountain Mines) at Crooks Gap in south-central Fremont County, Wyoming, from Western Nuclear, Inc. (a subsidiary of Phelps-Dodge Corporation). USE and Crested, doing business as USECC, mined and sold uranium ore from one of the underground mines in fiscal 1988 and 1989. Production ceased in fiscal 1989, because uranium could be purchased from the spot market at prices below SMP mining and milling costs. These Crooks Gap properties are adjacent to the Green Mountain Project.

The Company and Crested sold 50 percent of their interests in the Crooks Gap properties to Nukem's subsidiary CRIC for cash; the parties thereafter contributed the properties to SMP, in which USE and Crested received an undivided 50 percent interest. Each group provided one-half of $350,000 (later reduced to $315,000) to purchase equipment from Western Nuclear, Inc.; the Company and Crested also contributed their interests in three uranium supply contracts to SMP and agreed to be responsible for property reclamation obligations. The SMP Partnership agreement provided that each partner generally had a 50 percent interest in SMP net profits, and an obligation to contribute 50 percent of funds needed for partnership programs or discharge of liabilities. Capital needs were to have been met by loans, credit lines and contributions.

SMP was directed by a management committee, with three members appointed by USECC, and three members appointed by Nukem/CRIC.
The committee has not met since 1991 because of the SMP arbitration/litigation.

Properties. SMP owns 77 unpatented lode mining claims on the Crooks Gap properties, including two open-pit and five underground uranium mines and an inventory of uranium ore.
Production from the properties is subject to sliding-scale royalties payable to Western Nuclear, Inc.; the rates are from one to four percent on recovered uranium concentrates.

Various structures and equipment are located on the properties: three operating and three non-operating mine headframes with hoists; maintenance shops; offices; and other buildings, equipment and supplies. An ion-exchange plant is located near the SMP properties, but is held by USECC and not SMP.

SMP also has interests in 59 unpatented mining claims, one State mineral lease and one State surface use lease, which have been conveyed to Pathfinder Mines Corporation ("PMC"). These properties contain a previously-mined open-pit uranium mine (the Congo pit) and three underground mines. PMC has the right to mine a portion of these properties (the Congo area), by open-pit or in-situ techniques to certain depths, without royalty or other obligations to SMP. PMC has the responsibility for reclamation work needed thereon as a result of its activities. If PMC mines any portion of the properties outside the Congo area, a 3% royalty is owed to SMP. Conversely, SMP has the right to mine portions of the claims and leases outside the Congo area (and specified surrounding zones) by underground mining techniques, subject to a 3% royalty to PMC. PMC conducted an exploration program on a portion of these properties, and has advised the Company that it does not intend any further development. The 59 claims and two leases may be reacquired from PMC by SMP. PMC has decommissioned and dismantled its two uranium mills in the vicinity.

An ion exchange plant on the former PMC properties (and now held by USECC) was used to remove natural soluble uranium from mine water. The Company, on behalf of USECC, has submitted a plan to the NRC to decommission this facility. However, management is reviewing the economics of relicensing this facility as part of a potential in-situ leach uranium mining operation.

Property Maintenance. As operating manager for SMP, USECC is responsible for exploration, mining, and care and maintenance of SMP mineral properties. USECC was to have been reimbursed by SMP for certain expenditures on the properties. During the pendency of the SMP arbitration/litigation Nukem/CRIC refused to allow SMP to pay USECC for care and maintenance and other work performed since the spring of 1991. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources at May 31, 1995 - Capital Requirements - SMP". As part of the Order and Award made on April 18, 1996, the Arbitration Panel awarded USECC $2,065,989 for Nukem/CRIC's 50% share of care and maintenance expenses for the SMP properties plus interest of $446,834 to March 31, 1996 and per diem cost of $616 thereafter. Currently, USECC has a limited care and maintenance staff on site to maintain the mines and pump mine water to prevent flooding of the mines.

SMP Marketing. Nukem, Inc. was engaged by SMP to provide SMP with financial expertise and marketing services. SMP entered into a marketing agreement with CRIC, which was assigned to and assumed by Nukem, to provide marketing and trading services for SMP, which included acquiring uranium for SMP by purchasing or borrowing. Nukem was to be reimbursed at its direct costs for acquiring such uranium for SMP. USECC, SMP and Nukem had seven long-term contracts (five remaining) for sales of uranium to eight domestic utilities. Under the marketing agreement SMP was to have paid Nukem annual nonaccountable fees of $300,000 for marketing to Nukem, but SMP ceased making such payments in the spring of 1991, when Nukem/CRIC refused to authorize payment of care and maintenance costs. As part of its April 18, 1996 Order and Award the Arbitration Panel awarded Nukem $612,500 for
USECC's 50% share of such marketing fees plus $216,460 for interest on unpaid fees and per diem costs of $170 from March 31, 1996.

SMP's uranium supply contracts are either base-price escalated or market-related (referring to how price is determined for uranium to be delivered). Base-price escalated contracts set a floor price which is escalated over the term of the contract to reflect changes in the GNP price deflator. The current base-price escalated contract of SMP requires delivery of 130,000 pounds of uranium concentrates through 1997. Prices of uranium for deliveries under the base-price escalated contract currently exceed prices at which uranium can be purchased in the spot market.

Under the market-related contracts, the purchaser's cost depends on quoted market prices and the price at which a willing seller will sell its U3O8 during specified periods before delivery. Some of these contracts place a ceiling on the purchase price, substituting a base-price escalated amount, if the market price exceeds a certain level. Under the terms of the various market-price related contracts, SMP is required to deliver from 903,200 to 1,213,800 pounds of uranium annually from 1996 to 2000, which amounts may be increased or decreased by specified percentages.

Through fiscal 1995, USE and its affiliates have satisfied most of these contracts with uranium concentrates previously produced by SMP, borrowed from others, or purchased on the open market. The future role of Nukem in making deliveries under these contracts on behalf of SMP cannot be assured notwithstanding the April 18, 1996 Order and Award. See "Legal Proceedings - Sheep Mountain Partners Arbitration/Litigation."

Permits. Permits to operate existing mines on SMP properties have been issued by the State of Wyoming. Amendments are needed to open new mines within the permit area. As a condition to issuance of the permits, an NPDES permit under the Clean Water Act has been obtained. Monitoring and treatment of water removed from the mines and discharged in nearby Crooks Creek is generally required. During the past year, SMP did not discharge wastewater into Crooks Creek, and the mine water is presently being discharged into the McIntosh Pit.

Uranium Market Information. In recent years there have been several major producers of uranium in the United States (Pathfinder Mines Corporation, Chevron Resources, Uranium Resources Inc., Freeport-McMoRan Resource Partners, L.P., Energy Fuels Nuclear, Inc., Ferrett Exploration, General Atomics and others). Many of these operations are now in standby mode due to recent low prices for U3O8. There are currently several major producers in Canada (Cameco, Cogema Canada, Ltd. and Rio Algom); Australia (Energy Resources of Australia and Pancontinental Mining, Ltd.); Africa (Cogema and RTZ's Rossing unit), and Europe. Several members of the Commonwealth of Independent States ("CIS"), also export uranium to the western markets although the amount of such exports to the United States and European markets is currently limited.

Uranium is primarily used in nuclear reactors that heat water to drive turbines that generate electricity. There are presently some 542 commercial nuclear power plants worldwide either operating, under construction or planned. Of them, 45 are under construction and 53 are planned. Current worldwide consumption is about 150 million pounds of U3O8 per year, but worldwide production is only about 82 million pounds per year. Published reports indicate that approximately 31 percent of the worldwide nuclear-powered electrical generating capacity is in the U.S., 49 percent is in western Europe, and 14 percent is in the Far East. Although the reactors in western Europe have a greater aggregate generating capacity and fuel usage, the supply of uranium for those reactors has been obtained for relatively long periods, and the market requiring the greatest supply of uranium for the next few years is believed to be the United States. The Asia Pacific region is also developing into a significant uranium consumer, due to announced plans for rapid expansion of nuclear power programs in Japan, Korea, Taiwan and the Russian Federation. This region accounts for most of the 98 power plants which are ordered or under construction.

Pursuant to Suspension Agreements signed in October 1993 between the United States Department of Commerce ("DOC") and certain of the Republics of the CIS, to rectify prior damage to domestic
United States uranium producers from dumping sales of U3O8 by certain CIS republics, all spot sales of U3O8 delivered into the U.S. now reflect quota restrictions on U3O8 imports from the CIS. However, there are provisions which allow certain long-term uranium sales contracts entered into with domestic utilities prior to March 5, 1992, to be grandfathered.

NUEXCO Exchange Value. The market related contracts of SMP are based on an average of the Nuexco Exchange Value ("NEV") for 2, 3 or more months before uranium delivery. The high and low NEV reported on U3O8 sales during USE's past six fiscal years are shown below. NUEXCO Exchange Values are reported monthly and represent NUEXCO's judgment of the price at which spot and near term transactions for significant quantities could be concluded. NEVs for fiscal 1993 are higher for U.S. transactions, due to the impact of CIS import restrictions since late 1992. These prices ("US NEV") were reported by NUEXCO for spot sales in the restricted U.S. market.

                             NUEXCO EXCHANGE VALUE
       Years Ended             US $/pound of U3O8
         May 31,               High            Low
          1991                11.70           8.35
          1992                 9.05           7.75
          1993                10.05           7.75
          1994                10.20           9.25
          1995                11.00           9.50
          1996                16.50          11.85

US NEV was $16.50 as of May 31, 1996.

NUEXCO's restricted market values ("U.S. NEV") apply to all products and services delivered in the U.S. as well as non-CIS origin products and services delivered outside the U.S.

In the U.S., uranium is generally supplied to electric utilities under medium to long-term supply agreements, which require deliveries more than one year after entry into the contract.
These agreements are designed to provide both the producer-supplier and the customer with comfort as to the amount of uranium desired and the availability of supply at a predictable price. Utilities generally seek supply contracts at least two to three years before their needs occur. It is expected that a large portion of U.S. demand will be secured by electric utilities entering into contracts in the next one to three years. There also is an active spot market, through which approximately 5 to 10 percent of uranium concentrate needs are satisfied.

While total demand in 1995 exceeded domestic production, there remains a near-term supply of U3O8 equivalent from domestic producers' inventory, and from unrestricted (i.e., not under quotas) foreign producers current production and inventory. The Company expects these and other factors (e.g., weapons grade uranium conversions) will moderate price increases, which otherwise might be expected from the shortfall of United States production meeting demand, in spite of increasing interest from U.S. utilities in renewing long-term contracts at higher than spot market prices. To date in fiscal 1996, spot market prices have increased approximately 40% from May 31, 1995.

Gold

Lincoln Project (California)

Sutter Gold Mining Company. In fiscal 1991, USE acquired an interest in the Lincoln Project (including the underground Lincoln Mine) in the Mother Lode Mining District of Amador County, California in a mining joint venture known as the Sutter Gold Venture ("SGV"). The entire interest of SGV is now owned by USECC Gold L.L.C., a Wyoming limited liability company ("USECC
Gold). Until the end of fiscal 1994, Seine River Resources Inc., a Vancouver Stock Exchange listed company ("SRRI"), which is not affiliated with USE or its subsidiaries was a joint venture party in SGV. USECC Gold is a subsidiary of Sutter Gold Mining Company, a Wyoming corporation ("SGMC").

SGMC expects to commence additional exploration and mine development as soon as it is able to raise sufficient funding. Although SGMC is in discussions regarding funding proposals, there can be no assurance that such proposals will result in actual funding. See "Permits and Future Plans."

USECC Gold and SRRI had intended to operate SGV as equal 50 percent venturers. However, because of SRRI defaults on its obligations, USE and Crested acquired (through USECC Gold) by the end of fiscal 1993 a 90 percent aggregate equity interest in the Lincoln Project (and the interests in USECC Gold were owned 88.89 percent by USE, and 11.11 percent by Crested). By the end of fiscal 1994, SRRI owed USE and Crested $1,970,507 for SGV property holding costs, permitting costs and mine maintenance expense incurred and paid for by USE and Crested since March 1992, including interest and management fees charged by USE and Crested. As of May 23, 1994 SRRI agreed to assign its remaining 10 percent interest in SGV to USE as payment for the $1,970,507 owed USE and Crested. However, only the $1,389,272 of costs and expenses paid for by USE and Crested was recorded; $581,235 for interest and management fees was written off as uncollectible. SRRI also issued 400,000 common shares of stock and delivered them to USE as final payment of any deficiencies for pre-fiscal 1994 indebtedness (owed by SRRI to SGV) which had been secured with SRRI's interest in SGV and which USE and Crested acquired in lieu of foreclosure (see Note F to the USE Consolidated Financial Statements). SRRI's 10% interest was delivered to USE and Crested in fiscal 1994.

Subsequent to the end of fiscal 1994, the Sutter Gold Venture was terminated, USE and Crested formed SGMC, and agreed to exchange their interests in USECC Gold for common stock of SGMC and founders stock was issued to various individuals. As of May 31, 199 a private placement of 896,364 shares was made to a small group of investors. SGMC is owned 74 percent by USE, 9 percent by Crested and 17 percent by private investors; USECC Gold is a subsidiary of SGMC.

During fiscal years 1992 through 1995, SGV conducted environmental studies, drafted initial mine and mill designs, mined bulk samples from the Lincoln Mine for assay and mill design purposes, installed an underground water treatment plant to treat mine water seepage, and performed other work to support application for operating permits. See "Properties", below.

Properties. SGMC (through its subsidiary USECC Gold) holds approximately 14 acres of surface and mineral rights (owned), 436 acres of surface rights (leased), 158 acres of mineral rights (leased), and 380 acres of mineral rights (owned), all on patented mining claims near Sutter Creek, Amador County, California. The properties are located in the western Sierra Nevada Mountains at from 1,000 to 1,500 feet elevation; year round climate is temperate. Access is by California State Highway 16 from Sacramento to California State Highway 49, then by paved county road approximately .4 miles outside Sutter Creek.

Total land holding costs are estimated at $418,200 for the two fiscal years ending May 31, 1997, including $77,400 for payments on two parcels (14 acres) purchased in 1994; payment of advance royalties and lease rental payments due in 1995 and 1996 on other surface and mineral properties, totalling $340,840; and property taxes of $60,000 ($30,000 annually); and other miscellaneous lease payments. Property taxes will increase to about $100,000 annually when the mill is built and the mine is in production.

The  leases  are  for  varying terms  (the  earliest  expires  in
February 1998), and require rental fees, advance production royalties, real property taxes and insurance. Leases expiring before 2010 will generally be extended, so long as minerals are continuously produced from the property that is subject to the
lease  or  minimum  payments are made.   Other  leases  may  be
extended for various periods on terms similar to those contained in the original leases. Production royalties are from four to six percent. The various leases have different methods of calculating royalty payments (net smelter return, gross proceeds, and net profits interest).

Amador United Gold Mines ("Amador United") was a prior owner of certain leases which it conveyed to the Lincoln Project when the project was owned by Meridian Minerals Company ("Meridian"). In return for its conveyance of such leases Amador United received a right of first refusal to buy the Lincoln Project and a 20 percent net profits interest in production from any of the Lincoln Project properties. Although all of the properties which Amador United conveyed to the Lincoln Project were relinquished by Meridian as uneconomic or of marginal utility to the Project, Amador United remains entitled to its net profits interest. "Net profits" will be determined by deducting from gross revenues from sale of minerals produced by the Lincoln Project, an amount equal to 105 percent of all costs and expenses in excess of $6,000,000 which are directly or indirectly attributable and necessary or incidental to the acquisition, exploration, development, mining and marketing of minerals produced from all of the properties comprising the Lincoln Project. Costs and expenses are defined to include (but not be limited to): ad valorem real property and personal property taxes; reasonably anticipated reclamation costs; salaries and wages of employees assigned to property acquisition, exploration, development, mining and marketing activities; travel expenses and transportation of employees, material, equipment and supplies; all payments to contractors; assay, metallurgical testing and other analyses to determine the quality and quantity of minerals on all of the properties; costs to obtain environmental permits and other permits, rights-of-way and similar rights, as incurred in connection with acquisition, exploration, development, mining and marketing activities; property acquisition and holding expenses; costs for feasibility studies; costs for title curative work; and 1.25 percent monthly interest on such costs and expenses which are not paid.

A separate holder of four of the properties that were assembled by Meridian into the Lincoln Project holds a 5 percent net profits interest on production from such properties, which was granted by Meridian when it acquired the properties. The "net profits" generally will be determined in the same manner as the Amador United net profits interest (i.e., gross mineral revenues less an amount equal to 105 percent of numerous categories of costs and expenses). An additional 0.5 percent net smelter return royalty is held by a consultant to a lessee prior to Meridian's acquisition of the properties, which 0.5 percent interest covers the same four properties in the Lincoln Project.

There has been an estimated $16,000,000 of spending to date in the Lincoln Project by Meridian and USECC Gold. Since fiscal 1991, USE and Crested have expended $11,373,000 to acquire the Lincoln Project and for mine development, mining and processing bulk samples of mineralization, exploration, feasibility studies, project permitting costs, holding costs, and related general and administrative costs, which amount includes advances by USE and Crested to cover SRRI's share of such costs. The amount of such expenditures during the 1996 fiscal year was approximately $637,300.

Current estimates call for up to $15 million of additional investment to put the properties into full production. Payment of any amount to Amador United and the other holders of net profits interests will only occur after the Lincoln Project has generated gross revenues in excess of the amount invested plus interest. Lease royalties burdening the Lincoln Project properties are in addition to Amador United's net profits interest.

In connection with SRRI's transfer of interests in the Lincoln Project to USE and Crested at formation of the SGV, and thereafter upon USE's and Crested's acquisition of SRRI's remaining interests in SGV due to default by SRRI, Amador United was provided notice of its right of first refusal to acquire such interests for amounts equal to USE's and Crested's advances to SRRI. Amador United has objected to the notices given, however, USE and Crested believe these objections are without merit.

Geology and Reserves. The minerals consulting firm Pincock, Allen & Holt ("PAH") prepared a prefeasibility study of the Lincoln Project in fiscal 1994. PAH reviewed core drilling data on the Lincoln Zone on 100-foot centers from the surface, and drilling on the Comet Zone from both surface and underground. PAH also reviewed data from drilling on the Keystone Zone from surface on 200-foot centers. Total data is from 162 exploration core holes (surface and underground), with total footage of 64,700 feet. PAH based its estimate of proven reserves on mineralized material within 25 feet of sample information; probable reserves were based on material located between 25 and 50 feet of sample information.

Using a cutoff grade of 0.25 ounces of gold per ton in place, PAH estimates the Lincoln Project contains 194,740 tons of proven and probable reserves grading 0.57 ounces of gold per ton. If operating economics indicate a lower cutoff grade is feasible, the tonnages for the stated reserves would be increased.

In fiscal 1992, SGV mined 8,000 tons of material (including waste rock and low grade mineralization) out of drifts and raises off the Stringbean Alley decline (see "Permits and Future Plans", below) in a bulk sampling program to test mining techniques and milling recoveries. Milling results indicated at least 94 percent of the gold in the ore should be recoverable with gravity, flotation and cyanidation milling circuits (1,400 ounces of gold were recovered in this program). Subsequent metallurgical tests by the engineering firm Brown & Root, Inc. (using test data from the Lincoln Project developed by Hazen Research, Inc.) indicate mill recovery could be in excess of 96 percent. PAH has estimated the recovery rate as between 93 and 95 percent.

The geology within the Lincoln Project is typical of the historic Mother Lode region of California, with a steeply dipping to vertical sequence of metavolcanic and metasedimentary rocks hosting the gold-bearing veins. Depending on location along the strike length on the vein systems, the gold-bearing veins are slate, metavolcanic greenstone, or an interbedded unit of slates and volcanics. The Lincoln Project covers over 11,000 feet of strike length along the Mother Lode vein systems.

Permits and Future Plans. In August 1993, the Amador County Board of Supervisors issued a Conditional Use Permit ("CUP") allowing mining of the Lincoln Mine and milling of production, subject to conditions relating to land use, environmental and public safety issues, road construction and improvement, and site reclamation. The permit will allow construction of the mine and mill facilities in stages as the project gets underway, thereby reducing initial capital outlays. Additional permits (for road work, dust control and construction of mill and other surface improvements) need to be applied for in due course.

Initial mining using standard cut-and-fill overhead stoping techniques, is planned for the Lincoln and Comet Zones, by an existing 15 feet by 12 feet by 2,800 feet decline (the Stringbean Alley decline), which runs from the surface down through the Comet and into the Lincoln Zone. Screened tailings from the mill flotation circuit will be used to back-fill the stopes and stabilize the wall rocks; this recycling will also greatly reduce the volume of tailings going into the tailings ponds. In the pre-production stage, the Stringbean Alley decline will be extended down to 750 feet, then a drift driven back horizontally along the 750 foot level (above sea level).

The CUP requires that within 18 months after operations start up, a new decline (to be named the Lincoln Decline) will have to be completed running for 1,850 feet from the surface at the mill site (1,340 feet above sea level) down to a new drift to be driven at the 1,000 foot (above sea) level; the new decline will be used for access of mining personnel and supplies to the underground workings, as well as to permit ore haulage up the decline by conveyor, thus eliminating ore haulage on the surface from mine portal to the mill.

Concurrently with production mining, SGMC intends to maintain an aggressive underground development program to delineate (on an on-going basis) two to three years of developed ore in sight.

Preliminary estimates are that SGMC will require up to $15 million financing to construct the mill and prepare the mine for full scale production, and for interim holding costs. The mill design is being finalized and will be reviewed by PAH or another engineering firm , and SGMC expects to follow PAH's or such other firm's recommendations in building the recovery circuits. The mill will be constructed to allow a 500 ton per day operations, but initially equipped so as to handle 300 tons per day throughput. Exclusive of attached lab and other support facilities, the central mill building is expected to cover less than 15,000 square feet, and will be constructed with interior mezzanine levels to hold different banks of equipment. Adequate power is available at the boundaries of the Lincoln Project from the local utility; water also is available from a utility if needed, although the Lincoln Mine is expected to produce adequate water for mining and milling operations.

Molybdenum

As holders of royalty, reversionary and certain other interests in properties located at Mt. Emmons near Crested Butte, Colorado, USE and Crested are entitled to receive annual advance royalties of 50,000 pounds of molybdenum, or cash equivalent (one-half to each). AMAX Inc. (which merged with Cyprus Minerals Company and was renamed Cyprus Amax Minerals Company in November, 1993) delineated a deposit of molybdenum containing approximately 146 million tons of mineralization averaging 0.43% molybdenum disulfide on the properties.

Advance royalties are paid in equal quarterly installments, until: (i) commencement of production; (ii) failure to obtain certain licenses, permits, etc., that are required for production; or (iii) AMAX's return of the properties to the USE and Crested. During fiscal 1995, USE recognized $85,500 of advance royalty revenue under this arrangement. These royalties are shown in the Consolidated Statements of Operations as a component of gains from restructuring mineral properties agreements. See Note F to the USE Consolidated Financial Statements. The royalty payments reduce the operating royalties (six percent of gross production proceeds) which would otherwise be due from Cyprus Amax from production. There is no obligation to repay the advance royalties if the property is not placed in production. The Agreement with AMAX also provides that USE and Crested are to receive $2,000,000 (one-half to each), at such time as the Mt. Emmons properties are put into production and, in the event AMAX sells its interest in the properties, USE and Crested would receive 15 percent of the first $25,000,000 received by AMAX. The Company has asserted that the reported merger of AMAX into Cyprus Minerals Company was a sale of AMAX's interest in the properties which would entitle USE and Crested to such payment. Cyprus Amax has rejected such assertion and the Company is considering its remedies.

Subsequent to May 31, 1994, USE and Crested reached agreement with Cyprus Amax to forego six quarters of advance royalties (starting fourth quarter calendar 1994) as payment for the option exercise price for certain real estate in Gunnison, Colorado owned by Cyprus Amax and the subject of a purchase option held by USE and Crested. The option exercise price is valued at $266,250. USE and Crested exercised their option in August, 1994 and subsequently sold that property for $970,300 in cash and notes receivable. The advance royalties are to resume in the second quarter of calendar 1996.

Molybdenum Market Information

Molybdenum is a metallic element with applications in both metallurgy and chemistry. Principal consumers include the steel industry, which uses molybdenum alloying agents to enhance strength and other characteristics of its products, and the chemical, super-alloy and electronics industries, which purchase molybdenum in upgraded product forms.

The molybdenum market is cyclical with prices influenced by production costs and the rate of production of foreign and domestic primary and by-product producers, world-wide economic conditions particularly in the steel industry, the U.S. dollar exchange rate, and other factors such as the rate of consumption of molybdenum in end-use products. When molybdenum prices rose dramatically in the late 1970s, for example, steel alloys were modified to reduce reliance on molybdenum. AMAX and Cyprus Minerals Company were the two major primary producers of molybdenum in the United States until November 1993, when the companies merged.

Worldwide demand for molybdenum in calendar 1995 was reportedly 220 million pounds, its highest level ever. Production for that period was about 220 million pounds. There is however, excess capacity from the primary molybdenum mines which are currently not producing. In addition, by-product molybdenum (primarily from Chilean copper mining companies) has a major impact on available supplies. It is unlikely that any major new primary deposits will be developed during fiscal 1997.

Molybdenum prices on the open spot market increased substantially, from $3.35 per pound of technical molybdic oxide (the principal product) in September 1994, to $15.50 - $17.50 per pound in February 1995. However, by May 31, 1996 prices had declined to $3.00 - $3.35 per pound.

Parador Mining (Nevada)

The Company and Crested are sublessees and assignees from Parador Mining Co., Inc. ("Parador"), on certain rights under two patented mining claims located in the Bullfrog Mining District of Nye County, Nevada. The claims are immediately adjacent to and part of a gold mine operated by Bond Gold Bullfrog, Inc. ("BGBI"), a non-affiliated third party (now known as Barrick Bullfrog, Inc.). The Company and Crested have also been assigned certain extralateral rights associated with the claims and certain royalty rights relating to a prior lease on those properties. The lease to USE and Crested is for a ten year primary term, is subject to a prior lease to BGBI on the properties, and allows USE and Crested to explore for, develop and mine minerals from the claims. If USE and Crested conduct activities on the claims, they are entitled to recover costs out of revenues from extracted minerals. After recovering any such costs, USE and Crested will pay Parador a production royalty of 50 percent of the net value of production sold from the claims.

USE, Crested and Parador informed BGBI that payments are owed to them pursuant to extralateral rights on the claims. BGBI in turn has initiated legal proceedings to establish the rights of the various parties in the claims. Thereafter, Parador notified BGBI that BGBI had defaulted in its lease and that Parador had
terminated  the  lease.  BGBI denies that it  has  defaulted.   A
partial trial to the court in December 1995 resulted in a decision that Parador had failed to meet its burden of proof to establish that its claims are entitled to assert extralateral rights and that Registrant, Parador and Crested have no right, title or interest in the adjacent BGBI claims. Registrant intends to appeal this ruling as erroneous as a matter of law at such time as it is appropriate to do so. See Risk Factor 16 and "Legal Proceedings - BBGI Litigation".

Oil and Gas.

Fort Peck Lustre Field (Montana). USECC conducts oil production operations at the Lustre Oil Field on the Ft. Peck Indian Reservation in north-eastern Montana; four wells are producing, and USE and Crested receive a fee based on oil produced. USE is the operator of record. No further drilling is expected in this Field. This fee and certain real property of USE and Crested, have been pledged or mortgaged as security for a $1,000,000 line of credit from a bank.

Energx, Ltd. Fort Peck Gas Project. Energx, Ltd., a Wyoming corporation owned 45% by USE, 45% by Crested, and 10% by the Assiniboine and Sioux Tribes, signed in October 1993 an "Agreement Between The Assiniboine and Sioux Tribes of the Fort Peck Indian Reservation and Energx, Ltd. to Explore, Develop and Produce Shallow Gas." This Agreement has been approved by the Secretary of the Interior and the United States Bureau of Indian Affairs. In the fourth quarter of calendar 1995 Energx drilled and tested three exploratory wells, in conjunction with NuGas Resources U.S. Inc. ("NuGas"). These three were all dry holes. Energx (and NuGas) plan to drill and test five more exploratory wells in July 1996. If Energx determines there is potential for a natural gas field, Energx (and NuGas) will have exclusive exploration rights for shallow gas (down to the top of the Muddy formation, approximately 4,000 feet) on approximately 325,000 acres of tribal mineral lands on the Reservation for a period of five years. The Agreement is renewable for successive five year terms, provided Energx drills another five exploration wells during each term. The first three dry holes would be funded by NuGas.

With additional fee and Tribal allotted acreage assembled by Energx and NuGas, and the 170,000 acres subject to a farmout agreement with Placid Oil (see below), Energx and NuGas now have positions in approximately 500,000 contiguous acres within the Fort Peck Indian Reservation. The Tribes will not participate in the fee acreage.

During the initial exploration program, proceeds from production will be allocated to NuGas to recoup the initial eight wells' drilling and completion expense (except for up to three dry holes, see "NuGas Resources (U.S.) Inc. Agreement"), Thereafter, net revenues will be allocated 40 percent to the Tribes and 60 percent to Energx and NuGas. Pursuant to United States Law, only the Tribes may own beneficial interests in reservation minerals; Energx' and NuGas' share of net revenues is compensation for operating services.

The Fort Peck tribal lands are believed to contain significant shallow gas deposits, analogous to the Bowdoin Gas Field (eastern Montana) and other Cretaceous age gas producing reservoirs in the Northern Great Plains Gas Province. Numerous wells drilled for deep oil on the Fort Peck tribal lands have documented shallow gas shows. However, no reserves have been established for the acreage subject to the Agreement with Energx. Two major gas transmission systems cross the Fort Peck Reservation (Northern Border and Williston Basin).

NuGas Resources (U.S.) Inc. Agreement. By the Joint Venture Agreement ("JVA") with Energx dated July 18, 1994, NuGas is obligated to Energx to drill and complete (or abandon) at NuGas' sole expense, eight exploratory shallow gas wells on the Fort Peck Reservation (three before December 31, 1994, now extended to late fall 1995, and five more by July 1, 1996), to earn a one-half interest in Energx' rights under the Fort Peck Shallow Gas Agreement. Well gathering, gas dehydration and related equipment costs will be shared equally by NuGas and Energx. Energx will not be required to contribute to the costs of drilling the first eight exploratory wells.

NuGas has contributed $100,000 to pay for costs of acquiring leases and easements on non-Tribal lands contiguous to Tribal lands, to assemble adequate sized drilling units for the first three exploratory wells. Due to the unexpected complexity of assembling the necessary land packages, NuGas and Energx postponed the drilling of the initial exploratory wells until late in the fall of 1995.

NuGas and Energx each will receive 50 percent of proceeds from gas produced and sold from the initial eight wells, until NuGas receives 50 percent of such wells' drilling, completion, geological and equipping costs; thereafter, distributions will be shared 30 percent each to NuGas and Energx, and 40 percent to the tribes pursuant to the Fort Peck Shallow Gas Agreement. NuGas will not be entitled to recoup any of drilling and geological costs related to up to three dry holes drilled in the initial eight well drilling program. All activities after the initial exploration drilling program will be funded equally by NuGas and Energx.

Energx received $200,000 under the JVA as a prospect generation fee, and is the operator of record.

NuGas is a subsidiary of a Toronto Stock Exchange company with substantial experience in shallow gas exploration and production, principally in the northern plains states and Canada, where the company currently operates more than 500 shallow gas wells and produces 30,000,000 cubic feet of gas per day.

Farmout Agreement. In October 1995, Placid Oil Company, a subsidiary of Occidental Petroleum and other parties (hereafter together referred to as "Placid"), signed a Farmout Agreement with Energx and NuGas. Under the agreement, Energx and NuGas as operator have the right to drill and complete shallow gas wells on approximately 170,000 acres of non-Tribal lands within the Fort Peck Indian Reservation, at the sole expense of the operator. The Farmout Agreement contemplates three phases: (i) drilling and completion (or abandonment) of three test wells on widely dispersed drilling locations; (ii) subject to performance of (i), continuous drilling and completion (or abandonment) of option wells, also on widely dispersed drilling locations; and
(iii) subject to performance of (i), continuous drilling and completion (or abandonment) of additional wells on blocks not covered by (i) and (ii). The first three wells are to be drilled on specific sections within the 170,000 acres.

Drilling of the first test well commenced in October 1995; the last of the three wells is to be drilled and completed (or abandoned) within 45 days of the commencement of drilling the first well. Upon completion of the last test well, and on or before June 1, 1996, the operator has the option to continue drilling on the acreage until March 31, 1997, with not more than 30 days to elapse between completion (or abandonment) date for a well and commencement of drilling of the next well, until all the acreage has been fully developed.

On or before the March 31, 1997 Farmout Agreement termination date, the operator shall make an election as to each lease in the acreage that is undeveloped or which covers lands not included in a producing unit from the drilling of test or option wells, to
(i) continuously drill wells so as to fully develop the lease on 160 acre units, (ii) pay Placid $35.00/acre rental on the desired acreage, or (iii) forego the subject acreage and reassign it back to Placid.

In  addition to lessor royalties, Placid will receive a 6 percent overriding  royalty interest on the acreage developed  under  the
Farmout  Agreement.   Operator will reimburse  Placid  for  delay
rentals on the acreage until placed into production.

Energx has agreed with NuGas that NuGas' payment of all drilling and completion (or abandonment) costs on the three test wells under the Farmout Agreement will constitute performance by NuGas as to the first three wells required under the Energx/NuGas agreement. In turn, the Tribes have agreed that drilling and completion (or abandonment) of the three test wells under the Farmout Agreement will be accepted in lieu of drilling the first three test wells required under the Fort Peck Shallow Gas Agreement. Energx will be an equal participant with NuGas in paying for the Farmout Agreement option wells' drilling and
completion   (or  abandonment)  costs  and  production   proceeds
therefrom.

Wind   River   Basin,   Wyoming  -   Monument   Butte   Prospect.
Approximately 13,000 acres of BLM leases (10 year term) in Fremont County, WY are now held by Energx, and are believed to be prospective of shallow coalbed methane and conventional stratigraphic natural gas and oil deposits. Acreage in this part of the basin has been leased by major oil and gas companies in the past, but very little of the Energx acreage has been drilled. Energx expects to negotiate farmout arrangements with other companies to test the acreage. Two large independent oil and gas exploration and production companies have acreage near Energx's positions.

Energx operations to date have been funded with USECC equity investments and advances, and transaction revenue (the NuGas prospect generation fee). Energx expects to fund future operations by a combination of private equity financing and by seeking industry and private investor participation on prospects. However, due to depressed gas prices in calendar 1995, equity financing as well as joint venture industry participation of natural and coalbed methane gas projects has been difficult to obtain. Accordingly, in fiscal 1996 Energx is monitoring its acreage positions (other than Fort Peck) to evaluate whether to continue paying the acreage holding costs and/or drill to earn acreage rights (as applicable), or to turn operations over to another company in the industry in exchange for an overriding royalty from future production payable to Energx.

Brunton.

On February 16, 1996 Registrant completed the sale of 8,267,450 shares of common stock, $0.01 par value, (the "Stock") of Brunton to Silva Production AB, a closely held Swedish corporation ("Silva"), pursuant to the terms of a Stock Purchase Agreement dated January 30, 1996 (the "Agreement") by and between Registrant and Silva. Brunton is engaged in the manufacture and marketing of professional and recreational outdoor products and at the time of its sale Brunton was 100% owned by Registrant. The sale was prompted in part by Registrant's desire to focus on its core business of acquiring and developing mineral properties and mining and marketing minerals, particularly uranium and gold. The Stock constitutes all of the issued and outstanding shares of Brunton owned by Registrant as of the date of the sale including 90,750 shares held in Brunton's treasury.

The purchase price for the Stock was $4,300,000, which was a negotiated price based on an Adjusted Shareholder's Equity in Brunton (as defined in the Agreement) as of January 31, 1996 of $2,399,103. Registrant received $300,000 upon execution and delivery of the Agreement, approximately $3,000,000 by wire transfer from Silva at closing and an agreement by Silva to pay Registrant $1,000,000 in three annual installments of $333,333 together with interest at the rate of 7% per annum, such installments to be paid on February 15, 1997, February 15, 1998 and February 15, 1999.

In addition, Silva agreed that, in the operation of Brunton, Silva will cause the existing Brunton products and operations (including lasers and other new products being developed by Brunton at the time of the sale) to be a separate profit center and to pay Registrant 45% of the net profits before taxes derived from that profit center for a period of four years and three months commencing February 1, 1996. The first such net profits payment will be made on or before July 15, 1997 for the period from February 1, 1996 through April 30, 1997, if net profits are earned for such period. Additional net profits payments will be made, on July 15, 1998, July 15, 1999 and July 15, 2000, if net profits are earned for the corresponding twelve month period. There can be no assurance that Brunton will earn net profits for any such period and therefore there can be no assurance that any such net profits payment will be received by Registrant.

The assets of Brunton that were acquired by Silva through the purchase of the Stock consist of certain real estate housing Brunton's headquarters and manufacturing operations in Riverton, Wyoming; Brunton's working capital; equipment, inventory, machinery, personal property and all of Brunton's intellectual property rights. Certain items of equipment and personal property were withheld by the Registrant from the Agreement and transferred from Brunton to Registrant, by mutual agreement with Silva, for Registrant's assumption of the indebtedness thereon. Such items include and depreciated mining equipment, real estate not used in Brunton operations, and miscellaneous other equipment, as well as 225,556 shares of Registrant's common stock, par value $0.01 per share, and options to purchase 150,000 shares of Registrant's common stock for $3.50 per share; 160,000 shares of Crested Corp. common stock, par value $0.001, and options to purchase (from Crested Corp.) 300,000 shares of Crested Corp. common stock for $0.40 per share, all of which were previously owned by Brunton. 125,556 shares of USE (and options to purchase 75,000 shares of USE), plus 60,000 shares of Crested (and options to purchase 150,000 shares of Crested) were transferred to Plateau in partial payment of debt owed to Plateau by USECC. The remaining 100,000 USE shares (and options to purchase 75,000 USE shares), plus 100,000 Crested shares (and options to purchase 150,000 shares of Crested) were transferred to SGMC.

Also at closing, the Registrant paid Brunton $171,685 for accrued rentals on mining equipment owned by Brunton and transferred to Registrant at closing, and the Registrant paid off $273,000 in bank debt previously incurred by Brunton in connection with a loan to the Registrant.

The sale will eliminate Brunton's manufacturing and/or marketing of professional and recreational outdoor products from the commercial segment of Registrant's business, except to the extent that there are net profit payments from Silva over the next four years, of which there can be no assurance. For the fiscal year ended May 31, 1995, Brunton's sales provided 49% of net revenues of USE (26% for the nine months ended February 29, 1996 before reclassification to reflect Brunton as discontinued operations with respect to the Company). The inability to include Brunton's operations with Registrant's other operating revenues in the future could result in continued operating losses for Registrant, unless Registrant is able to develop other profitable businesses, such as Registrant's uranium business or FNG's construction business, to replace profits from Brunton. Continued operating losses without offsetting replacements of working capital will adversely affect USE's ability to continue its operations as described in this Prospectus. See also Risk Factor 2 above and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources at February 29, 1996 (unaudited)" and Results of Operations".

On the other hand, receipt in February 1996 of approximately $2,900,000 in net cash from the sale (and future payments on Silva's $1,000,000 promissory note and any profits payments) will enhance the Company's financial condition and medium term liquidity as well as providing additional resources to put the Company's Plateau uranium mill into operation and develop the Company's uranium and gold properties.

Real Estate and Other Commercial Operations

Registrant owns varying interests, alone and with Crested, in affiliated companies engaged in real estate, transportation, and commercial businesses. The affiliated organizations include Western Executive Air, Inc. ("WEA") and Canyon Homesteads, Inc. (through Plateau). Activities of these subsidiaries in these business sectors include ownership and management of a commercial office building, the townsite of Jeffrey City, Wyoming and the townsite and commercial facilities in Ticaboo, Utah. Until it was sold in April 1996, USECC also owned and managed a mobile home park in Riverton, Wyoming. See "Certain Relationships and Related Transactions - Transactions with Arrowstar Investments, Inc.". WEA owns and operates an aircraft fixed base operation with fuel sales and flight instruction and maintenance in Riverton, Wyoming.

USECC

Wyoming Properties. USECC owns a 14-acre tract in Riverton, Wyoming, with a two-story 30,400 square foot office building (including underground parking). The first floor is rented to affiliates, nonaffiliates and government agencies; the second floor is occupied by USE and Crested and is adequate for their executive offices. The preceding property is mortgaged to the State of Wyoming as security for future reclamation work on the SMP properties.

USECC also owns a fixed base aircraft operation at the Riverton Municipal Airport, including a 10,000 square foot aircraft hangar and 7,000 square feet of associated offices and facilities. This operation is located on land leased from the City of Riverton, for a term ending December 16, 2005, with an option to renew on mutually agreeable terms for five years. The annual rent is presently $1,156 (adjusted annually to reflect changes in the Consumer Price Index), plus a $0.02 fee per gallon of fuel sold.

In November 1995, USECC exercised an option to acquire a 7,200 square foot hangar at the Riverton airport, for $75,000, from a private Wyoming corporation affiliated with John L. Larsen, Chairman, President and Chief Executive Officer of the Company. See "Certain Relationships and Related Transactions - Transactions with Arrowstar Investments, Inc.".

USE and Crested also own 18 undeveloped lots on 26.8 acres of the Wind River Airpark near the Riverton Municipal Airport, and three mountain sites covering 16 acres in Fremont County, Wyoming.

USECC owns various buildings, 290 city lots and/or tracts other properties at the Jeffrey City townsite in south-central Wyoming. Nearly 4,000 people resided in Jeffrey City in the early 1980s, when the nearby Crooks Gap and Big Eagle uranium mining projects were active. The townsite may be utilized for worker housing as the Jackpot Mine and Sweetwater Mill are put into operation. In the interim Registrant and Crested have sold 17 lots for an aggregate of $32,000 during fiscal 1996. In addition, in April 25, 1996, the Registrant and Crested entered into an agreement with a non-related party to sell 10 six-plex townhouses located in Jeffrey City for $500,000, conditioned upon purchaser obtaining financing for the full amount within 60 days. Full real estate title will be transferred to the purchaser upon closing, however, if purchaser removes the townhouses, purchaser must reclaim the land and the real property where the townhouses were located will be assigned and conveyed back to USE and Crested by quitclaim deed for full consideration of $10.00.

USE owns five city lots and a 20-acre tract with improvements including two smaller office buildings and three other buildings with 19,000 square feet of office facilities, 5,000 square feet of laboratory space and repair and maintenance shops containing 8,000 square feet, all in Riverton, Wyoming.

Colorado Properties. In connection with the AMAX transaction for the Mt. Emmons molybdenum properties near Crested Butte, Colorado, USECC acquired an option from AMAX (now Cyprus Amax) to purchase (until June, 2002) approximately 57 acres for $200,000 in Mountain Meadows Business Park, Gunnison, Colorado. See
"Molybdenum" above. The property is zoned commercial and industrial, and is adjacent to Western State College. In fiscal 1995, USECC and Cyprus Amax agreed on exercise of the option by USE and Crested agreeing to forego six quarters of advance royalties from Cyprus Amax (the option purchase price was $200,000), plus payment of certain expenses i.e. real property taxes from 1987 and other expenses amounting to $19,358. Thereafter, USE (together with Crested) signed option agreements with Pangolin Corporation, a Park City, Utah developer, for sale of the 57 acres, and a separate parcel owned in Gunnison County, Colorado.

The first option (exercised in February, 1995) was for the 57 commercial and noncommercial zoned acres in the City of Gunnison, Colorado; the purchase price was $970,300. Pangolin paid $345,000 cash and $625,300 in three year nonrecourse promissory notes, of which $137,900 was paid during fiscal 1995. The remaining note bears interest at 7.5% per annum. 19.25 acres have been deeded to Pangolin; the remaining acreage secures the note, and will be released to the buyer against principal payments on the note as development (mixed commercial and residential) advances.

The second option covers 472.5 acres of ranch land northwest of the City of Gunnison, Colorado (purchase price $822,460). Pangolin paid $10,000 for the option; on option exercise and closing, Pangolin paid $46,090 in cash and $776,370 by two nonrecourse promissory notes (each with principal and unpaid interest due on the third anniversary of closing except for $35,000 on the first anniversary). At closing, 22.19 acres were deeded to Pangolin; different parcels of the remaining acreage secure the notes, and will be released for principal payments in the course of development. The sale was accounted for as an installment sale and thus the gain on sale was deferred, to be recorded as the notes are paid.

Both notes ($145,500 and $630,870) will require annual payments of accrued interest: the larger note accrues interest at 7.5 percent; the initial interest rate on the smaller note was 7.5 percent through August 28, 1995 and 12 percent thereafter (with a $35,000 principal payment on the first anniversary).

Utah  Properties.  Canyon Homesteads, Inc. (a Plateau subsidiary)
owns a majority interest in a joint venture which holds the Ticaboo Townsite in Ticaboo, Utah (see "Uranium-Shootaring Canyon Mill - Ticaboo Townsite, above). In fiscal 1994, a swimming pool was built at the motel. In fiscal 1995, USE agreed to acquire the minority interest in the joint venture from a nonaffiliate. Further recreational improvements to the townsite are planned for fiscal 1996, to develop a commercial operation directed to Lake Powell tourists. However, as the anticipated joint venture partners did not fund development plans in fiscal 1995, (and the proposed joint ventures for such purpose were not formed), and USE and Crested have not been successful in finding other sources of development funding, limited interim funding has been provided by Arrowstar Investments, Inc. See "Certain Relationships and Related Transactions - Transactions with Arrowstar Investments, Inc.".

Construction

Four Nines Gold, Inc. On May 5, 1995 FNG was awarded a 14 month $2,584,434 contract by the City of Lead, South Dakota for municipal road and drainage construction, and rock slide area stabilization. As of April 30, 1996, change orders by the City of Lead have increased the contract to $3,609,604 and FNG had performed 88% percent of the contract, billing $3,208,408 (after $75,000 retainage by the City of Lead against completion of the project), of which $3,133,408 had been paid. FNG continues to expect the contract to be profitable

On September 13, 1995 FNG was awarded a separate construction contract for $618,270 by the United States Department of the Interior, Bureau of Reclamation, for the Minor Laterals, North Canal, Stage 5, Belle Fourche Unit, South Dakota. The work consists of constructing 3.81 miles of pipeline, approximately
1.4 miles of gravel-surfaced road, removing existing reinforced concrete hydraulic structures and constructing miscellaneous concrete structures which include four inlets. As of April 30, 1996 FNG had completed 92% of the contract, billing $535,515 and having received payment for $385,808. This contract may result in a small loss to FNG.

Neither commercial nor construction operations are dependent upon a single customer, or a few customers, the loss of which would have a materially adverse effect on USE.

Research and Development

Registrant     has   incurred   no   research   and   development
expenditures,  either  on  its  own  account  or   sponsored   by
customers, during the past three fiscal years.

Environmental

Registrant's operations are subject to various federal, state and local laws and regulations regarding the discharge of materials into the environment or otherwise relating to the protection of the environment, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"). With respect to mining operations conducted in Wyoming, Wyoming's mine permitting statutes, Abandoned Mine Reclamation Act and industrial development and siting laws and regulations impact USE. Similar laws and regulations in California affect SGMC operations and in Utah, will effect Plateau's operations.

To the Company's knowledge, currently it is in compliance in all material respects with existing environmental regulations. To the extent that production by SMP, GMMV or SGMC is delayed, interrupted or discontinued due to need to satisfy existing or new provisions which relate to environmental protection, future USE earnings could be adversely affected.

Crooks Gap. An inoperative ion exchange facility at Crooks Gap currently holds a NRC license for possession of uranium operations byproducts. A notice of minor violations was received from the NRC, which USE has resolved. USE has applied to the NRC for permission to decommission and decontaminate the plant, dispose low level waste into the Sweetwater Mill tailings cell, and keep intact such of the facility as does not require dismantling. Costs for this two year effort (once approved by the NRC) are not expected to exceed $150,000. However, management of USE and Crested are reviewing the economics of relicensing this facility as part of a potential in-situ leach uranium mining operation.

Other Environmental Costs. Actual costs for compliance with environmental laws may vary considerably from estimates, depending upon such factors as changes in environmental laws and regulation (e.g., the new Clean Air Act), and conditions encountered in minerals exploration and mining. Registrant does not anticipate that expenditures to comply with laws regulating the discharge of materials into the environment, or which are otherwise designed to protect the environment, will have any substantial adverse impact on the Registrant's competitive position.

Employees

USE has 54 full-time employees. Crested uses approximately 50 percent of the time of USE employees, and reimburses USE accordingly. Payroll expense has been shared by USE and Crested since 1981.

Mining Claim Holdings

The majority of mining properties owned by USE are unpatented mining claims, valid title to which depends upon numerous factual matters. Due to changes in the 1872 Mining Law, USE and/or its co-venturers are obligated to pay $100 per claim annually in order to preserve the right to possession of unpatented mining claims. In addition to annual rental fee obligations there are a number of technical requirements which must be met to establish a valid mining claim. Satisfaction of these technical requirements cannot be assured. See Risk Factors 7 and 10.

Legal Proceedings

Sheep Mountain Partners Arbitration/Litigation

Arbitration. On June 26, 1991, CRIC submitted certain disputed matters concerning SMP to arbitration before the American Arbitration Association in Denver, Colorado, to which USE and Crested filed a responsive pleading and counterclaim alleging violations of contracts and duties by CRIC related to SMP. CRIC asserted that USE and Crested, d/b/a/ USECC, were in default under the SMP partnership agreement ("SMP Agreement"). Prior to initiation of arbitration proceedings, USE and Crested had notified CRIC it was in default under the SMP Agreement. The issues raised in the arbitration proceedings were generally incorporated in the Federal proceedings (see below), wherein the U.S. District Court of Colorado stayed further proceedings in arbitration. See also "Stipulated Arbitration", below.

Federal Proceedings. On July 3, 1991, USE and Crested ("plaintiffs") filed Civil Action No. 91-B-1153 in the United States District Court for the District of Colorado against CRIC, Nukem and various affiliates of CRIC and Nukem (together, the "defendants"), alleging that CRIC and Nukem misrepresented material facts to and concealed material information from the plaintiffs to induce their entry into SMP Agreement and various related agreements. Plaintiffs also claim CRIC and Nukem have wrongfully pursued a plan to obtain ownership of the USE-Crested interests in SMP through various means, including overcharging SMP for uranium "sold" to SMP by defendants. Plaintiffs further allege that defendants refused to provide a complete accounting with respect to dealings in uranium with and on behalf of SMP, and that certain defendants misappropriated SMP property and engaged in other wrongful acts relating to the acquisition of uranium by SMP.

Plaintiffs requested that the court order rescission of the SMP Agreement and related contracts, and asked the court to determine the amounts payable to CRIC by USECC as a result of any such rescission order to place the parties in status quo. USE and Crested also requested that the court order defendants to make a complete accounting to them concerning the matters alleged in the Amended Complaint. They requested an award of damages (including punitive, exemplary and treble damages, interest, costs and attorneys' fees) in an amount to be determined at trial. Plaintiffs further requested imposition of a constructive trust on all property of SMP held by defendants, and on profits wrongfully realized by defendants on transactions with SMP.

The defendants filed various motions, including an application to stay judicial process and compel arbitration and to dismiss certain of plaintiff's claims. The defendants also filed an answer and counterclaims against plaintiffs, claiming plaintiffs breached the SMP Agreement and misappropriated a partnership opportunity by providing certain information about SMP to Kennecott and entering into the GMMV with Kennecott involving the Green Mountain uranium properties. The defendants also claim that plaintiffs wrongfully sold an interest in SMP to Kennecott through the GMMV without CRIC's consent and without providing CRIC a right of first refusal to purchase such interests; that Registrant breached the uranium marketing agreement between CRIC and SMP, which had been assigned by CRIC to Nukem, by agreeing with Kennecott in the GMMV that Kennecott could market all the uranium from Green Mountain, thereby depriving Nukem of commissions to be earned under such marketing agreement; that Registrant and Crested interfered with certain SMP supply contracts, costing CRIC legal fees and costs; that CRIC and Nukem are entitled to be indemnified for purchases of uranium made on behalf of SMP; that Registrant and Crested failed to perform their obligations under an Operating Agreement with SMP in a proper manner, resulting in additional costs to SMP; that Registrant and Crested overcharged SMP for certain services under the SMP Partnership Agreement and refused to allow SMP to pay certain marketing fees to Nukem under the Uranium Marketing Agreement; that Registrant and Crested breached the SMP Partnership Agreement by failing to maintain a toll milling agreement with Pathfinder Mines Corporation, thereby rendering SMP's uranium resources worthless; and that Registrant and Crested have engaged in vexatious litigation against CRIC and
Nukem. Defendants also requested damages (including punitive, exemplary and treble damages under RICO, interest costs and attorney fees).

Stipulated Arbitration. In fiscal 1994, the plaintiffs and defendants agreed to proceed with exclusive, binding arbitration before a panel of three arbitrators (the "Panel") with respect to any and all post-December 21, 1988 disputes, claims and controversies (including those brought in the 1991 arbitration proceedings, the U.S. District Court proceeding and the Colorado State Court proceeding described below), that any party may assert against the other. All pre-December 21, 1988 claims, disputes and controversies pending before the U.S. District Court have been stayed by stipulation between the parties, until the Panel enters an order and award in the arbitration proceeding.

In connection with agreeing to proceed to arbitration as stated above, the Registrant and Crested affirmed the Sheep Mountain Partners partnership, and proceeded on common law damages and other claims in the arbitration. Approximately $18 million cash, comprising part of the damages claimed by plaintiffs, was placed in escrow by agreement of the parties pending resolution of the disputes.

The arbitration evidentiary proceedings were completed on May 31, 1995, following which the parties filed with the arbitrators proposed findings of fact and conclusions of law and proposed order, award, briefs of law and responses to the other party's submittals. NUKEM and CRIC sought damages against USECC in the amount of $47,122,535. For its claims, USECC sought damages of approximately $258 million from Nukem and CRIC, which amount USECC requested be trebled under the Racketeer Influenced and Corrupt Organizations Act ("RICO") and similar state law provisions.

On April 18, 1996 the arbitration Panel entered an Arbitration Order and Award (the "Order"). The Panel found in favor of the Registrant and Crested on certain claims made by the Registrant and Crested (including the claims for reimbursement of standby maintenance expense and other expenses on the SMP mines), and in favor of Nukem/CRIC and against the Registrant and Crested on certain other claims.

The Registrant and Crested were awarded monetary damages of approximately $7.4 million, which amount is after deduction of monetary damages which the panel awarded in favor of Nukem/CRIC and against the Registrant and Crested. An additional amount of approximately $4.8 million was awarded by the Panel to the Registrant and Crested, to be paid out of cash funds held in SMP bank accounts, which accounts have been accruing operating funds from SMP since the arbitration/litigation proceedings were commenced. It is anticipated that such payment out of the SMP bank accounts will be made in the first quarter of fiscal 1997.

The  Panel  ordered that one utility supply contract for  980,000 pounds of uranium oxide held by Nukem/CRIC belonged to SMP, and ordered such contract assigned to SMP. The contract expires in 2000.

The fraud and RICO claims of the Registrant and Crested against Nukem and CRIC were dismissed.

The timing and assurance of payment by Nukem/CRIC to the Registrant and Crested of the $7.4 million monetary damages is presently uncertain. On April 30, 1996 Nukem/CRIC filed with the Panel two motions to correct the arbitration award, claming to have discovered errors and inconsistencies in two of the 36 claims addressed in the Order that they allege improperly increased the award of damages to Registrant and Crested by an aggregate amount exceeding $14 million. They have also written a letter to the bank holding most of the SMP escrowed proceeds instructing the bank to take no action with respect to releasing funds from the SMP escrow account without prior notification to them. On May 15, 1996, Registrant and Crested filed the Order (under seal with respect to certain portions containing commercially sensitive information) with the United States District Court for the District of Colorado (the "Court") and a petition for confirmation of the Order. At a hearing on May 24, 1996 the Court remanded the Order to the Panel for limited review of the motions filed by Nukem/CRIC. The petition for confirmation of the Order and motions filed by Registrant and Crested for dissolution of SMP, for the appointment of a receiver to oversee the obligations of SMP to make delivery of uranium concentrates to utilities and supervise the formal dissolution of SMP, and for an order directing distribution of the escrowed proceeds, were stayed by the Court pending a ruling by the Panel on the two motions filed by Nukem/CRIC. The impact of the arbitration Order cannot be determined until the Panel rules on the Nukem/CRIC motions to correct the award and the Court considers such ruling. The motions filed by Registrant and Crested to confirm the Order and Award and appointment of a receiver have been stayed pending such ruling.

The Panel did not order SMP dissolved. The Registrant and Crested have filed a motion with the Court seeking judicial dissolution of SMP. Pending a favorable ruling on that motion the Registrant and Crested may seek to reach an agreement with Nukem/CRIC on dissolution of SMP. If a dissolution is not achievable through negotiation, the Registrant and Crested may renew its motion for judicial intervention and the appointment of a receiver by the courts, to wind up the partnership affairs and distribute assets after payment of liabilities. The timing and ultimate resolution of the partnership dissolution matter presently is uncertain. Pending such resolution, the Registrant and Crested are hopeful that delivery obligations under the various SMP utility supply contracts can be met through the cooperation of Nukem/CRIC.

Colorado State Court Proceeding. On September 16, 1991, USE and Crested filed Civil Action No. 91CV7082 in Denver District Court against SMP, seeking reimbursement of $85,000 per month from the spring of 1991 for maintaining the SMP underground uranium mines at Crooks Gap on a standby basis. On behalf of SMP, CRIC filed an answer, affirmative defenses and a counterclaim against plaintiffs. Plaintiffs filed a motion for summary judgment; the court denied the motion and stayed all proceedings pending resolution of the Federal proceeding, which in turn have been stayed through arbitration (see "Stipulated Arbitration" above).

BGBI Litigation

The Company and Crested are defendants and counter- or cross-claimants in certain litigation in the District Court of Nye County, Nevada, brought by Bond Gold Bullfrog Inc. ("BGBI") in July 1995. BGBI (now known as Barrick Bullfrog, Inc.) is an affiliate of Barrick Corp., a large international gold producer headquartered in Toronto, Canada. The litigation primarily concerns extralateral rights associated with two patented mining claims owned by Parador Mining Company Inc. ("Parador") and initially leased to a predecessor of BGBI, which claims are in and adjacent to BGBI's Bullfrog open pit and underground mine. USE and Crested assert certain interests in the claims under an April 1991 assignment and lease with Parador, which is subject to the lease to BGBI's predecessor.

Parador, USE and Crested had previously advised BGBI that they are entitled to royalty payments with respect to extralateral rights of the subject claims on minerals produced at the Bullfrog Mine, claiming that the lode or vein containing the gold mineralization apexes on the Parador claims and dips under the claims leased to BGBI by a third party.

BGBI seeks to quiet title to its leasehold interest in the subject claims, alleging that Parador's lease thereof to USE and Crested is adverse to the interest claimed by BGBI, and that the assertions by USE and Crested of an interest in the claims have no foundation.

BGBI seeks a determination that USE and Crested have no rights in the claims and an order enjoining USE and Crested from asserting any interest in them. BGBI further asserts that, in attempting to lease an interest in the subject claims to USE and Crested, Parador breached the provisions of its lease to BGBI, and that Parador is responsible for the legal fees and costs incurred by BGBI in the quiet title action, which may be offset against royalties. Under an arrangement to pay certain legal expenses of Parador, USE and Crested may be responsible for any such amounts.

BGBI alleges that by entering into the Assignment and Lease of Mining Claims with Parador, USE and Crested disrupted the contractual relationship between BGBI and Parador. In addition, BGBI claims that the USECC-Parador agreement slanders BGBI's title to the claims. BGBI seeks compensatory damages from Parador, USE, and Crested; punitive damages from USE and Crested; and costs and other appropriate relief from Parador, USE and Crested, all in amounts to be determined.

A partial or bifurcated trial to the court of the extralateral rights issues was held on December 11 and 12, 1995. The purpose of the hearing was to determine whether the Bullfrog orebody is a "vein, lode or ledge" as described in the General Mining Law and, if so, whether the facts of the case warrant the application of the doctrine of extralateral rights as set forth in such statute. Although the Court sat as both the finder of fact and law with respect to such issues, the Court concluded that the questions are ultimately one of law which must be decided based on the testimony and exhibits introduced at the trial concerning the description of the orebody. Registrant and defendants Crested Corp. and Parador presented five experts in the field of geology, including the person who was responsible for the discovery of the gold deposit at the mine. All five experts opined that the deposit was a lode and it apexed on a portion of Parador's two mining claims. The defendant Layne presented a single witness who testified that there was no apex within the Parador claims. The Court nevertheless found that Parador had failed to meet its burden of proof and therefore Parador, Registrant and Crested have no right, title and interest in the minerals lying beneath the claims of Layne pursuant to extralateral rights. The Court entered a partial judgment in favor of Layne and ordered that Parador pay Court costs to Layne. Defendants intend to appeal the Court's ruling as erroneous as a matter of law at such time as it is appropriate to do so.

The partial trial did not address any of the other issues pending in the litigation other than those required to decide the question of whether the doctrine of extralateral rights is applicable to this case. All other claims and counterclaims remain pending before the Court and no hearing date has been set for those issues.

If USE's and Crested's position concerning extralateral rights is ultimately sustained, substantial additional revenues and income may be received by USE and Crested from royalties payable with respect to gold produced from the Bullfrog Mine. If, however, the final decision of the appellate court is adverse to USE and Crested, an award of damages against USE and Crested in any substantial amount by this Court could have a material adverse effect on the ability of USE and Crested to carry on their business in the manner described in this Prospectus.


  MARKET FOR USE COMMON SHARES AND RELATED STOCKHOLDER MATTERS

Shares of USE common stock are traded on the over-the-counter market, and prices are reported on a "last sale" basis by the National Market System ("NMS") of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The range by quarter of high and low sales prices for USE common stock is set forth below for fiscal 1994 and 1995, and the nine months ended February 29, 1996.

                                           High      Low

     Fiscal year ended May 31, 1996
       First quarter ended 8/31/95         $5.67     $4.13
       Second quarter ended 11/30/95        5.38      3.13
       Third quarter ended 2/29/96         19.00      3.50
       Fourth quarter ended 5/31/96        25.00     13.00

     Fiscal year ended May 31, 1995
       First quarter ended 8/31/94          5.13      3.88
       Second quarter ended 11/30/94        4.75      3.50
       Third quarter ended 2/28/95          4.63      3.38
       Fourth quarter ended 5/31/95         7.55      4.63

     Fiscal year ended May 31, 1994
       First quarter ended 8/31/93         $6.25     $4.25
       Second quarter ended 11/30/93        5.00      4.12
       Third quarter ended 2/28/94          4.12      3.75
       Fourth quarter ended 5/31/94         5.13      4.12

       (b) Holders

At June 5, 1996, the closing bid price was $21.625 per share and there were 722 shareholders of record for USE common stock.

USE has not paid any cash dividends with respect to its common stock. There are no contractual restrictions on USE's present or future ability to pay cash dividends, however, USE intends to retain any earnings in the near future for operations.

              MANAGEMENT'S DISCUSSION AND ANALYSIS
        OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources at February 29, 1996 (unaudited)

The following is Management's Discussion and Analysis of those significant factors which have affected Registrant's liquidity, capital resources and results of operations during the periods covered in the Consolidated Financial Statements included with this Prospectus.

Liquidity and Capital Resources

Working capital increased during the nine months ended February 29, 1996 by $1,115,800 to working capital of $1,137,700. Cash and cash equivalents increased by $918,500 to $1,279,100 during the period ended February 29, 1996. This increase was the result of financing activities and Registrant's sale of a subsidiary.

In June and July 1995, the Registrant sold 812,432 restricted common shares in a private placement for net proceeds of $2,842,200 The Registrant registered these shares with the SEC during the Quarter ended February 29, 1996 for resale by the holders of such shares. In connection with this private placement, warrants to purchase 81,243 common shares at $4.80 per share, 40,622 of which were exercised in March of 1996, were issued to the selling agent. The balance of the warrants are exercisable through July 25, 2000.

The Registrant investing activities provided $1,183,600 during the nine months ended February 29, 1996. This increase in cash was a result of proceeds from the sale of assets $77,700 and the sale of the Brunton Company, $3,300,000. These increases in cash were partially offset by investments in affiliates due to the Registrant and its subsidiary Crested funding Sheep Mountain Partners ("SMP"), Plateau Resources Limited ("Plateau"), Energx, Ltd. ("Energx") and the Sutter Gold Mining Company ("SGMC"). As the Registrant and Crested provide various services for GMMV and SMP, the non-affiliated participants are invoiced for their proportionate share of the approved operating costs. GMMV is current on its reimbursements to the Registrant and Crested for all the operating costs. Due to disputes existing between the SMP partners, the Registrant and Crested have not been reimbursed for care and maintenance costs expended on the SMP mineral properties since the spring of 1991. Additionally, the Registrant and its affiliates (1)purchased $1,021,100 of additional equipment (2) developed mineral properties, $349,200 and (3) developed gas properties $23,400 during the nine months ended February 29, 1996.

During the quarter ended February 29, 1996 the Registrant sold all of its 100% interest in The Brunton Company to Silva A.B. of Sweden. Gross proceeds from the sale were $4,300,000 of which $3,300,000 was paid in cash and $1,000,000 in a Promissory Note which is payable in three payments of $333,333 on February 15, 1997, 1998 and 1999. The Note from Silva bears interest at 7% per annum which is due with the principal payments. Other conditions of the sale were the assumption of certain accounts payable, accounts receivable, and a Note in the amount of $279,104 with a bank, and the return of certain equipment and aircraft which secures the Note. Another condition to the closing was the retirement of this debt.

Additionally, The Brunton Company returned to the Registrant 160,000 shares of Crested common stock and 225,556 shares of Registrant's common stock along with options to purchase 150,000 shares of Registrants common stock and 300,000 shares of Crested common stock. The Registrant, upon return of these shares, transferred 100,000 shares and 125,556 shares of the common stock to SGMC and Plateau respectively, along with 75,000 options to purchase Registrant's Common Stock to each transferee. Additionally, the Registrant transferred 60,000 shares and 100,000 shares of Crested common stock to Plateau and SGMC respectively, along with 150,000 options to purchase common shares of Crested to each transferee. The transfer of such stock and options to Plateau was made in partial payment of debt owed to Plateau by USECC. The net gain recognized after the transfer of assets, assumption of debt and receivables, along with tax provisions, was $2,295,700.

Other changes in working capital were a decrease in accounts payable and accrued expenses of $1,444,900 and a decrease in lines of credit by $1,140,000. The Registrant and Crested have a line of credit for $1,000,000, with $0 outstanding as of
February 29, 1996. Four Nines Gold ("FNG"), has $79,000 outstanding on its line of credit.

The primary requirements for the Registrant's working capital continue to be the funding of on-going administrative expenses, the mine and mill development and holding costs of SGMC; holding costs of Plateau; and uranium (U3O8) delivery costs and property holding costs of SMP. As a result of the disputes between the SMP partners (see "Legal Proceedings - Sheep Mountain Partners Arbitration/Litigation), the Registrant and Crested have been delivering certain of their respective portions of the U3O8 concentrates required to fill various delivery requirements on long-term U3O8 contracts with domestic utilities. Currently, Nukem/CRIC have made most of the SMP deliveries of U3O8. It is not known how long this arrangement will continue. The capital requirements to fill the Registrant's and Crested's portion of the remaining commitments in fiscal 1996 will depend on the spot market price of uranium and on the outcome of the arbitration proceedings involving Nukem/CRIC.

The primary source of the Registrant's capital resources for the remainder of fiscal 1996, will be (i) cash on hand; (ii) possible sale of equity or interests in investment properties or affiliated companies; (iii) sale of equipment; (iv) resolution of pending arbitration/litigation; (v) sale of future royalties or interests in mineral properties; (vi) proceeds from the sale of uranium under the SMP contracts, (vii) and borrowings under existing lines of credit. Construction revenues from FNG, fees from oil production, rentals of various real estate holdings and equipment, aircraft chartering and the sale of aviation fuel will also provide cash.

Existing working capital is sufficient to hold and maintain existing mineral properties, obtain and maintain required permits for operation and development of such properties and pay administration costs for the balance of fiscal 1996 and beyond. Additional working capital to that on hand at February 29, 1996 will be required, however, for the construction of a gold processing mill and mine development for SGMC and the development of Plateau's properties. The Registrant and Crested are currently seeking financing for the construction of the SGMC gold processing mill and mine development. The funding of SMP care and maintenance costs may require additional funding, depending on the timing of payments from the Order and Award with respect to the SMP arbitration. See "Legal Proceedings - Sheep Mountain Partners Arbitration/Litigation".

Results of Operations

Three and Nine Months Ended February 29, 1996 Compared to Three and Nine Months Ended February 28, 1995

Revenues for the nine month and three month periods ended February 29, 1996 increased by $4,513,300 and $489,300, respectively, primarily due to an increase in mineral sales, a mineral option, and an increase in construction contract revenues.

Revenues from mineral sales and option were $3,116,700 and $942,400 for the nine and three months ended February 29, 1996.
There were no similar U3O8 deliveries or option activities for the same period in the prior year.

Construction  contract  revenues for the nine  and  three  months ended  February  29,  1996 increased by $2,450,000  and  $523,400 respectively  from profitable contracts awarded  late  in  fiscal
1995 to the Registrant's subsidiary FNG.

Management fees and other revenues increased by $168,400 and decreased by $62,300 for the nine and three months ended February 29, 1996. The increase is primarily as a result of increased revenues generated by operations of a motel, convenience store and restaurant at the Registrant's town of Ticaboo in southern Utah.

The costs of mineral sales were $2,766,700 for the nine months and $942,400 for the three months ended February 29, 1996, for which there were no corresponding costs during the same period in 1995. Cost and expenses associated with mineral operations decreased by $403,100 and $108,400, respectively, for the nine and three months ended February 29, 1996, compared to the nine and three months ended February 28, 1995, primarily as a result of a decrease in legal costs in connection with the SMP arbitration. The cost of construction activities increased by $1,779,200, and $437,900, respectively for the nine month and three month periods ended February 29, 1996 compared to the same periods in 1995 as a result of increased contract work.

General and administrative expenses increased by $496,700 and decreased by $340,600, respectively for the nine and three months ended February 29, 1996 compared to the comparable 1995 periods. The increase was due to additional expenses associated with the FNG's contracts. Additionally, interest expense which is included in general and administrative expense increased by
$46,200 during the nine months ended February 29, 1996 as compared to the same period in 1995. General and administration expenses also increased due to the Christmas bonus paid in stock to certain employees during the quarter ended February 29, 1996 and to the shares of stock issued in February 1996 under
Registrant's Restricted Stock Bonus Plan. The total of these stock issuances was compensation of $297,400. Officers and directors were not issued any stock compensation (see Note 6 to the USE Condensed Consolidated Financial Statements for the Three and Nine Months Ended February 29, 1996). Commercial operations expenses remained relatively constant.

Operations for the nine months and three months ended February 29, 1996 resulted in a loss from continuing operations of $1,765,400 and $1,074,400, respectively, as compared to a loss of $1,437,700 and $270,300 during the same periods of the previous year. During the nine months and quarter ended February 29, 1996 the Registrant recorded a gain of $2,295,700 net of $50,000 in taxes, on the sale of Brunton. No such gain was recognized in the prior year's periods. Due to the discontinuance of operations from Brunton during the quarter ended February 29, 1996, all income from Brunton is shown as discontinued operations on the Statements of Operations for the quarter and nine months ended February 29, 1995. During the nine months and quarter ended February 29, 1996 the Registrant recognized income of $308,900 and a loss of $9,200, respectively, from Brunton's discontinued operations as compared to a gain of $121,900 and a loss of $58,100 for the corresponding periods of the prior year. The Registrant therefore recognized a net income of $839,200 ($0.14 per share) compared to a loss of $1,315,800 ($0.27 per share) for the nine month period and net income of $1,212,100 ($0.19 per share) compared to a loss of $328,400 ($0.07 per share) for the three month period, of the previous year.

Liquidity and Capital Resources at May 31, 1995

Working Capital Components. Net cash used in operating activities and investing activities was $2,479,700 and $537,300, respectively for fiscal 1995. For the year, these activities resulted in a net cash decrease of $630,400. Cash provided by financing activities was $2,386,600. This was due primarily to the draw down of an operating line with a commercial bank of $960,000 and a private placement in November 1994 of 400,000 shares of the Company's common stock at $3.00 per share. The Company was obligated to either buy back the stock in October 1995 at $3.50 per share or issue an additional share of stock for every three shares purchased during the private placement, and register both the private placement and additional shares by February 28, 1996. Subsequent to May 31, 1995, the Company issued the additional 133,336 common shares.

Working capital decreased during the fiscal year ended May 31, 1995 by $2,552,900 to $22,000 (from $2,574,900 at May 31, 1994).
The principal components of the decrease were a $630,400 decline in cash and cash equivalents, a $1,553,900 increase in accounts payable and accrued expenses, and a $1,366,000 increase in lines of credit. These were partially offset by increases in accounts receivable of $539,400, and in inventory of $142,700.

Cash was primarily used in operations and investing activities during the period. Cash was used in the development of mining properties, primarily SGMC's Lincoln gold project ($455,100), development of the Energx gas properties ($218,200), purchases and modification of property and equipment ($178,900) and the continued investment in affiliates, primarily SMP ($830,500).

Due to disputes among the SMP partners, USE and Crested have not been reimbursed for care and maintenance costs for the SMP properties since the spring of 1991. Such costs, including the running of a decline to reduce pumping and production costs, were approximately $878,500 in fiscal 1995.

Capital Requirements - General: The primary requirements for USE's working capital during fiscal 1996 are expected to be the costs associated with SGMC property leases and payment on purchased properties, and development activities of SGMC; care and maintenance costs of SMP; care and maintenance of the Plateau uranium properties in Utah; payments of holding fees for all mining claims, purchase of uranium for delivery to utility customers of SMP; drilling and overhead expenses of Energx; and corporate general and administrative expenses, including costs associated with continuing litigation and arbitration.

Capital Requirements - SGMC: SGMC's properties contain reserves of gold. A portion of those properties has been the subject of a preliminary feasibility study for the development of the underground Lincoln Mine. The study estimated that for a 500 ton per day ("tpd") mine/mill operation using a cyanide-flotation process, up to $18,000,000 may be needed for mine site development, mill and tailings construction, permitting and the like, to place the proposed mine into full operation. However, more recent studies indicate a gravity milling process will produce satisfactory gold recovery rates. Thus, USE and Crested anticipate building the gravity process system initially, estimated to cost less than $3,000,000. USE and Crested have already purchased a used semiautogeneous grinding mill and other equipment for the front end of the facility.

Although pre-production mine development and underground exploration is substantially complete with respect to currently defined reserves, capital resources in addition to those currently on hand, will be needed to expand reserves, complete mine development and construct a mill facility. The timing of these expenditures will depend upon internal cash flow or additional financing or finding a joint venture partner. The holding costs are estimated at $418,200 for the two fiscal years ending May 31, 1997.

Capital Requirements - SMP: There are no current plans to mine the SMP Crooks Gap properties during fiscal 1996. However, USE and Crested will continue to preserve the ore bodies and develop concepts to reduce care and maintenance costs, including driving a decline to reduce pumping costs (which also would reduce future mining costs by reducing hoisting costs). Although funds are available in SMP's bank account of $15,037,800 as of August 1995, these funds are restricted and subject to a decision by the Arbitration Panel. Since early 1991 SMP has not paid USE and Crested the operating costs and fees associated with their services as operating manager of the Crooks Gap properties; such accumulated costs and fees were $4,521,600 at May 31, 1995. Until resolved, USECC will have to continue funding SMP's care and maintenance expenditures. Such expenditures were $878,500 in fiscal 1995. The dispute between the SMP participants should largely be resolved in fiscal 1996.

Notwithstanding disputes between the SMP partners, USE and Crested have delivered an agreed-upon portion of the uranium concentrates required to fill contract delivery requirements on certain long-term U3O8 contracts since July 1, 1991. However, during fiscal 1995 all of the deliveries to fill the SMP contracts were made by Nukem/CRIC. It is uncertain what the protocol will be on future SMP deliveries. If the SMP partners are unable to agree on how to separately effect contract performance for the various SMP customers, resulting delivery delays and/or incomplete deliveries could adversely affect the contracts, and therefore USE.

Capital Requirements - GMMV: Operations of GMMV are not requiring USE's capital resources, as the initial $50,000,000 of expenses on the GMMV properties is being paid by Kennecott. USE and Crested continue to project the proposed Jackpot Mine can be put into production for less than $25,000,000. However, depending on results of exploration and development projects on the properties, additional expenditures may be required. GMMV expenditures for fiscal 1996 will depend on whether one or both declines for the proposed mine are started. A decision by the Management Committee of GMMV regarding the declines will be made after all necessary permits are acquired. Nonetheless, GMMV should not require any funding from USE during fiscal 1996.

Capital Requirements - Plateau: During fiscal 1995 the annual care and maintenance costs for the Shootaring Mill were $465,900. It is anticipated that these costs will continue until the mill is either placed into production or ,decommissioned and will be a cash drain to USE unless USE is able to sell or joint venture a portion of the Plateau assets.

Capital Requirements - Energx: Another requirement of USE's and Crested's working capital is the continued funding of Energx overhead expenses and drilling operations. Energx holds several gas leases and in fiscal 1995 was participating in two gas ventures. One venture on the Fort Peck Indian Reservation in Montana with NuGas, a Canadian firm, requires NuGas to fund the drilling of the first eight wells. Therefore, capital expenditures by USE on this venture are not anticipated to be significant in 1996. The second venture, in Montana, required that Energx, as a condition of its earn-in to the venture, fund the drilling of seven exploratory wells. However, in September 1995 Energx terminated its interest in this second venture.

Long-Term Debt and Other Obligations:  Long-term debt at May  31,
1995,  was  $1,161,400, the current portion of which is  $232,900
(see   Note   G   to  the  USE  audited  Consolidated   Financial
Statements).

Reclamation Costs. Prior to fiscal 1995, USE and Crested assumed the reclamation obligations, environmental liabilities and contingent liabilities for employee injuries, from mining the Crooks Gap and other properties in the Sheep and Green Mountain Mining Districts. The reclamation obligations, which are established by governmental regulators, were most recently set at $1,451,800, which amount is shown on USE's balance sheet as a long-term obligation.

To assure the reclamation work will be performed, regulatory agencies require posting of a bond or other security. USE and Crested satisfied this requirement with respect to SMP properties by mortgaging their executive office building and a trailer park in Riverton, Wyoming. A portion of the funds for the reclamation of SMP's properties was to have been provided by SMP, which agreed to pay up to $.50 per pound of uranium produced from its properties to USE and Crested for reclamation work. The status of this commitment could be impacted by the ultimate resolution of the arbitration/litigation with Nukem/CRIC.

Reclamation obligations on the contiguous Big Eagle properties and the Sweetwater Mill are estimated at approximately $23,960,000. These obligations have been assumed by the GMMV venturers and secured by a bank letter of credit provided by Kennecott. The major part of the reclamation and environmental costs associated with the Sweetwater Mill are not expected to be paid prior to conclusion of mining activities on Green Mountain. As uranium is processed through the Mill, a reclamation reserve will be funded on a per unit of production basis. Up to $8,000,000 (in 1990 dollars) in any reclamation costs which may be incurred prior to commencement of production or 2001 will be paid for by UNOCAL.

Reclamation obligations of Plateau are covered by a $2,500,000 cash bond posted with the U. S. Nuclear Regulatory Commission and a $4,800,000 cash deposit which will be available for the resolution of any environmental or nuclear claims if Plateau does not begin decommissioning the mill complex prior to June 1997. See "Uranium - Shootaring Canyon Mill."

Reclamation work on any of the above properties need not be fully completed until a decision is made to abandon the properties, or as otherwise required by regulatory agencies. Reclamation and environmental costs associated with any of these properties are not expected to require a material amount of USE funding in fiscal 1996.

See Note K to the USE audited Consolidated Financial Statements for further information regarding reclamation and environmental costs, and the funding thereof.

Capital Resources: The primary source of USE capital resources for fiscal 1996 will be cash on hand, a private placement of the Company's common stock, sale of certain marketable securities and miscellaneous non-core assets, and proceeds from financing activities. Fees from oil production (Ft. Peck Lustre Field, Montana), rentals of real estate holdings and equipment, aircraft chartering and aviation fuel sales, also will provide cash.

In June and July 1995, the Company sold 812,432 restricted common shares in a private placement for net proceeds of $2,827,300 ($4.00 per share). Resale of these shares by the private investors will be registered with the SEC in November 1995. In connection with this private placement, warrants to purchase 81,243 common shares at $4.80 per share were issued to the selling agent. The registration statement also will cover resale of the common shares underlying the warrants. These warrants are exercisable through July 28, 2000 and both the warrants and the underlying shares of common stock issuable upon exercise of such warrants will be included in the Company's Form S-3 registration statement.

Additional capital will be needed to develop and build the mine and mill complex for the SGMC Lincoln Project. SGMC presently is seeking financing for the Project (see - "Description of Business-
Gold").   If  such financing cannot be obtained, USE and  Crested
will be forced to either sell the Lincoln Project or continue funding SGMC's property holding costs. Continued funding of such costs could cause USE and Crested to look for other short-term working capital resources.

To fund the Energx drilling on the Fort Peck Reservation as well as other locations USE plans to seek a joint venture partner or obtain financing through banking institutions or the public market.

Funding of SMP care and maintenance costs may require additional advances by USECC, depending on the outcome of the SMP arbitration/litigation. See "Legal Proceedings - Sheep Mountain Partners Arbitration/Litigation." Although USE management is of the opinion that the SMP arbitration/litigation will be resolved in favor of USE and Crested, which will result in funds being available to repay USE and Crested for advances to SMP, this outcome is not assured. In any event, further delays may also cause short-term liquidity requirements.

In fiscal 1995, USE had a $1,000,000 commercial bank credit line. Borrowings of $960,000 under the credit line were outstanding at May 31, 1995. In July 1995, the Company paid off this line of credit with some of the funds from the private placement of USE common shares and renegotiated the line for an additional twelve months. As of September 1, 1995, the entire $1,000,000 of the new line was available.

Although USE currently is not in production on any mineral properties, development work continues on several of its major investments. USE is not using hazardous substances and known pollutants to any significant extent in these activities. Consequently, recurring costs for managing hazardous substances, and capital expenditures for monitoring hazardous substances or pollutants, have not been significant. Likewise, USE does not have properties which require current remediation. USE is not aware of any claims for personal injury or property damages that need to be accrued or funded.

USE and USECC received a notification of tax deficiency from the Internal Revenue Service for fiscal years ended May 31, 1989, 1990 and 1991. USE filed a response to the proposed deficiency, and has requested an administrative appeal of the initial examiner's deficiency finding. To date, USE has received a preliminary indication that a major portion of the findings have been resolved in favor of USE. However, no written confirmation has been received as of Prospectus date, and therefore no quantitative amount of tax deficiency can be determined. USE does not believe the remaining issues will have a material effect on its financial condition or results of operations. Further, USE is confident the matters will be resolved favorably at the administrative appeals level. Until such time, if ever, as the deficiency claim goes to Tax Court after exhaustion of administrative hearings, management is of the opinion that this dispute is not a legal proceedings matter.

USE believes available cash, operating revenues, borrowing under its current line of credit and subsequent financing activities will be adequate to fund working capital requirements. However, with the exception of GMMV, USE will require additional sources of funding or joint venture partners to continue its development of and investment in its various mineral ventures, as stated above.

Results of Operations

Fiscal 1995 Compared To Fiscal 1994

The  revenues  increased slightly in fiscal  1995  to  $9,148,000
(compared to $8,776,300 in fiscal 1994), and total costs and expenses declined slightly in fiscal 1995 to $11,429,500 (compared to $12,364,200 in fiscal 1994). This resulted in a reduction (from a loss of $3,370,800 in fiscal 1994) in the net operating loss by $1,300,200 to a loss of $2,070,600 in fiscal 1995. The improvement in operations can be attributed to two major events, the sale of property and the consolidation of Brunton's statement of operations. (Brunton's operation were not consolidated in 1994 as the acquisition of Brunton occurred in May 1994.)

Gain on sales of assets increased by $1,229,600 during fiscal 1995 compared to the corresponding period of the prior year. The increase is due to the sale of certain real estate in Colorado for $951,600; receipt by Plateau of an option payment of $100,000 for certain properties in Utah; and sale by Energx of an interest in a gas property for $195,900. During fiscal 1994, there were only sales of miscellaneous equipment for $52,800.

There were no mineral sales in fiscal 1995, as a result of the SMP arbitration, to compare with the $3,732,500 in revenues from the sale of U3O8 in fiscal 1994. However, this had no significant effect on the net operating losses because of the corresponding reduction in the cost of sales. During fiscal 1994, USE and Crested made all or a portion (50 percent) of certain of the uranium deliveries required under the SMP contracts. However, during fiscal 1995, USE and Crested have not been allowed to make such deliveries, due to disputes with the other SMP partners; under agreements reached on an interim basis for the remainder of time required for the SMP dispute resolution, all deliveries have been made by Nukem. Once the arbitration proceedings are concluded, deliveries will be made in accordance with the decision of the arbitration panel.

The consolidated statement of operations for fiscal 1995 of Brunton is reflected as recreational product sales of $4,452,300. This increase in revenues was offset by increases in cost of goods sold, and general and administrative and interest expenses as a result of the consolidation. This resulted in a net effect of $296,400 to the fiscal 1995 consolidated operations. Legal, accounting and related expenses of the Brunton acquisition were approximately $50,000. Although the revenues from Brunton were not consolidated for fiscal 1994, Brunton had revenues of $4,118,800 during that period, and a net operating income of $386,700.

In fiscal 1995, $1,069,600 was incurred in legal, arbitration fees and expert fees incurred in connection with the SMP arbitration/litigation, compared to $576,500 in fiscal 1994.
Such expense will be reduced in fiscal 1996.

The reduction in mineral property transactions is related to the Mt. Emmons molybdenum property, in which USE and Crested have a six percent gross royalty. In addition to the gross royalty, there were promissory notes of $7,500,000 each issued to USE and Crested in 1980, with provision for advance royalties. In 1985, AMAX, USE and Crested agreed to amortize the notes at an annual rate of $1,000,000 each to USE and Crested ($250,000 each, per quarter), in lieu of most of the advance royalties. Advance royalties of 50,000 pounds of molybdic oxide (or its cash equivalent) remains payable. During fiscal 1994, the final $500,000 was amortized on the long term note, so there was consequently no amortization of such debt in fiscal 1995. The remaining component of the decrease in gain from restructuring mining properties agreements, is as a result of the fluctuation of the market price of molybdenum, which is paid in kind by AMAX in lieu of cash payment of the advance royalty.

Construction operation revenues for the year ended May 31, 1995 decreased by $1,303,000 from the previous year due to decreased contract work performed by USE's subsidiary Four Nines Gold, Inc. ("FNG"). The reason for this decrease can be attributed to FNG not being successful in the bidding process for new construction work. During fiscal 1995, FNG spent the majority of its time bidding on a large ($3,500,000) contract for structure work. Late in fiscal 1995, FNG was awarded this contract which is projected to be profitable. Long term growth and profits for the construction segment is based on FNG's ability to competitively bid for work and at the same time remain profitable. It is anticipated that FNG will grow, however, there will be periods of time that show declines in revenue, as was experienced during fiscal 1995.

On June 1, 1993, USE implemented SFAS No. 109. See Footnote 2 to the USE Consolidated Financial Statements. The cumulative effect for the year ended May 31, 1994, of this tax accounting change was a decrease of net income of $267,000. No provision for income taxes was necessary in fiscal 1995.

Interest income increased to $479,900 from $328,700 for the previous year as a result of higher overall interest rates on invested cash.

Interest expense increased to $279,000 from $117,000 due to higher borrowing levels related to the line of credit and overall higher interest rates.

Fiscal 1994 Compared To Fiscal 1993

Overall, while revenues declined only slightly (by $269,200) in fiscal 1994 to $8,776,300 (compared to $9,045,500 for the prior year), costs and expenses increased substantially (by $3,215,600) in fiscal 1994 to $12,364,200 (compared to $9,148,600 for 1993).
Although operating losses were recorded for some activities, as discussed below, two items contributed significantly to the overall operating loss of $3,370,800 for the year. First, general and administrative expense increased by $741,500 to $2,696,800 (compared to $1,955,300), reflecting the one-time legal and accounting expenses of acquiring Brunton (which closed at the end of fiscal 1994), increased general and administrative expenses associated with SGMC, general and administrative expenses (including permitting costs) associated with Plateau, and the write down of a note receivable to market prior to its assumption by Crested. Second, costs associated with mineral operations, which are producing no revenues, increased by $469,100 to $1,129,000 (compared to $659,900 for the prior year).
This increase is due primarily to the litigation over the SMP and Parador disputes and increased maintenance cost of heavy mining equipment due to underground development work on the SMP properties.

Mineral sales revenues increased primarily as a result of the sale and delivery during the year of U3O8 in accordance with SMP utility supply contracts, however an operating loss of $665,100 for the year was recognized due to contracted price being lower than the price at which USE could acquire the U3O8 and increased maintenance costs on properties and equipment. Construction contract revenues increased by $579,900 (to $2,606,400 compared to $2,026,500 for fiscal 1993), due to increased contract work by USE's subsidiary Four Nines Gold, Inc. ("FNG"), resulting in an operating profit of $317,500 for construction contract activities for the year.

Oil sales revenues (recorded for services provided by USE as operator of the Ft. Peck Lustre Field) dropped by $102,600 to $183,700 (compared to $286,300 in fiscal 1993) due to lower production rates and lower prices for the first two quarters of fiscal 1994. Separately, but related to oil and gas activities, certain start-up operations in coalbed methane gas contributed $157,800 to 1994 costs and expenses. See Business - Oil and Gas
- - Energx."

Interest income increased by $250,500 to $328,700 (compared to $78,200 for fiscal 1993) because of higher cash balances from the Plateau acquisition early in the year.

During the quarter ended August 31, 1993, USE implemented Statement of Financial Accounting Standard No. 109 ("Accounting for Income Taxes", hereafter "SFAS 109"). The cumulative effect of this tax accounting change is a $267,000 decrease in net income for fiscal 1994.

Effects of Changes in Prices

Mining operations and the acquisition, development and sale of mineral properties are significantly affected by changes in commodity prices. As prices for a particular mineral increase, prices for prospects for that mineral also increase, making acquisitions of such properties costly, and sales advantageous. Conversely, a price decline facilitates acquisitions of properties containing that mineral, but makes sales of such properties more difficult. Operational impacts of changes in mineral commodity prices are common in the mining industry.

Uranium and Gold. Changes in the prices of uranium and gold affect USE to the greatest extent. When uranium prices were relatively high in fiscal 1988, USE and Crested acquired the Crooks Gap properties, and thereafter put the properties into production. When uranium prices fell sharply during fiscal 1989-1991, USECC suspended mining operations for SMP, because uranium could be purchased at prices less than the costs of producing uranium. Uranium production in the United States reportedly fell by 25 percent to 33 percent in 1990, due to the lowest prices for uranium since the market developed in the 1960s. However, these low prices created opportunities for the acquisition of the Sweetwater Mill and the Shootaring Mill.

Changes in uranium prices directly affect the profitability of SMP's uranium supply agreements with utilities. Certain of those agreements become advantageous to USE when the spot market price for uranium falls significantly below the price which a utility has agreed to pay. Some of the supply agreements of SMP were acquired before the fall of spot market prices during fiscal 1989-
1991.   Those  fixed-price contracts, which have contract  prices
exceeding current spot market rates, are currently advantageous, as the uranium to fill them can be readily obtained at favorable prices. Although such contracts benefit SMP and USE in a falling market, a corresponding adverse impact would not be anticipated
in  the  event  of  substantially increased  prices.   SMP  would
produce uranium from its Crooks Gap properties to fill those contracts, in the event of a sustained increase in the spot market price above the contract prices.

USE believes SGMC's Lincoln Mine will be profitable with gold prices over $290 per ounce. The price of gold has remained relatively stable over the past year between $370 and $410 per ounce.

Molybdenum and Oil. Changes in prices of molybdenum and petroleum are not expected to materially affect USE with respect to either its molybdenum advance royalties or its fees associated with oil production. A significant sustained increase in the price of molybdenum could increase the likelihood that the Mt. Emmons properties will be developed, but such an increase is not anticipated in fiscal 1996.

                DIRECTORS AND EXECUTIVE OFFICERS

Business  Experience  and Other Directorships  of  Directors  and
Nominees.

John L. Larsen, 64, Chairman, Chief Executive Officer and President. Mr. Larsen has been principally employed as an officer and director of the Company and Crested for more than the past five years. He is also a director of the Company's subsidiary, Ruby Mining Company ("Ruby") and of The Brunton Company. Crested and Ruby have registered equity securities under the Securities Exchange Act of 1934.

Max T. Evans, 71, director and Secretary. Mr. Evans has been principally employed as an officer and chief geologist of the Company and Crested for more than the past five years. He is President and a director of Crested. Mr. Evans received B.S. and M.S. degrees in geology from Brigham Young University.

Harold F. Herron, 42, director and Vice President. Mr. Herron has been the Company's Vice-President since January 1989. From 1976, Mr. Herron has been an employee of Brunton, a manufacturer and/or marketer of compasses, binoculars and knives, which the Company sold to Silva Production AB in February 1996. Initially, he was Brunton's sales manager, and since 1987 he has been its President. Mr. Herron is a director of Ruby and Northwest Gold, Inc., which have registered equity securities under the Exchange Act. Mr. Herron received an M.B.A. degree from the University of Wyoming after receiving a B.S. degree in Business Administration from the University of Nebraska at Omaha.

David W. Brenman, 40 has been a director of the Company since January 1989. Since September 1988, Mr. Brenman has been a self-employed financial consultant. In that capacity, Mr. Brenman has assisted the Company and Crested in negotiating certain financing arrangements. From February 1987 through September 1988, Mr. Brenman was a vice-president of project financing for Lloyd's International Corp., a wholly-owned subsidiary of Lloyd's Bank, PLC. From October 1984 through February 1987, Mr. Brenman was President, and continues to be a director of Cogenco International, Inc., a company engaged in the electric cogeneration industry, which has registered equity securities under the Exchange Act. Mr. Brenman has an L.L.M. degree in taxation from New York University and a J.D. degree from the University of Denver.

Don C. Anderson, 69, has been a Company director since May 1990. From January 1990 until mid-fiscal 1993, Mr. Anderson was a geologist for the Company. Mr. Anderson was Manager of Exploration and Development for Pathfinder Mines Corporation, a major domestic uranium mining and milling corporation, from 1976 until his retirement in 1988. Previously, he was Mine Manager for Pathfinder's predecessor, Utah International, Inc., from 1965 to 1976. He received a B. S. degree in geology from Brigham Young University.

Nick Bebout, 46, has been a Company director since 1989. Mr. Bebout is a director and President of NUCOR, Inc. ("NUCOR"), a privately-held corporation that provides exploration and development drilling services to the mineral and oil and gas industries, since 1987. Prior to that time, Mr. Bebout was Vice President of NUCOR from 1984. Mr. Bebout is also an officer, director and owner of other privately-held entities involved in the resources industry.

Information Concerning Executive Officers Who Are Not Directors

The following information is provided pursuant to Item 401 of Reg. S-B, regarding the executive officers of the Company who are not also directors.

Daniel P. Svilar, age 67, has been General Counsel for USE and Crested for more than the past five years. He also has served as Secretary and a director of Crested, and Assistant Secretary of USE. His positions of General Counsel to, and as officers of the companies, are at the will of each board of directors. There are no understandings between Mr. Svilar and any other person pursuant to which he was named as officer or General Counsel. He has no family relationships with any of the other executive officers or directors of USE or Crested, except his nephew Nick Bebout is a USE director. During the past five years, Mr. Svilar has not been involved in any Reg. S-B Item 401(d) proceeding.

Robert Scott Lorimer, age 45, has been Controller and Chief Accounting Officer for USE and Crested for more than the past five years. Mr. Lorimer also has been Chief Financial Officer for both companies since May 25, 1991, and their Treasurer since December 14, 1990. He serves at the will of the Boards of Directors. There are no understandings between Mr. Lorimer and any other person, pursuant to which he was named an officer, and he has no family relationship with any of the other executive officers or directors of USE or Crested. During the past five years, he has not been involved in any Reg. S-B Item 401(d) listed proceeding.

Family Relationships.

Harold F. Herron, a director and vice-president, is the son-in-law of John L. Larsen, a principal shareholder, Chairman, President and CEO. Nick Bebout, a director, is a nephew of Daniel P. Svilar, a principal shareholder and General Counsel. There are no other family relationships among the executive officers or directors of the Company.

Executive Compensation

Under a Management Agreement dated August 1, 1981, the Company and Crested share certain general and administrative expenses, including compensation of the officers and directors of the companies (but excluding directors' fees) which have been paid through the USECC Joint Venture ("USECC"). Substantially all the work efforts of the officers of the Company and Crested are devoted to the business of both the Company and Crested

All USECC personnel are Company employees, in order to utilize the Company's ESOP as an employee benefit mechanism. The Company charges USECC for the direct and indirect costs of its employees for time spent on USECC matters, and USECC charges one-half of that amount to each of Crested and the Company.

The following table sets forth the compensation paid to the USE Chief Executive Officer, and those of the four most highly compensated USE executive officers who were paid more than $100,000 cash in any of the three fiscal years ended May 31, 1995. The table includes compensation paid such persons by Crested and Brunton for such persons' services to such subsidiaries.

                        SUMMARY COMPENSATION TABLE
                                                                   Long Term Compensation
                                                           ----------------------------------
                                Annual Compensation                Awards           Payouts
                            -----------------------------------------------------------------
(a)                  (b)       (c)       (d)      (e)         (f)         (g)          (h)         (i)
                                                 Other
Name                                             Annual    Restricted                           All Other
and                                              Compen-     Stock      Options/       LTIP      Compen-
Principal                     Salary    Bonus    sation     Award(s)      SARs       Payouts     sation
Position             Year      ($)       ($)      ($)         ($)         (#)          ($)       ($)(3)
- ---------------------------------------------------------------------------------------------------------
John L. Larsen       1995   $144,023   $2,751      --      $9,000(1)      -0-          --       $13,361
  CEO                1994    148,239    7,028      --       9,600(1)      -0-          --        14,394
  President          1993    164,968    4,016      --       7,200(1)    100,000(2)     --        16,718


Daniel P. Svilar     1995    112,615    2,076      --       8,100(1)      -0-          --        11,008
  Asst. Secretary    1994    112,753   64,984      --       8,640(1)      -0-          --        17,300
                     1993    108,000    2,001      --       6,480(1)      -0-          --        12,862

Harold F. Herron     1995    117,238    2,033      --         --          -0-          --         6,626
  Vice President     1994    105,983   18,268      --         --          -0-          --         9,743
                     1993     99,469   12,617      --         --          -0-          --         3,626


R. Scott Lorimer     1995    112,403    2,098      --     5,681(1)     -0-         --     10,989
  Treasurer          1994     92,799   43,461      --     6,181(1)     -0-         --     13,260
                     1993     78,921    2,196      --     4,548(1)     -0-         --      9,400


 (1) Bonus shares equal to 20% of original bonus shares issued FY 1990, multiplied by $4.00 in 1994 and $3.00 in 1993, the closing bid price on issue dates. These shares are subject to forfeiture on termination of employment, except for retirement, death or disability.

(2)  10-year non-qualified option at $2.00 per share.

(3) Dollar values for ESOP contributions and 401K matching contributions.

Executive Compensation Plans and Employment Agreements

To provide incentive to Mr. Larsen for his efforts in having Green Mountain Mining Venture (" GMMV") develop a producing mine as soon as possible, in fiscal 1993 the USE Board adopted a long-term incentive arrangement under which Mr. Larsen is to be paid a non-recurring $1,000,000 cash bonus, provided that the Nuexco Exchange Value of uranium oxide concentrates has been maintained at $25.00 per pound for six consecutive months, and provided further that USE has received cumulative cash distributions of at least $10,000,000 from GMMV as a producing property. It is not expected that this cash bonus will become payable in fiscal 1996.

The Company has adopted a plan to pay the estates of Messrs. Larsen, Evans and Svilar amounts equivalent to the salaries they are receiving at the time of their death, for a period of one year after death, and reduced amounts for up to five years thereafter. The amounts to be paid in such subsequent years have not yet been established, but would be established by the Boards of the Company and Crested.

Mr. Svilar has an employment agreement with the Company and Crested, which provides for an annual salary in excess of $100,000, with the condition that Mr. Svilar pay an unspecified amount of expenses incurred by him on behalf of the Company and its affiliates. In the event Mr. Svilar's employment is involuntarily terminated, he is to receive an amount equal to the salary he was being paid at termination, for a two year period.
If he should voluntarily terminate his employment, the Company and Crested will pay him that salary for nine months thereafter. The foregoing is in addition to Mr. Svilar's Executive Severance and Non-Compete Agreement with the Company (see below).

In fiscal 1992, the Company signed Executive Severance and Non-Compete Agreements with Messrs. Larsen, Evans, Svilar and Lorimer, providing for payment to such person upon termination of his employment with the Company, occurring within three years after a change in control of the Company, of an amount equal to
(i) severance pay in an amount equal to three times the average annual compensation over the prior five taxable years ending before change in control, (ii) legal fees and expenses incurred by such persons as a result of termination, and (iii) the difference between market value of securities issuable on exercise of vested options to purchase securities in USE, and the options' exercise price. These agreements also provide that for the three years following termination, the terminated individual will not compete with USE in most of the western United States with respect to exploration and development activities for uranium, molybdenum, silver or gold. For such non-compete covenant, such person will be paid monthly over a three year period an agreed amount for the value of such covenants (depending on the individual, ranging from $66,667 up to $86,667 annually). These agreements are intended to benefit the Company's shareholders, by enabling such persons to negotiate with a hostile takeover offeror and assist the Board concerning the fairness of a takeover, without the distraction of possible tenure insecurity following a change in control. As of this Prospectus date, the Company is unaware of any proposed hostile takeover.

The Company and Crested provide all of their employees with certain forms of insurance coverage, including life and health insurance. The health insurance plan does not discriminate in favor of executive employees; life insurance of $50,000 is provided to each member of upper management (which includes all persons in the compensation table), $25,000 of such coverage is provided to middle-management employees, and $15,000 of such coverage is provided to other employees.

Employee Stock Ownership Plan ("ESOP"). An ESOP has been adopted to encourage ownership of USE Common Stock by employees, and to provide a source of retirement income to them. Because the persons performing duties for Crested are employees of USE, they benefit from the ESOP and the other compensation plans of USE, as described below. The ESOP is a combination stock bonus plan and money purchase pension plan. It is expected that the ESOP will continue to invest primarily in USE Common Stock. Messrs. Larsen, Herron and Evans are the trustees of the ESOP.

Contributions to the stock bonus plan portion of the ESOP are discretionary and are limited to a maximum of 15% of the covered employees' compensation for each year ended May 31.
Contributions to the money purchase portion of the ESOP are mandatory (fixed at ten percent of the compensation of covered employees for each year), are not dependent upon profits or the presence of accumulated earnings, and may be made in cash or shares of Company Common Stock.

The Company made a contribution of 37,204 shares to the ESOP for fiscal 1995, all of which were contributed under the money purchase pension plan. At the time the shares were contributed, the market price was $5.375 per share, for a total contribution valued at $199,971.50 which has been funded by the Company. Crested and the Company are each responsible for one-half of that amount (i.e., $99,985.75), and Crested currently owes its one-half to the Company.

Employees are eligible to participate in the ESOP on the first day of the plan year (June 1) following completion of one year of service in which at least 1,000 hours are credited. Each employee's participation in the ESOP continues until the ESOP's anniversary date coinciding with or next following termination of service by reason of retirement, disability or death. In these cases, the participant will share in the allocation of USE's contributions for the ESOP year in which the retirement, death or disability occurs, and will have a fully-vested interest in allocations to the participant's account.

An employee's participation in the ESOP does not cease upon termination of employment. If the employment of a participant in the ESOP is terminated for reasons other than disability, death, or retirement (unless the employee receives a lump sum distribution upon the termination of employment), participation continues following the termination, until five consecutive one-year breaks in service have been incurred. An employee is deemed to have incurred a one-year break in service during any year in which 500 or fewer hours of service are completed.

Employee interests in the ESOP are earned pursuant to a seven year vesting schedule. Upon completion of three years of service for the Company, the employee is vested as to 20% of the employee's account in the ESOP, and thereafter at the rate of 20% per year. Any portion of an employee's ESOP account which is not vested is forfeited upon termination of employment for any reason, other than retirement, disability, or death.

The 37,204 shares issued to the ESOP for fiscal 1995 included 2,276 shares allocated to John L. Larsen's account, 1,422 shares allocated to Max T. Evans' account, 582 shares allocated to Harold F. Herron's account, 2,048 shares allocated to Daniel P. Svilar's account, and 2,045 shares allocated to R. Scott Lorimer's account, for a total of 8,373 shares allocated to accounts for all executive officers as a group (five persons). Shares forfeited by terminated employees who were not fully vested were reallocated to plan participants and included 159, 100, 40, 143 and 143 shares to the accounts of Messrs. Larsen, Evans, Herron, Svilar and Lorimer, respectively. The accounts of the executive officers are fully vested, as they have all been employed by the Company and USECC for more than the past seven years. Allocations of shares for fiscal 1996 have not been made with respect to any participant in the ESOP.

The maximum loan outstanding during fiscal 1995 under a loan arrangement between the Company and the ESOP, was $1,014,300 at
May  31,  1995 for loans made in fiscal 1992 and 1991.   Interest
owed by the ESOP was not booked by the Company. Crested pays one-half of the amounts contributed to the ESOP by USE. Because the loans are expected to be repaid by contributions to the ESOP, Crested may be considered to indirectly owe one-half of the loan amounts to USE.

Stock Option Plan. The Company has a combined incentive stock option/non-qualified stock option plan, reserving an aggregate of 550,000 shares of Common Stock for issuance upon exercise of options granted thereunder. Awards under the plan are made by a committee of two or more persons selected by the Board (presently Messrs. Herron, Bebout and Brenman). The committee establishes the exercise periods and exercise prices for options granted under the plan. The Board ultimately ratifies the actions of the committee. Total grants to officers and directors as a group may not exceed 275,000 shares.

Options expire no later than ten years from the date of grant, and upon termination of employment, except in cases of death, disability or retirement. Subject to the ten year maximum period, upon the death, retirement or permanent and total disability of an optionee, options are exercisable for three months (in case of retirement or disability) or one year (in case of death) after such event. In fiscal 1994, conditions relating to periods of Company service before vesting of stock purchased on exercise of the non-qualified options were removed.

For fiscal 1995, no qualified or non-qualified options were granted.

The following table shows unexercised options, how much thereof were exercisable, and the dollar values for in-the-money options, at May 31, 1995.

       Aggregated Option/SAR Exercises in Last Fiscal Year
                  and FY-End Option/SAR Values

        (a)            (b)          (c)           (d)               (e)
                                                                  Value of
                                               Number of        Unexercised
                                              Unexercised       In-the-Money
                                             Options/SARs       Options/SARs
                                             at FY-End (#)      at FY-End($)
                      Shares       Value
                   Acquired on    Realized    Exercisable/      Exercisable
Name               Exercise (#)     ($)      Unexercisable     Unexercisable
- -----------------------------------------------------------------------------
John L. Larsen,       -0-           -0-         100,000         $388,000(1)
  CEO, President                              exercisable     exercisable and
                                                                unexercised

                                                100,100         $248,248(2)
                                              exercisable     exercisable and
                                                                unexercised

Max T. Evans,         -0-           -0-          57,200         $141,856(2)
  Secretary                                   exercisable     exercisable and
                                                                unexercised

Harold F. Herron,     -0-           -0-          11,000          $27,280(2)
  Vice President                              exercisable     exercisable and
                                                                unexercised

Daniel P. Svilar      -0-           -0-          66,000         $163,680(2)
  Asst. Secretary                             exercisable     exercisable and
                                                                unexercised

R. Scott Lorimer      -0-           -0-          29,700          $73,656(2)
  Treasurer                                   exercisable     exercisable and
                                                                unexercised

  (1) Equal to $5.38 closing bid on last trading day in FY 1995, less $2.00 per share option exercise price, multiplied by all shares exercisable.

(2) Equal to $5.38 closing bid on last trading day in FY 1994, less $2.90 per share option exercise price, multiplied by all shares exercisable.

Restricted Stock Plans. The Company and Crested have issued stock bonuses to various executive officers and directors of the Company and others. These shares are subject to forfeiture to the issuer by the grantee if employment terminates otherwise than for death, retirement or disability. If the required service is completed, the risk of forfeiture lapses and the shares become the unrestricted property of the holder. Messrs. Larsen, Evans, Svilar, Lorimer and all executive officers as a group (four persons) received 20,400, 12,750, 18,360, 12,240 and 63,750 shares of Common Stock, respectively, under this restricted stock plan through fiscal 1995. Additional bonuses of 20% of the original shares (7,500) will be issued annually through fiscal 1997. The expenses relating to these stock issuances are shared equally by the Company and Crested.

Subsidiary Plans. During the year ended May 31, 1991, Brunton adopted a salary deduction plan intended to qualify as a deferred compensation plan under Internal Revenue Code Section 401(k). Harold F. Herron and John L. Larsen are the only Company officers who are able to participate in this retirement plan. The fiscal 1994 acquisition of Brunton by the Company has not affected the Brunton 401(k) plan.

Other than as set forth above, neither the Company nor any of its subsidiaries have any pension, stock option, bonus, share appreciation, rights or other plans pursuant to which they compensate the executive officers and directors of the Company. Other than as set forth above, no executive officer received other compensation in any form which, with respect to any individual named in the Cash Compensation Table, exceeded ten percent of the compensation reported for that person, nor did all executive officers as a group receive other compensation in any form which exceeded ten percent of the compensation reported for the group.

Other Options and Shares Compensation Proposals

As of December 22, 1995, the Registrant's board of directors amended the Registrant's 1989 Incentive Stock Option Plan, without shareholder approval, to increase the number of options issuable to employees (not including executive officers or directors of the Registrant) from the present 275,000 options up to the increased number of 700,000 options. All such newly authorized options will be nonqualified under IRS regulations. Under the Plan as amended, the board of directors has issued nonqualified options to purchase a total of 360,000 shares, subject to continued employment and exercisable at 20% per year, to employees; the exercise price of the options is $4.00 (the fair market price at December 22, 1995), subject to the market price of the shares being above $8.00 per share for 30 days after grant date.

The board of directors also has proposed, subject to approval by the shareholders at the next annual meeting, a stock award program for the executive officers and directors of the Registrant, for the award of common shares to each individual, as of March 1 of each year of continued employment. The first award is tentatively set to be March 1, 1997, in amounts of 20,000 shares for from three to 5 years per officer or director, however, no awards shall be made until a formal plan is adopted and approved by the shareholders and then only upon further decision of the compensation committee as to other features of the plan (including payment of taxes for the grantees with pay back arrangements) which may be desirable. The stock award plan will conform to the Commission's proposed Rule 16b-3 for purposes of complying with Sections 16(a) and (b) of the Exchange Act regarding shortswing profit prohibitions.

The  board  of directors expects both the amended 1989  Incentive
Stock Option Plan, and (subject to shareholder approval) the stock award program for officers and directors, to be registered with the Commission on Form S-8 in calendar 1996.


Directors' Fees and Other Compensation

The Company pays non-employee directors a fee of $150 per meeting
attended.   All  directors are reimbursed for  expenses  incurred
with attending meetings.

Prior to fiscal 1992, the Board authorized the Executive Committee to make loans to members of the Board, or to guarantee their obligations in amounts of up to $50,000, if such loans or surety arrangements would benefit the Company. Any loans or surety arrangements for directors which are in excess of $50,000 will require Board rather than Executive Committee approval. The Company loaned $25,000 to David W. Brenman under this plan prior to fiscal 1991. The loan to Mr. Brenman bears interest at the prime rate of the Chase Manhattan Bank and was due September 1, 1994, but has been extended to September 1, 1995 by Board vote (Mr. Brenman abstaining). The loan was provided as partial consideration for Mr. Brenman's representation of the Company to the financial community in New York City. The loan to Mr. Brenman originally was approved by the executive committee.

Pursuant to shareholder approval of the 1992 Stock Compensation Plan for Outside Directors at the 1992 Annual Meeting, in fiscal 1993 the Board issued 5,000 shares of Common Stock each to outside directors Brenman, Anderson and Bebout, which shares vest 1,000 shares to each on the 1992 Annual Meeting date and each succeeding four Annual Meetings through 1996.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Crested Involving Sheep Mountain Partners ("SMP"). In fiscal 1989, the Company and Crested through USECC sold a one-half interest in the Sheep Mountain properties to Cycle Resource Investment Corporation ("CRIC"), a wholly-owned subsidiary of Nukem, Inc., and thereafter USECC and CRIC contributed their 50% interests in the properties to a new Colorado partnership, SMP, which was organized to further develop and mine the uranium claims, market uranium and acquire additional uranium sales contracts. Due to disputes with CRIC and Nukem, necessary mine maintenance has been funded by USECC alone without reimbursement from SMP. For fiscal 1995 and eleven months of fiscal 1996, the Company has advanced Crested's share of SMP property maintenance in the aggregate amount of approximately $402,700 none of which has been reimbursed by SMP or Crested.

Transactions with Crested Involving Plateau. In August 1993, the Company entered into an agreement to acquire all the issued and outstanding common stock of Plateau Resources Limited
("Plateau"), a Utah corporation. Plateau owns a uranium processing mill and support facilities and certain other real estate assets in southeastern Utah. The Company paid nominal cash consideration for the Plateau stock and agreed to assume all environmental liabilities and reclamation bonding obligations. Prior to closing the agreement, Plateau transferred $2,500,000 cash to fund the NRC Surety Trust Agreement to pay future costs of mill decommissioning, site reclamation and long-term site surveillance. Plateau also transferred $4,800,000 cash to an Agency Agreement to indemnify the seller against possible environmental or nuclear claims. At the date of acquisition Plateau held an additional $6.9 million of unencumbered cash to be used for care and maintenance costs on the mill and other assets acquired. Most of the unencumbered cash has been used for care and maintenance costs and loaned to the Company for development of certain properties held by the Company and Crested. Although Crested has no ownership in Plateau, Directors of the Company and Crested have agreed to divide equally one-half of the obligations incurred in excess of the total $14.2 million described above and will share in one-half of all cash flows derived from operations of these assets.

Plateau also owns all of the outstanding stock of Canyon Homesteads, Inc. ("Canyon"), a Utah corporation, which developed the Ticaboo, Utah townsite 3.5 miles south of the mill. The Ticaboo site includes a 66 room motel, convenience store, laundromat facility, 98 single family home sites, 151 mobile home sites, and 26 recreational vehicle sites (all with utility access). The townsite is located on a State of Utah lease near Lake Powell, and is being operated as a commercial enterprise. The Company and Crested plan to further develop the townsite, and have been seeking financial partners.

Transactions with Arrowstar Investments Inc. In April 1995, Canyon entered into an agreement with First-N-Last LLC ("FNL", a Utah limited liability company), to develop and operate certain assets in Utah near the Ticaboo townsite. Under the agreement, Canyon contributed to FNL an operating service station and boat storage operation, and Arrowstar Investments, Inc. ("Arrowstar", the other member of FNL) agreed to contribute up to $150,000 cash. Arrowstar also agreed to contribute to FNL up to another $50,000 as needed. The purpose of FNL is to remodel the contributed assets, build a convenience store and gift shop, and operate the upgraded facility. Profits were to be allocated 90 percent to Arrowstar until recovery of its cash investment, then 75 percent to Arrowstar until it had received $215,000 cash (including investment), and 50 percent to Arrowstar and 50 percent to Canyon thereafter. Arrowstar is a private corporation; the spouse of John L. Larsen (a principal stockholder, Chairman of the Board, President and Chief Executive Officer of Registrant) in joint tenancy with his three sons (who are not affiliates of the Company or Crested) are directors and shareholders of Arrowstar. Plateau (and the Company, as its sole shareholder) approved the arrangement because neither Plateau nor USE had (nor could they acquire on favorable terms) the funds required to upgrade the facility.

In June 1995, USECC signed a six year option to acquire from Arrowstar a 7,200 square foot hangar at the Riverton Regional Airport. The option purchase price originally was agreed to be $110,000; subsequently, Arrowstar and USE agreed the purchase price would be $75,000 which was the value of the hangar and leasehold determined by an independent market value appraisal. USECC exercised the option as of November 1, 1995 and paid $30,000 against the purchase price. The balance was to be paid by a promissory note of USECC for $45,000 payable over five years with interest at the rate of 10% per annum on the unpaid balance. Arrowstar acquired the property for cash from the prior owner in 1992, at which time neither the Company or Crested had any interest in acquiring the property. USECC expects to use the facility in connection with expanded municipal airport traffic in the coming years and in the interim for airplane and vehicle storage purposes.

On April 26, 1996 USECC sold its Wind River Estates Mobile Home Park (including various personal property) in Riverton, Wyoming to Arrowstar for $804,000, the appraised value. The total purchase price consists of $500,000 cash; Arrowstar's unsecured 10% promissory note due 2006 for $56,000; cancellation of the promissory note that USECC gave Arrowstar in connection with the purchase of the hangar described above, which note was valued at $47,934 including accrued interest; and $161,378.34 by Arrowstar assigning to USECC its entire interest in First-N-Last L.L.C.
with respect to the Ticaboo assets described above. Additionally, USECC credited Arrowstar $38,687 against the purchase price for the Wind River Estates mobile home park for goodwill due to Arrowstar's investing in First-N-Last at the time that neither Plateau nor USE or Crested had the funds required to upgrade the facility.

Transactions with Directors. Three of the Company's directors, Messrs. Larsen, Evans and Herron, are trustees of the ESOP. In that capacity they have an obligation to act in the best interests of the ESOP participants. This duty may conflict with their obligations as directors of the Company in times of adverse market conditions for the Common Stock, or in the event of a tender offer or other significant transaction.

In general, the ESOP trustees exercise dispositive powers over shares held by the ESOP, and exercise voting powers with respect to ESOP shares that have not been allocated to a participant's account. In addition, the Department of Labor has taken the position that in certain circumstances ESOP trustees may not rely solely upon voting or dispositive decisions expressed by plan participants, and must investigate whether those expressions represent the desires of the participants, and are in their best interests.

In fiscal 1995, Harold F. Herron, son-in-law of John L. Larsen, purchased a house from the Company for $260,000, the appraised value of the property, and was reimbursed by the Company for leasehold improvements totaling $22,830, incurred by him while he was living in and caring for the house prior to its sale.

Other Information. The Company has adopted a stock repurchase plan under which it may purchase up to 275,000 shares of its Common Stock. These shares would be purchased in part to provide a source of shares for issuance upon the exercise of various outstanding options.

Three of John L. Larsen's sons are employed by the Company (as manager of USECC's commercial operations, uranium fuels marketing director, and as chief pilot, respectively) and Mr. Larsen's brother, now deceased was employed as drilling superintendent. Mr. Larsen's son-in-law Harold F. Herron is an officer and director of the Company, and president and a director of Brunton. Collectively, the five individuals received $512,000 in cash compensation (paid by the Company, Crested and Brunton) for those services during the fiscal year ended May 31, 1995, which amount includes $117,441 cash compensation paid Mr. Herron (principally in his capacity as president of Brunton, and also for his service as a Company vice president, see Executive Compensation above). The foregoing compensation expense (excluding compensation paid by Brunton to Mr. Herron, and one of Mr. Larsen's sons as a Brunton officer) was shared by the Company and Crested, in accordance with the compensation arrangements for all employees.

The Company and Crested provide management and administrative services for affiliates under the terms of various management agreements. Revenues from services by the Company to affiliates other than Crested were $88,300 in fiscal 1995 and $80,300 in fiscal 1994. The Company provides all employee services required by Crested. In exchange Crested is obligated to the Company for its share of the costs for providing such employees.

Transactions Involving USECC. The Company and Crested conduct the bulk of their activities through their equally-owned joint venture, USECC. From time to time the Company and Crested advance funds to or make payments on behalf of USECC in
furtherance  of  their  joint  activities.   These  advances  and
payments create intercompany debt between the Company and Crested. The party extending funds is subsequently reimbursed by the other venturer. The Company had a note receivable of $4,163,315 from Crested at May 31, 1995 ($3,792,800 during fiscal
1994).

Debt Associated with USE's ESOP. During the year ended May 31, 1995, the Company made a contribution of 37,204 shares of Common Stock to the ESOP. Because Crested engages the Company's employees to discharge substantially all of its functions, these contributions benefited Crested. As a result, Crested owes the Company $99,985.75 for one-half of the Company's contribution to the ESOP. Regular and substantial contributions by the Company to the ESOP are required to maintain the ESOP in effect. In fiscal 1994 the Company contributed 46,332 shares of Common Stock to the ESOP, for one-half of which Crested owes the Company $92,664.

Loans to Three Directors. In fiscal 1992 the Company loaned Mr. Evans $24,200 against his promissory note due April 30,1993 and bearing annual interest at ten percent. This loan is secured with 7,500 of Mr. Evans' shares of Common Stock. Also in fiscal 1992, the Company loaned Mr. John L. Larsen $147,000 and further agreed to consolidation of such new loan with outstanding indebtedness of $99,008 owed the Company by members of his immediate family (total debt $246,008), against Mr. Larsen's promissory note for the total amount due April 30, 1993 and bearing annual interest at ten percent. The Board approved these transactions to obtain a higher interest rate of return on the funds compared to commercial rates, and to avoid having the USE stock prices depressed from such persons selling their shares to meet personal obligations. The loan maturities were extended to October 30, 1996. At May 31, 1995, the Larsen family indebtedness totaled $496,830 (of which $348,130 was secured by 120,600 shares of the Company's Common Stock); the family's indebtedness was $432,200 at May 31, 1994 (of which $322,800 was secured by 120,600 shares of the Company's Common Stock). The preceding amounts do not include the loan to Mr. Herron, see below.

In fiscal 1995, the Company made a five year non-recourse loan in the amount of $112,170 to Harold F. Herron. The loan is secured by 30,000 shares of the Company's Common Stock, bears interest at a rate of 7% and is payable at maturity. The Board approved the loan to obtain a higher interest rate of return on the funds compared to commercial rates, and to avoid having the USE stock prices depressed from Mr. Herron selling his shares to meet personal obligations.

        Security Ownership of Certain Beneficial Owners
                         and Management

      The following lists (i) all record holders who, as of May 24, 1996, beneficially owned more than five percent of the outstanding shares of Common Stock, as reported in filings with the Commission or as otherwise known to the Company, and (ii) share ownership of directors and executive officers. Except as otherwise noted, each holder exercises the sole voting and dispositive powers over the shares listed opposite the holder's name. It should be noted that voting and dispositive powers over certain shares are shared by two or more of the listed holders. Such securities are reported opposite each holder having a shared interest therein.

                                        Amount and Nature of Beneficial Ownership
                            ------------------------------------------------------------------
                               Voting Rights       Dispositive Rights      Total     Percent
Name and address            -------------------    ------------------    Beneficail    of
of beneficial owner          Sole       Shared      Sole      Shared     Ownership   Class(1)
- --------------------         ----       ------      ----      ------     ---------   --------
John L. Larsen(2)*          592,432     688,871    548,136    926,542    1,495,079    22.4%
201 Hill Street
Riverton, WY 82501

Max T. Evans(3)*            119,577     676,259     93,589    913,931    1,020,270    15.6%
1410 Smith Road
Riverton, WY 82501

Harold F. Herron(4)*         99,176     180,093     94,251    417,765      512,016     7.9%
3425 Riverside Road
Riverton, WY 82501

Daniel P. Svilar(5)*        154,371     532,626    116,163    532,626      686,997    10.5%
357 Indiana Street
Hudson, WY 82515

Michael D. Zwickl(6)         61,069     510,359     61,069    510,359      571,428     8.8%
137 North Beech Street
Casper, WY 82601

Kathleen R. Martin(7)         -0-       510,359      -0-      510,359      510,359     7.9%
309 North Broadway
Riverton, WY 82501

Crested Corp.               510,359     510,359    510,359      -0-        510,359     7.9%
877 North 8th West
Riverton, WY 82501

U.S. Energy Corp. ESOP(8)   165,900       -0-      403,572      -0-        403,572     6.2%
877 North 8th West
Riverton, WY 82501

R. Scott Lorimer(9)*         57,181       -0-       29,702      -0-         57,181      **
11 Korell Court
Riverton, WY 82501

Don C. Anderson(10)*         26,155       -0-        8,155      -0-         26,155      **
875 Rio Virgin Drive, #247
St. George, UT 84770

Nick Bebout(11)*             10,550      11,111      9,550     11,111       21,661      **
4424 Skylane Diver
Riverton, WY 82501

David W. Brenman(12)*         7,750       -0-        6,750      -0-          7,750      **
1775 Sherman Street
Suite 1001
Denver, CO 80203

*   USE director and/or officer.
** Less than one percent.

(1) Percent of class is computed by dividing the number of shares beneficially owned including any options held by the reporting person or group, by the number of shares outstanding plus the shares underlying the options held by that person or group.

(2) Mr. Larsen exercises sole voting powers over 242,036 directly owned shares, 106,000 shares held in joint tenancy with his wife, 20,400 shares subject to forfeiture, 200,100 shares underlying options and 23,896 shares held in the U.S. Energy Corp. Employee Stock Ownership Plan ("ESOP") account established for his benefit. The directly owned shares include 27,500 shares gifted to his wife, that have remained in Mr. Larsen's name. Shares over which shared voting rights are exercised consist of 522,971 shares held by corporations of which Mr. Larsen is a director, and 165,900 shares held by the ESOP, which have not been allocated to accounts established for specific beneficiaries. The shares held by corporations of which Mr. Larsen is a director consist of 510,359 shares held by Crested and 12,612 shares held by Ruby. Mr. Larsen shares voting and dispositive rights over such shares with the other directors of those corporations. Mr. Larsen shares voting powers over the unallocated ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustees. Shares over which sole dispositive rights are exercised consist of directly owned shares, joint tenancy shares and options, less the 27,500 shares gifted, but not transferred, to his wife. Shares for which shared dispositive powers are held consist of the 403,572 shares held by the ESOP, the shares held by Crested and Ruby. The shares shown as beneficially owned by Mr. Larsen do not include 42,350 shares owned directly by his wife, who exercises the sole investment and voting powers over those shares.

(3) Shares over which Mr. Evans exercises sole voting powers consist of 36,389 directly owned shares which are held in joint tenancy with his wife, 12,750 shares subject to forfeiture, 57,200 shares underlying options and 13,238 shares held in the ESOP account established for his benefit. Shares for which Mr. Evans holds sole dispositive powers consist of his directly held shares and the shares underlying his options. Shares over which Mr. Evans exercises shared voting rights consist of those held by Crested and the unallocated ESOP shares. He exercises shared dispositive rights over the shares held by Crested and the ESOP. Mr. Evans shares voting and dispositive power over Crested's shares with the remaining directors of that company, and he shares voting and dispositive powers over unallocated ESOP shares with the other ESOP Trustees.

(4) Mr. Herron exercises sole voting powers over 71,251 directly owned shares, 12,000 shares held for his minor children under the Wyoming Uniform Transfers to Minors Act (the Minor's shares), 11,000 shares underlying options and 4,925 shares held in the ESOP account established for his benefit. Sole dispositive powers are exercised over the directly held shares, the Minor's shares and the shares underlying options. Mr. Herron exercises shared voting rights over 12,612 shares held by Ruby and 1,581 shares held by Northwest Gold, Inc. ("NWG") and the 165,900 unallocated ESOP shares. Shared dispositive rights are exercised over the shares held by the ESOP, and the shares held by Ruby and NWG. Mr. Herron exercises shared dispositive and voting powers over the shares held by Ruby and NWG as a director of those companies with the other directors of those companies. He exercises shared voting powers over unallocated ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustees.
The shares shown as beneficially owned by Mr. Herron do not include 3,030 shares owned directly by his wife who exercises the sole voting and dispositive powers over those shares.

(5) Mr. Svilar exercises sole voting powers over 28,884 directly owned shares, 379 shares held in an individual retirement account ("IRA") established for his benefit, 7,700 shares held in joint tenancy with his wife, 1,000 shares held as custodian for his minor child under the Wyoming Uniform Transfers to Minors Act (the Minor's shares), 18,360 shares subject to forfeiture, 66,000 shares underlying options and 19,848 shares held in the ESOP account established for his benefit. He holds sole dispositive power over his directly held shares, IRA shares, joint tenancy shares, Minor's shares and the shares underlying his options. The shares over which he exercises shared voting and dispositive rights consist of 12,200 shares held jointly with a family member, and the 510,359 shares held by Crested, over which he exercises shared voting and dispositive powers as a Crested director with the other Crested directors, and 22,267 shares held by a nonaffiliated company of which Mr. Svilar is a partner.

(6) Mr. Zwickl exercises sole voting and dispositive powers over 4,000 directly held shares, 4,444 shares held in an IRA established for his benefit and 53,625 shares held by two (2) limited partnerships. He is the sole officer and director of the corporate general partner of those partnerships. As a director of Crested, Mr. Zwickl exercises shared voting and dispositive powers over the 510,359 shares held by Crested with the other Crested directors.

(7) Consists of shares held by Crested over which Mrs. Martin exercises shared voting and dispositive powers as a director or Crested with the other Crested directors. The shares shown as beneficially owned by Mrs. Martin do not include 220 shares owned directly by her husband who exercises the sole voting and dispositive powers over those shares.

(8) The ESOP holds 403,572 shares, 165,900 of which have not been allocated to accounts of individual plan beneficiaries. The Trustees exercise the voting rights over the unallocated shares. Plan participants exercise voting rights over allocated shares.

(9) Mr. Lorimer exercises sole voting powers over the listed shares which consist of 2 directly held shares, 12,240 shares subject to forfeiture, 29,700 shares underlying options and 15,239 shares held in the ESOP account established for his benefit. Mr. Lorimer exercises sole dispositive powers over his directly held shares and the shares underlying his options.

(10) Includes 5,100 directly held shares, 3,055 shares in an IRA established for his benefit and 18,000 shares subject to forfeiture. Mr. Anderson exercises sole voting rights with respect to the 26,155 shares, and sole dispositive rights over the directly held shares and shares held in his IRA.

(11) Consists of 9,500 shares held directly, 50 shares held in joint tenancy with his wife, 1,000 shares subject to forfeiture and 11,111 shares held by a privately held company of which Mr. Bebout is an officer, director and principal shareholder. Mr. Bebout exercises shared investment and voting powers with respect to the shares held by the private company. He exercises sole voting and investment powers over the directly held shares and joint tenancy shares.

(12) Consists of 6,750 shares held directly and 1,000 shares subject to forfeiture. Mr. Brenman exercises sole voting powers over the 7,750 listed shares and sole dispositive powers over the 6,750 directly held shares.

                   DESCRIPTION OF SECURITIES

The  Company's  Articles of Incorporation authorize  issuance  of
20,000,000  shares of Common Stock, $.01 par value,  and  100,000 shares of preferred stock, $.01 par value.

Common Stock. Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor.

Holders of Common Stock are entitled to one vote per share on all matters upon which such holders are entitled to vote, and further have the right to cumulate their votes in elections of directors to the Company's Board of Directors. Cumulation is effected by multiplication of shares held by the number of director nominees, and voting is by casting the product as desired among the nominees; directors are elected by a plurality of votes cast.

Pursuant to the Company's Articles and the Wyoming Management Stability Act, shares of Common Stock held by Crested (510,359) may be voted by Crested, shares of Common Stock held by Plateau (125,556) may be voted by Plateau and shares of Common Stock held by SGMC (100,000) may be voted by SGMC in elections of USE directors, so long as USE conducts substantial business in Wyoming and is "qualified" under such Act as having assets in excess of $10,000,000, with a class of stock listed on NASDAQ or on a principal exchange.

In the event of dissolution, liquidation or winding up of USE, holders of Common Stock are entitled to share ratably in assets remaining after creditors (including holders of any preferred stock, as to liquidation preferences) have been paid.

All  outstanding  shares of common stock  (including  the  Common
Shares offered for sale by this Prospectus) have been fully paid and are nonassessable.

Preferred Stock. The Company's Board of Directors is authorized to issue shares of preferred stock in one or more series, with such rights to redemption, liquidation preference, dividends, voting and other matters as determined by the Board of Directors, without authorization from the USE stockholders. Accordingly, the USE Board of Directors could issue preferred shares with dividend rights senior to the Common Shares. Under the Wyoming Business Corporation Act, separate classes of stock are entitled to vote separately on certain substantive transactions (e.g., a merger or sale of most of the company assets), with approval of the transaction subject to approval by each class.

No shares of USE preferred stock have been issued, and no series thereof has been established to date.

Warrants. The Warrants consist of (i) that certain Warrant to Purchase 200,000 Common Shares of U.S. Energy Corp. dated January 9, 1996 (the "Warrant") that Registrant granted to Shamrock Partners Ltd, 111 Veterans Square, Media, Pennsylvania ("Holder") as compensation for services to Registrant as a financial consultant and advisor, on a nonexclusive basis, under a one year agreement between Registrant and Holder also dated January 9, 1996; (ii) up to ten (10) other warrants which carry the same (proportional) rights ("Warrants") that may be substituted upon surrender of the Warrant for division or recombination. The Warrant or such substitute Warrants entitle the holders ("Holders of the Warrants") to purchase an aggregate of 200,000 shares of Registrant's common stock at any time or from time to time until 12:00 o'clock Midnight, Mountain Time, on January 9, 1997 (the "Expiration Date") at a price of $5.00 per share. The Holder or Holders of the Warrants are not entitled to any rights of a shareholder in the Company by virtue of holding the Warrants.

The Warrant carries certain rights to registration under the 1933 Act as more specifically described in the Warrant, but if the
Company so registers the Warrants solely to accommodate the registration of the Warrant Shares, as Registrant has done by filing the Registration Statement, of which this Prospectus is a part, with the Commission in accordance with the 1933 Act and the regulations pursuant thereto, the Holder or Holders of the Warrants may not sell or otherwise transfer the Warrants for a period of 24 months after the effective date of such Registration Statement, which period prevents such sale or transfer of the Warrants prior to their Expiration Date. The Warrants are governed by and construed in accordance with the laws of Wyoming.

                      PLAN OF DISTRIBUTION

When issued by Registrant upon exercise of the Warrants, the Warrant Shares will be offered from time to time by the Holders of the Warrants or their agents at market prices from time to time. Selling commissions will be paid by the sellers of the Warrant Shares. Except for the Warrant exercise price of $5.00 per share to be paid upon exercise of the Warrants, no sales proceeds will be paid to the Company or any subsidiary of the Company from the sale of the Warrant Shares. The remaining 52,901 Common Shares which are being registered for sale to the public by the filing of the Registration Statement, of which this Prospectus is a part, with the Commission in accordance with the 1933 Act and the regulations pursuant thereto, will be offered from time to time by the Selling Shareholders or their agents at market prices from time to time. Selling commissions will be paid by the Selling Shareholders. No sales proceeds will be paid to the Company or any subsidiary of the Company from the sale of these Common Shares. The Common Shares may be offered from time to time by the Holders of the Warrants or the Selling Shareholders (i) in transactions in the over-the-counter market, automated inter-dealer system on which the Company's Common Stock is then listed, in negotiated transactions or a combination of such methods of sale, and (ii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Holders of the Warrants or the Selling Shareholders may effect such transactions directly with the broker-dealers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Holders of the Warrants and/or the purchasers of the Common Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Sales of the Common Shares may be made pursuant to this Prospectus or pursuant to Rule 144 adopted under the 1933 Act.

No underwriting arrangements exist as of the date of this Prospectus. Upon being advised of any underwriting arrangements that may be entered into by the Holders of the Warrants or the Selling Shareholders after the date of this Prospectus, the Company will prepare and file a post-effective amendment to this Registration Statement including a supplement to this Prospectus to disclose the name of such underwriters and such arrangements.

Expense of any sales pursuant to this Prospectus will be borne by the Holders of the Warrants or the Selling Shareholders, except that the Company is paying certain of the expenses, which are estimated at $10,000, of registering the Common Shares under the 1933 Act and under the laws of one state selected by the Holder, consisting of all costs incurred in connection with the preparation of the Registration Statement (except for any fees of counsel for the Holders of the Warrants). The Holders of the Warrants or the Selling Shareholders will pay or assume brokerage commissions, or underwriting discounts, incurred in the sale of the Common Shares, which commissions or discounts are not being paid or assumed by the Company.

                     HOLDERS OF THE WARRANTS

Only one Warrant is outstanding on the date of this Prospectus and the Holder of that Warrant is Shamrock Partners, Ltd. The Holder has requested that the Warrant be divided into six Warrants covering an aggregate of 200,000 Warrant Shares. The names of the Holders of the Warrants after such division and the amount of Registrant's Common Stock owned by such Holders of the Warrants (including Warrant Shares to be issued upon exercise of such Warrants) prior to and after the offering are set forth below:

                                              No. of         Shares of
                           Shares of          Common          Common
                          Common Stock     Shares to be     Stock to be
                          Owned Prior       Offered by      Owned After
          Name            to Offering    this Prospectus     Offering
- -----------------------   ------------   ---------------    ------------
Rafi Khan                   154,000         145,000            9,000
Shamrock Partners, Ltd.      12,039          10,000            2,039
Shamrock Partners
  International, Inc.        20,000          20,000           20,000
The Leasing Group, Inc.       8,400           8,400            8,400
Diana L. Manes                4,300           4,300            4,300
Andrew Z. Furtak             12,300          12,300           12,300

None of the Holders of the Warrants have held any position, office or have had any material relationship with Registrant or any of its affiliates within the past three years except for the investment banking consulting agreement that Registrant entered into with Shamrock Partners, Ltd., on a nonexclusive basis for a one year term, effective January 9, 1996, subject to renewal. The Warrant was granted to Shamrock Partners, Ltd. As compensation for its services under that agreement.

                      SELLING SHAREHOLDERS

The following is a listing of the Selling Shareholders, the amount of Common Shares to be offered for each such Selling Shareholder's account and the amount of USE's Common Stock owned by each Selling Shareholder prior to the offering and to be held by such Selling Shareholder after completion of the offering. Except as noted below, none of the Selling Shareholders (i) has had any position, office or other material relationship with the Registrant or any of its affiliates within the past three years, or (ii) to the knowledge of the Company, will own one percent or more of the Company's outstanding common stock after completion of the offering. It is anticipated each Selling Shareholder will own none of the Common Shares hereby offered, after completion of the offering.

                                                                   No. of
                                 No. of            No. of        Shares of
                              Common Shares    Shares of USE     USE Common
                              to be Offered     Common Stock    Stock to be
                                by Selling      Owned Prior     Owned After
       Name                    Shareholder      to Offering*      Offering
       ----                   -------------    -------------    -----------
Keith G. Larsen(1)                21,774          111,603         89,829
Mark J. Larsen(2)                  1,577          115,196        113,619
George F. Smith(3)                 2,135           40,532         38,397
Michael E. Sweeney(4)              2,949           55,875         52,926
Richard P. Larsen(1)               1,774           55,627         53,853
Thomas M. Evans(2)                   941           23,651         22,710
Kenneth J. Webber(2)               1,478           31,571         30,093
M. Shane Larsen(2)                   994           30,879         29,885
Albert E. Dearth(5)                2,083           10,066          7,983
N. Hal Clyde(2)                    1,106            7,133          6,027
Glenn Dooley(6)                      113              113            -0-
Hershel R. Dike(2)                   906            4,421          3,515
Jeff T. Harding(2)                 1,066            4,472          3,406
Paul J. Hemschoot, Jr.(2)            974              974            -0-
Noel Holbert(2)                    1,062            6,753          5,691
Mitch M. LeClair(2)                1,047            4,607          3,560
Bruno J. Masson (2)                  261              261            -0-
Sharon Miller(2)                     723            4,033          3,310
Steven P. Morrill(2)                 884            1,438            554
Bryon G. Mowry(2)                    122              122            -0-
Pat G. Reeb(2)                       986            4,099          3,113
Steven D. Richmond(2)                986            2,383          1,397
Marilyn Sampson(2)                   401              672            271
Mark Smith(2)                      1,049            6,681          5,632
James E. Steinhoff(2)              1,018            6,622          5,604
John Turner(2)                        87               87            -0-
Randall R. Van Vleet(2)            1,741           19,724         17,983
Helen D. VonFeldt(2)                 501            3,228          2,727
Stanley S. Wegner(2)                 996            6,428          5,432
Daryl P. Winters(2)                1,167            1,952            785

* Includes shares held directly, shares held in the USE Employee Stock Ownership Plan (the "ESOP") account established for the benefit of employee shares held jointly and shares held directly by immediate family members in the same household.

(1) USE employee and director of Northwest Gold, Inc., an affiliate of USE.

(2)  USE employee.

(3) USE employee and director of Ruby Mining Company, an affiliate of USE.

(4)  USE  employee, director of Four Nines Gold, Inc.;  President
     and   director  of  Sutter  Gold  Mining  Company  and  Vice
     President of USECC Gold Limited Liability Company, all affiliates of the Company.

(5)  USE   employee;  President,  Chief  Operating  Officer   and
     director of Plateau Resources Limited, a 100% subsidiary of USE.

(6)  USE employee; Vice President of Plateau Resources Limited, a
     100% subsidiary of USE.


                            EXPERTS

The consolidated financial statements of USE included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report which includes an explanatory paragraph that describes the litigation discussed in Notes E and K to the USE consolidated financial statements.

The balance sheet of the Green Mountain Mining Venture as of December 31, 1995 and 1994, and the related statements of operations, changes in venture partners' capital and cash flows for the years ended December 31, 1995, 1994 and 1993 and the period from inception to December 31, 1995 included in the registration statement of which this Prospectus is a part, have been audited by Coopers & Lybrand LLP, independent accountants, as indicated in their report with respect thereto and are included in said registration statement in reliance upon the authority of such firm as experts in accounting and auditing.

                         LEGAL MATTERS

Stephen E. Rounds, Denver, Colorado, has acted as special counsel to USE in connection with this offering.

                 Report of Independent Public Accountants


To the Board of Directors and Shareholders of U.S. Energy Corp.:


We have audited the accompanying consolidated balance sheets of U.S. Energy Corp. (the "Company") (a Wyoming corporation) and affiliates as of May 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended May 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Energy Corp. and affiliates as of May 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1995, in conformity with generally accepted accounting principles.

As discussed further in Notes E, F and K, the Company and its 52%- owned subsidiary, Crested Corp., (together referred to as "USECC") are involved in litigation and arbitration with their 50/50 partner in Sheep Mountain Partners ("SMP"), Nukem, Inc. and its subsidiary Cycle Resource Investment Corporation ("CRIC"). USECC, CRIC and Nukem have filed claims and counterclaims against each other alleging violations of the SMP Partnership Agreement among other various allegations. As a consequence of this litigation and arbitration, USECC has been required to fund all of the expenditures to maintain the SMP mineral properties on standby, resulting in advances to SMP of $4,521,600. USECC has expensed its equity portion of these advances as of May 31, 1995. Recovery of the remaining investment and advances of $2,481,600 is dependent upon the outcome of the litigation and arbitration, which is uncertain at this time. Most of the litigation claims were consensually submitted to binding arbitration. The evidentiary stage of the arbitration proceedings are concluded and damage claims have been submitted to the arbitration panel. USECC is seeking damages in excess of $200 million. Nukem and CRIC are seeking damages of approximately $48 million. The resolution of these matters is not anticipated until December 1995. Counsel for the Company has indicated that an evaluation of the likelihood of an unfavorable outcome or any estimate of the amount or range of potential loss is premature at this time given the state of the proceedings. Accordingly, the accompanying financial statements do not reflect any adjustments that might result from this litigation and arbitration.

     As discussed in Notes B and H to the consolidated financial statements, effective June 1, 1993, the Company changed its method of accounting for income taxes.





ARTHUR ANDERSEN LLP

Denver, Colorado,
August 28, 1995.

                        U.S. ENERGY CORP. AND AFFILIATES
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS
                                                        May 31,
                                            ------------------------------
                                                1995            1994
                                                ----            ----
CURRENT ASSETS:
 Cash and cash equivalents                  $   551,300     $ 1,181,700
 Accounts and notes receivable (Note C):
   Trade, net of allowance of $51,000
     and $32,600 for doubtful accounts        1,484,100       1,009,800
   Related parties, net of
     allowance of $1,600 and
     $1,600 for doubtful accounts               231,600         166,500
 Inventory (Note B)                           1,567,300       1,424,600
 Current portion long-term
   notes receivable (Note F)                     74,400            --
 Other                                          149,300          84,000
                                            ------------    ------------
   TOTAL CURRENT ASSETS                       4,058,000       3,866,600

INVESTMENTS AND ADVANCES (Notes E and F):
 Affiliates                                   3,244,600       2,807,900
 Restricted investments                       7,757,400       7,728,500
                                            ------------    ------------
                                             11,002,000      10,536,400

PROPERTIES AND EQUIPMENT
 (Notes B, C, D and F):
 Land and mobile home park                    2,771,900       2,803,100
 Buildings and improvements                   6,010,800       5,918,800
 Aircraft and other equipment                 6,104,000       6,047,600
 Developed oil properties,
   full cost method                           1,769,800       1,769,800
 Undeveloped gas properties                     422,000         207,900
 Mineral properties and mine
  development costs                          10,121,700       9,505,000
                                            ------------    ------------
                                             27,200,200      26,252,200
 Less accumulated depreciation,
 depletion and amortization                  (9,700,800)     (8,874,000)
                                            ------------    ------------
                                             17,499,400      17,378,200
                                            ------------    ------------

(Continued)




          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                        U.S. ENERGY CORP. AND AFFILIATES
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS
                                  (Continued)

                                                        May 31,
                                               -------------------------
                                                  1995            1994
                                                  ----            ----
OTHER ASSETS:
 Accounts and notes receivable:
   Real estate sales and other (Note F)         945,700          28,700
   Affiliates and related parties                25,000          25,000
   Employees (Note C)                           505,100         366,000
 Buildings and improvements held for sale         7,500         758,200
 Long-term deferred compensation (Note J)         5,100          17,300
 Deposits and other                             117,200         113,900
                                            ------------    ------------
                                              1,605,600       1,309,100
                                            ------------    ------------
                                            $34,165,000     $33,090,300
                                            ------------    ------------
                                            ------------    ------------

                          CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                                                        May 31,
                                           -----------------------------
                                                 1995           1994
                                                 ----           ----
CURRENT LIABILITIES:
 Accounts payable and accrued expenses      $ 2,276,100     $   722,200
 Lines of credit (Note G)                     1,527,000         161,000
 Current portion of long-term
   debt (Note G)                                232,900         408,500
                                            ------------    ------------
   TOTAL CURRENT LIABILITIES                  4,036,000       1,291,700

LONG-TERM DEBT (Note G)                         928,500       1,109,100

RECLAMATION LIABILITY (Notes F and K)         3,951,800       3,951,800

OTHER ACCRUED LIABILITIES (Note F)           10,818,700      11,284,600

DEFERRED TAX LIABILITY (Note H)                 183,300         267,000

(Continued)


          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                        U.S. ENERGY CORP. AND AFFILIATES
                          CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                                  (Continued)
                                                         May 31,
                                             ---------------------------
                                                 1995            1994
                                                 ----            ----
COMMITMENTS AND CONTINGENCIES (Note K)

MINORITY INTERESTS                              708,200       1,326,400

FORFEITABLE COMMON STOCK,
 $.01 par value; issued 187,820 and
 169,300, shares, respectively,
   forfeitable until earned
   (Notes C and J)                            1,370,100       1,300,600

SHAREHOLDERS' EQUITY (Notes C and J):
 Preferred stock, $.01 par value;
   authorized, 100,000 shares;
   none issued or outstanding                   --              --
 Common stock, $.01 par value;
   authorized, 20,000,000 shares;
   issued 5,262,794 and 4,693,090
   shares, respectively                          52,500          46,800
 Additional paid-in capital                  18,629,000      16,784,800
 Accumulated deficit                         (3,256,400)     (1,185,800)
 Treasury stock at cost,
   769,943 and 713,276
   shares, respectively                      (2,242,400)     (2,072,400)
 Unallocated ESOP contribution               (1,014,300)     (1,014,300)
                                            ------------    ------------
                                             12,168,400      12,559,100
                                            ------------    ------------
                                            $34,165,000     $33,090,300
                                            ------------    ------------
                                            ------------    ------------










          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                        U.S. ENERGY CORP. AND AFFILIATES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                             Year Ended May 31,
                                  -----------------------------------------
                                       1995         1994          1993
                                       ----         ----          ----
REVENUES:
 Mineral sales (Note E)           $   --        $ 3,732,500   $ 2,690,800
 Construction contract revenues     1,303,400     2,606,400     2,026,500
 Commercial operations              1,253,200     1,165,100       894,400
 Recreational product sales
 (Notes A and B)                    4,452,300       --            --
 Oil sales                            194,500       183,700       286,300
 Gain on sales of assets (Note F)   1,282,400        52,800       326,000
 Gain on sale of investments          --            --            408,600
 Gain from restructuring mineral
   properties agreements (Note F)      85,500       626,800     2,105,800
 Interest                             479,900       328,700        78,200
 Management fees and other
   (Note C)                            96,800        80,300       228,900
                                  ------------  ------------  ------------
                                    9,148,000     8,776,300     9,045,500
                                  ------------  ------------  ------------
COSTS AND EXPENSES:
 Cost of minerals sold                 --         3,895,400     2,617,600
 Mineral operations                 1,654,300     1,129,000       659,900
 Construction costs                 1,038,300     2,288,900     1,760,400
 Commercial operations              2,070,100     1,989,400     1,573,000
 Cost of recreational
   products sold                    2,407,000       --            --
 Oil production                        78,100        89,800       122,400
 General and administrative         3,606,100     2,696,800     1,955,300
 Abandonment of mining claims         --            --            378,700
 Gas operations                       206,600       157,800       --
 Loss on sale of investments           90,000       --            --
 Interest                             279,000       117,100        81,300
                                  ------------  ------------  ------------
                                   11,429,500    12,364,200     9,148,600
                                  ------------  ------------  ------------
LOSS  BEFORE MINORITY INTEREST
 IN LOSS, EQUITY IN LOSS OF
 AFFILIATES AND INCOME TAXES       (2,281,500)   (3,587,900)     (103,100)

MINORITY INTEREST IN LOSS OF
 CONSOLIDATED SUBSIDIARIES            653,200       874,800       325,900

EQUITY IN LOSS OF AFFILIATES         (442,300)     (390,700)     (444,700)
                                  ------------  ------------  ------------

(Continued)

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                        U.S. ENERGY CORP. AND AFFILIATES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Continued)

                                               Year Ended May 31,
                                  -----------------------------------------
                                       1995          1994         1993
                                       ----          ----         ----
LOSS BEFORE INCOME TAXES          $(2,070,600)  $(3,103,800)  $  (221,900)

INCOME TAXES (Note H)                 --            --            --
                                  ------------  ------------  ------------
LOSS BEFORE CUMULATIVE
 EFFECT OF ACCOUNTING CHANGE       (2,070,600)   (3,103,800)     (221,900)

CUMULATIVE EFFECT AT JUNE 1, 1993
 OF INCOME TAX ACCOUNTING CHANGE
 (Notes B and H)                       --          (267,000)     --
                                  ------------  ------------  ------------
NET LOSS                          $(2,070,600)  $(3,370,800)  $  (221,900)
                                  ------------  ------------  ------------
                                  ------------  ------------  ------------
LOSS PER SHARE AMOUNTS:
 Loss before cumulative
   effect of accounting change    $      (.42)  $      (.70)  $      (.05)
 Cumulative effect at
   June 1, 1993 of income
   tax accounting change              --               (.06)         --
                                  ------------  ------------  ------------
NET LOSS PER SHARE                $      (.42)  $      (.76)  $      (.05)
                                  ------------  ------------  ------------
                                  ------------  ------------  ------------
WEIGHTED AVERAGE SHARES
 OUTSTANDING                        4,977,050     4,431,469     4,248,848
                                  ------------  ------------  ------------
                                  ------------  ------------  ------------













          The accompanying notes to consolidated financial statements are an integral part of these statements.

                                              U.S. ENERGY CORP. AND AFFILIATES

                                            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                             (Accumulated
                                                Additional     Deficit)/                              Unallocated        Total
                             Common Stock        Paid-In       Retained          Treasury Stock           ESOP       Shareholders'
                            Shares     Amount    Capital        Earnings      Shares      Amount      Contribution       Equity
                          ---------   -------   -----------   -----------    -------   ------------   ------------   -------------

Balance, May 31, 1992     4,163,201   $41,600   $14,749,600   $ 2,406,900    435,301   $(1,200,900)   $(1,014,300)    $14,982,900

Funding of ESOP              49,087       400       183,000         --          --          --             --             183,400
Issuance of common stock
 to affiliate for cash       50,000       500       137,000         --          --          --             --             137,500
Common stock issued to
 a third party in
 prior year that
 was forfeitable             (5,000)     --         (18,700)        --          --          --             --             (18,700)
Net loss                       --        --          --          (221,900)      --          --             --            (221,900)
                          ---------   -------   -----------   -----------    -------   -----------    -----------     -----------
Balance, May 31, 1993     4,257,288    42,500    15,050,900     2,185,000    435,301    (1,200,900)    (1,014,300)     15,063,200















                                      The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                   U.S. ENERGY CORP. AND AFFILIATES

                                            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                             (Accumulated
                                                Additional     Deficit)/                              Unallocated        Total
                             Common Stock        Paid-In       Retained          Treasury Stock           ESOP       Shareholders'
                            Shares     Amount    Capital       Earnings      Shares       Amount      Contribution       Equity
                          ---------   -------   -----------   -----------    -------   ------------   ------------   -------------
Balance, May 31, 1993     4,257,288    42,500    15,050,900     2,185,000    435,301    (1,200,900)    (1,014,300)     15,063,200

Funding of ESOP              46,332       400       184,900        --           --          --             --             185,300
Issuance of common stock
 to affiliate in lieu
 of payment loan            100,000     1,000       299,000        --           --         --              --             300,000
Issuance of common
 stock to purchase
 an affiliate               276,470     2,800     1,197,100        --           --         --              --           1,199,900
Issuance of common
 stock to third
 party for
 services rendered            7,000       100        26,900        --           --         --              --              27,000
Issuance of common
 stock to an employee
 for services rendered        1,000      --           4,300        --           --         --              --               4,300
Issuance of common stock      5,000      --          21,700        --           --         --              --              21,700
Common stock owned
 by Brunton                  --          --          --            --        150,000      (437,500)        --            (437,500)
Common stock owned by
 Crested Corp.               --          --          --            --        127,975      (434,000)        --            (434,000)
Net loss                     --          --          --        (3,370,800)      --         --              --          (3,370,800)
                          ---------   -------   -----------   -----------    -------   -----------    -----------     -----------
Balance, May 31, 1994     4,693,090   $46,800   $16,784,800   $(1,185,800)   713,276   $(2,072,400)   $(1,014,300)    $12,559,100
                          ---------   -------   -----------   -----------    -------   -----------    -----------     -----------
                          ---------   -------   -----------   -----------    -------   -----------    -----------     -----------



                                      The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                   U.S. ENERGY CORP. AND AFFILIATES

                                            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                             (Accumulated
                                                Additional     Deficit)/                              Unallocated        Total
                             Common Stock        Paid-In       Retained          Treasury Stock           ESOP       Shareholders'
                            Shares     Amount    Capital       Earnings      Shares       Amount      Contribution       Equity
                          ---------   -------   -----------   -----------    -------   ------------   ------------   -------------
Balance, May 31, 1994     4,693,090   $46,800   $16,784,800   $(1,185,800)   713,276   $(2,072,400)   $(1,014,300)    $12,559,100

Funding of ESOP              37,204       400       199,600        --          --          --              --             200,000
Issuance of common
 stock through private
 placement (Note J)         400,000     4,000     1,196,000        --         56,667      (170,000)        --           1,030,000
Issuance of common
 stock to third party
 for services rendered        5,000      --          23,100        --          --          --              --              23,100
Issuance of common stock
 for exercised option       107,500     1,100       345,700        --          --          --              --             346,800
Issuance of common stock
 to buyout third party
 in property venture         20,000       200        79,800        --          --          --              --              80,000
Net loss                     --          --           --       (2,070,600)     --          --              --          (2,070,600)
                          ---------   -------   -----------   -----------    -------   -----------    -----------     -----------
Balance May 31, 1995      5,262,794   $52,500   $18,629,000   $(3,256,400)   769,943   $(2,242,400)   $(1,014,300)    $12,168,000
                          ---------   -------   -----------   -----------    -------   -----------    -----------     -----------
                          ---------   -------   -----------   -----------    -------   -----------    -----------     -----------

Shareholders' Equity at May 31, 1995 does not include 187,820 shares currently issued but forfeitable if certain conditions are not met by the recipients. However, both the "Outstanding Shares at August 25, 1995" on the cover page and the "Weighted Average Shares Outstanding" on the Consolidated Statement of Operations include the forfeitable shares. These two line items also include the 717,026 shares of common stock held by a majority-owned subsidiary, which, in consolidation, are treated as treasury shares.


          The accompanying notes to consolidated financial statements are an integral part of these statements.

                         U.S. ENERGY CORP. AND AFFILIATES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                   Year Ended May 31,
                                       ------------------------------------------
                                           1995           1994           1993
                                           ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                              $(2,070,600)   $(3,370,800)   $  (221,900)
 Adjustments to reconcile net
 loss to net cash used in
 operating activities:
   Minority interest in loss of
     consolidated subsidiaries            (653,200)      (874,800)      (325,900)
   Depreciation, depletion
     and amortization                      766,200        720,200        908,400
   Abandoned mining claims                    --            --           378,700
   Gain from restructuring
     mineral properties
     agreements                               --         (500,000)    (2,000,000)
   Equity in loss from affiliates          442,300        390,700        444,700
   Gain on sale of assets               (1,282,400)       (52,800)      (326,000)
   (Gain) loss on sale of
     marketable equity securities           90,000          --          (408,600)
   Common stock issued to fund ESOP        200,000        185,300        183,400
   Non-cash compensation                    69,500         75,900         55,600
   Common stock exchanged
     for services                           23,100         34,300         --
   Other                                  (318,200)      (149,900)      (246,400)
   Net changes in:
     Accounts receivable                  (539,400)       468,700       (406,800)
     Inventory                            (142,700)        (9,100)       407,300
     Other assets                          (68,600)        (4,000)        62,200
     Accounts payable and
      accrued expenses                   1,553,900       (573,700)       557,900
     Other liabilities                    (465,900)      (415,400)        --
     Deferred tax liability                (83,700)       267,000         --
                                       -----------    -----------    -----------
NET CASH USED IN
 OPERATING ACTIVITIES                   (2,479,700)    (3,808,400)      (937,400)
                                       -----------    -----------    -----------

(Continued)






           The accompanying notes to consolidated financial statements are an integral part of these statements.

                         U.S. ENERGY CORP. AND AFFILIATES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (continued)
                                                    Year Ended May 31,
                                        -----------------------------------------
                                           1995           1994           1993
                                           ----           ----           ----
CASH FLOWS FROM INVESTING ACTIVITIES:
 Cash acquired in purchase
   of subsidiaries                           --         7,193,500         --
 Development of mining properties         (455,100)      (796,300)      (740,500)
 Development of gas properties            (218,200)      (207,900)        --
 Proceeds from sale of
   property and equipment                  854,300        149,700        848,800
 Proceeds from sale of investments         199,300          --           611,200
 Purchases of property
   and equipment                          (178,900)      (855,800)      (656,700)
 Changes in notes receivable                91,800         73,700       (173,400)
 Investments in affiliates                (830,500)      (760,500)    (1,108,600)
                                       -----------    -----------    -----------
NET CASH (USED IN) PROVIDED BY
 INVESTING ACTIVITIES                     (537,300)     4,796,400     (1,219,200)
                                       -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance
   of common stock                       1,376,800          --           137,500
 Proceeds from long-term debt              626,400        368,400        914,600
 Net proceeds from lines of credit       1,366,000          --            --
 Repayments of long-term debt             (982,600)      (654,300)      (202,700)
                                       -----------    -----------    -----------
NET CASH PROVIDED BY (USED IN)
 FINANCING ACTIVITIES                    2,386,600       (285,900)       849,400
                                       -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                  $  (630,400)   $   702,100    $(1,307,200)

CASH AND CASH EQUIVALENTS,
 Beginning of year                       1,181,700        479,600      1,786,800
                                       -----------    -----------    -----------
CASH AND CASH EQUIVALENTS,
 End of year                           $   551,300    $ 1,181,700    $   479,600
                                       -----------    -----------    -----------
                                       -----------    -----------    -----------

(Continued)





           The accompanying notes to consolidated financial statements are an integral part of these statements.

                         U.S. ENERGY CORP. AND AFFILIATES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (continued)
                                                   Year Ended May 31,
                                       ------------------------------------------
                                           1995           1994           1993
                                           ----           ----           ----
SUPPLEMENTAL DISCLOSURES:
 Interest paid                         $   242,100    $   114,200    $    79,100
                                       -----------    -----------    -----------
                                       -----------    -----------    -----------
 Income taxes paid                     $   --         $   --         $   --
                                       -----------    -----------    -----------
                                       -----------    -----------    -----------

Non-cash investing and financing activities:

 Notes received for sale of assets     $ 1,550,000    $   --         $   --
                                       -----------    -----------    -----------
                                       -----------    -----------    -----------
 Issuance of common stock
   to acquire affiliate                $    80,000    $ 1,199,900    $   --
                                       -----------    -----------    -----------
                                       -----------    -----------    -----------
 Issuance of common stock in lieu
   of payment on debt to affiliate     $   --         $   300,000    $   --
                                       -----------    -----------    -----------
                                       -----------    -----------    -----------
 Release of forfeitable common
   stock bonus to third party          $   --         $    18,000    $   --
                                       -----------    -----------    -----------
                                       -----------    -----------    -----------
 Issuance of common stock
   to officers and employees
   for services rendered               $   --         $   104,400    $   --
                                       -----------    -----------    -----------
                                       -----------    -----------    -----------
 Change in valuation of
   reclamation liability               $   --         $  (243,800)   $   --
                                       -----------    -----------    -----------
                                       -----------    -----------    -----------
 Conversion of SRRI
   receivable to investment
   upon SRRI loan default              $   --         $ 1,857,800    $   --
                                       -----------    -----------    -----------
                                       -----------    -----------    -----------



           The accompanying notes to consolidated financial statements are an integral part of these statements.

                         U.S. ENERGY CORP. AND AFFILIATES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (continued)
                                                   Year Ended May 31,
                                       ------------------------------------------
                                           1995           1994           1993
                                           ----           ----           ----

 Undeveloped mining properties
   contributed to the Green
   Mountain Mining Venture             $   --         $   243,800    $   --
                                       -----------    -----------    -----------
                                       -----------    -----------    -----------
 Acquisition of USE common
   stock in exchange for
   shareholder notes receivable        $   --         $   445,300    $   --
                                       -----------    -----------    -----------
                                       -----------    -----------    -----------


Significant assets acquired and liabilities assumed in 1994 acquisition of subsidiaries:

           Reclamation liability              $ 2,500,000
           Other accrued liabilities           11,700,000
           Restricted investments              (7,300,000)
           Other                                  293,500
                                              -----------
           Net cash acquired in
             purchase of subsidiaries         $ 7,193,500
                                              -----------
                                              -----------

















           The accompanying notes to consolidated financial statements are an integral part of these statements.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993


A.   BUSINESS ORGANIZATION AND DESCRIPTION:

     U.S. Energy Corp. (the "Company" or "USE") was incorporated in the State of Wyoming on January 26, 1966. The Company engages in the acquisition, exploration, holding, sale and/or development of mineral properties, mining and marketing of minerals. Principal mineral interests are in uranium, gold, and molybdenum. The Company also holds various real and personal properties used in commercial operations and engages in the exploration, development and production of petroleum and methane gas. Most of these activities are conducted through the joint venture discussed below and in Note B. The Company, through its wholly-owned subsidiary, The Brunton Company ("Brunton"), (see Note C), also engages in the manufacturing and/or marketing of compasses and the distribution of outdoor recreational products, including knives and binoculars. In addition, through its majority owned subsidiary, Four Nines Gold, Inc. ("FNG"), the Company engages in projects such as the construction of municipal sewage systems, irrigation projects and other civil engineering matters.

     The Company and its 52%-owned subsidiary, Crested Corp. ("Crested") (see Note E) are engaged in two ventures to develop certain uranium properties, one with Kennecott Uranium Company ("Kennecott") known as Green Mountain Mining Venture ("GMMV"), formed on June 1, 1990, and the second, a partnership with Nukem, Inc. ("Nukem") through its wholly-owned subsidiary Cycle Resource Investment Corporation ("CRIC"), known as Sheep Mountain Partners ("SMP"). During fiscal 1991, the Company and Crested formed USECC Gold Limited Liability Company ("USECC Gold"), and with Seine River Resources Inc. ("SRRI") established the Sutter Gold Venture ("SGV") to develop certain gold properties located in California. The remaining interest of SRRI was acquired by the Company and Crested during fiscal 1994 (see Note F). During fiscal 1995, the Sutter Gold Venture was terminated, USE and Crested formed a new Wyoming corporation, Sutter Gold Mining Company, and agreed to exchange their interests in USECC Gold for common stock of Sutter Gold Mining Company (hereafter, "SGMC").

     During fiscal 1994, the Company also acquired 100% of the outstanding stock of Plateau Resources Limited ("Plateau"), which owns a uranium mill and support facilities in Southeastern Utah. Currently the mill is nonoperating but being maintained. See a further discussion of the acquisition details in Note F.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

B.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

     The consolidated financial statements of USE and affiliates include the accounts of the Company, the accounts of its majority-owned subsidiaries: Brunton (100%), Plateau Resources Ltd ("Plateau") (100%), Energx, Ltd ("Energx") (90%), FNG (50.9%), SGMC
(100%), Crested (52%) and USECC Joint Venture ("USECC"), a joint venture through which USE and Crested conduct the bulk of their operations. USECC is owned equally by the Company and Crested. USECC owns the buildings and other equipment (see Note D) used by the Company and has invested in SMP (see Notes E and F). The accompanying consolidated balance sheets include the accounts of USE, Brunton, Plateau, Energx, FNG, USECC, SGMC and Crested for both 1995 and 1994. The accompanying consolidated statements of operations include USE, Brunton, Plateau, Energx, FNG, USECC, SGMC and Crested for fiscal 1995, and USE, Plateau, Energx, FNG, USECC, SGMC and Crested for fiscal 1994. Brunton was not consolidated in the statement of operations and cash flows in 1994 or prior because the Company acquired it on May 20, 1994. The accompanying consolidated statement of operations for fiscal 1993 includes USE, FNG, USECC, SGMC and Crested.

     Investments in other joint ventures and 20% to 50% owned companies are accounted for by the equity method (Note E).
Investments of less than 20% in companies are accounted for by the cost method. All material intercompany profits, transactions and balances have been eliminated.

Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Investments

     The Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities" in fiscal 1995. Based on the provisions of SFAS No. 115, the Company accounts for investments as held-to-maturity. Held-to-maturity securities are measured at amortized cost and are carried at the lower of aggregate cost or fair market value.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

Inventories

     Inventories consist primarily of outdoor recreational products including compasses, knives and binoculars. Other inventory includes aviation fuel, associated aircraft parts, mining supplies, purchased uranium and gold ore stockpile. Manufactured and retail inventories are stated using the average cost method of accounting for inventories. Finished goods and work in process inventories include related materials, labor and applied overhead. Other inventory is stated at the lower of cost or market.

     Inventories consist of the following:

                                             May 31,
                                     -----------------------
                                        1995         1994
                                     ----------   ----------
    Outdoor Recreational Products:
      Raw materials                  $  385,100   $  508,900
      Work in process                   201,100      161,600
      Finished goods                    895,000      664,600
    Other                                86,100       89,500
                                     ----------   ----------
                                     $1,567,300   $1,424,600
                                     ----------   ----------
                                     ----------   ----------

Properties and Equipment

     Land, buildings, improvements, aircraft and other equipment are carried at cost.

     Depreciation of buildings and improvements, aircraft and other equipment is provided principally by the straight-line method over estimated useful lives ranging from three to forty-five years.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

     The Company capitalizes all costs incidental to the acquisition, exploration, holding and development of mineral properties as incurred. The costs of mine development are deferred until production begins on the basis that they will be recovered through future mining operations. Once commercial production begins, mine development costs incurred to maintain production will be expensed. Capitalized costs are charged to operations at the time the Company determines that no economic ore bodies exist on such properties. An impairment allowance is charged to operations at such time when, in the opinion of management, the carrying value of the property exceeds its expected future economic benefit.
Costs and expenses related to general corporate overhead are expensed as incurred.

     The Company and Crested have acquired substantial mining property assets and associated facilities at minimal cash cost, primarily through the assumption of reclamation and environmental liabilities. Certain of these assets are owned by various ventures in which the Company is either a partner or venturer. The market value of these assets and the reclamation and environmental liabilities associated with them are not reflected in the accompanying balance sheets (see Note K).

     Proceeds from the sale of undeveloped mineral properties are treated as a recovery of cost with any excess of proceeds over cost recognized as gain.

     The Company follows the full-cost method of accounting for oil and gas properties whereby all costs incurred in the acquisition, exploration and development of the properties, including unproductive wells, are capitalized, limited to the present value of the estimated proved reserves and the lower of cost or estimated fair value of unproved properties.

     Depreciation, depletion and amortization of oil properties is provided by the unit of production method based on the estimated reserves to be recovered.

     Statement of Financial Accounting Standards No. 121 ("SFAS No. 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" was issued in March 1995. The provisions of SFAS No. 121 require the Company to evaluate the carrying value of its long-term assets when certain events occur that may effect the realizability of its assets. SFAS No. 121 is required to be adopted in fiscal 1996. The Company has not determined the impact, if any, the adoption of SFAS No. 121 will have on its financial position or results of operations.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

Revenue Recognition

     Advance royalties which are payable only from future production or which are non-refundable are recognized as revenue when received (see Note F). Non-refundable option deposits are recognized as revenue when the option expires.

     Sales of gold and uranium are recognized upon delivery. Revenues are recognized from the rental of certain assets as they are rented. Revenue from commercial operations are recognized as goods and services are delivered. Oil sales revenue is recognized as the oil is produced (see Notes D and F.)

     Revenue from long-term construction contracts is recognized on the percentage-of-completion method determined by the ratio of costs incurred to management's estimate of total anticipated costs. If estimated total costs on any contract indicate a loss, the Company provides currently for the total anticipated loss on the contract. Billings on uncompleted long-term contracts may be greater than or less than incurred costs and estimated earnings, and are shown as current liabilities or current assets in the accompanying balance sheets.

     Revenue from sales of outdoor recreational products are recognized upon shipment of products.

Income Taxes

     Effective June 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes". This statement requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax basis of assets, liabilities and carryforwards.

     In contrast to the previous method, SFAS No. 109 requires recognition of deferred tax assets for the expected future effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for any tax benefits which, based on current circumstances, are not assured of realization.

     The Company previously followed Accounting Principles Board
Opinion No. 11 whereby deferred income taxes were provided to reflect the tax effect of timing differences.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

     As a result of adopting SFAS No. 109, the Company recognized a cumulative provision for change in accounting principle of $267,000 or $(0.06) per common share as of the beginning of the fiscal year. The provision is included under the caption
"cumulative effect at June 1, 1993 of income tax accounting change" in the accompanying Consolidated Statements of Operations.

Net Loss Per Share

     Net loss per share is computed using the weighted average number of common shares outstanding during each period. The dilutive effect of stock options is not included in the computation, because they were antidilutive.

Reclassifications

     Certain reclassifications have been made in the 1994 and 1993 financial statements to conform to the classifications used in 1995.

C.   RELATED-PARTY TRANSACTIONS:

     In November 1993, USE and Brunton executed an Agreement and Plan of Share Exchange ("Agreement") which closed in late May 1994. The Exchange Agreement provided for the Exchange of 276,470 shares of USE common stock for all 5,529,200 outstanding shares of Brunton's common stock, which were not owned by USE. Brunton was therefore now owned 100% by USE as of May 31, 1994. The transaction was accounted for as a purchase.

     The Company and Crested provide management and administrative services for affiliates under the terms of various management agreements. The Company provides all employee services required by Crested. In exchange, Crested is obligated to the Company for its share of the costs for providing such employees. Revenues from services by the Company to affiliates other than Crested were $88,300, $80,300 and $113,000 in fiscal 1995, 1994 and 1993, respectively.

     At May 31, 1995, the Company's President and immediate family were indebted to the Company in the amount of $609,000, of which $460,300 is represented by notes secured by 150,600 shares of the Company's common stock.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

     On August 19, 1994, the Company sold a house in Riverton, Wyoming, to Harold F. Herron, Vice President of the Company for an amount equal to a current independent appraisal. At the same time the Company loaned to Mr. Herron the sum of $112,170 secured by 30,000 shares of the Company's common stock for a period of five years. This amount is included in the $609,000 discussed above.

     As of May 31, 1995, the Company holds a $260,600 non-interest bearing, non-recourse promissory note from an affiliate. The note is secured by 60,000 shares of the Company's common stock and is due October 30, 1995. This note is eliminated in consolidation.

     In April 1993, the Company received a $211,800 advance from an affiliate and sold 50,000 shares of common stock to this affiliate for $2.75 per share, which approximated market value. The advance is in the form of a note to be repaid by 2003, with interest at 2.5% above prime. This note was paid off during fiscal 1994. As further consideration for the note, the Company granted the affiliate options for 150,000 common shares at $3.50 per share. These options are exercisable over a five year period. None of these options have been exercised as of May 31, 1995.

     In November 1992, the Company entered into a sale/leaseback agreement as the lessee, and sold certain machinery and equipment to Brunton. This machinery and equipment is being leased from the affiliate on a month to month basis for $6,800. The Company had deferred the gain of $249,800 on this sale as of May 31, 1993. The deferred gain was eliminated in consolidation as of May 31, 1995 and 1994 (Note B).

     On May 26, 1992, the Company received 1,618,746 shares of
Crested common stock in exchange for the cancellation of accounts receivable of $809,300 due to the Company from Crested. The receipt of these shares increased the Company's ownership in Crested to 52.9%. Therefore, both the balance sheets and statements of operation have been consolidated with the Company for all years presented.

     On June 14, 1995, USECC signed a six year option to acquire a 7,200 square foot hangar at the Riverton Regional Airport, for $110,000, from a private company affiliated with a director of USE and Crested.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

D.   USECC JOINT VENTURE:

     USECC operates the Glen L. Larsen office complex; Wind River Estates, a 100-unit mobile home park; an aircraft hangar with a fixed base operation, office space and certain aircraft; holds interests in various mineral properties and ventures including SMP and GMMV; conducts oil and gas operations; and transacts all operating and payroll expenses, except for specific expenses allocated directly to each venturer. The joint venture agreement also provides for the allocation of certain operating expenses to other affiliates.

E.   INVESTMENTS AND ADVANCES:

     The Company's restricted investments are in place to secure various decommissioning costs, reclamation and holding costs. Investments are comprised of debt securities issued by the U. S. Treasury that mature at varying times from three months to one year from the original purchase date. As of May 31, 1995, the cost of debt securities was a reasonable approximation of fair market value.

     The Company's investment in and advances to affiliates are as follows:

                       Consolidated   Carrying Value at May 31,
                         Ownership       1995          1994
                       -------------  ----------    ----------
Equity Method:
 GMMV                      50.0%      $  724,800    $  724,800
 Ruby Mining Company       26.7%          38,200        40,700
 SMP (Note F)              50.0%       2,481,600     2,042,400
                                      ----------    ----------
                                      $3,244,600    $2,807,900
                                      ----------    ----------
                                      ----------    ----------

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

     Equity income (loss) from investments and writedowns of investments accounted for by the equity method are as follows:

                                   Year Ended May 31,
                          ------------------------------------
                             1995         1994         1993
                           ---------    ---------   ----------
    SMP (Note F)          $(439,200)   $(514,800)   $(532,000)
    Brunton (Note B)
     (consolidated
     beginning in 1995)       --         140,500       85,600
    Ruby Mining Company      (3,100)     (16,400)       1,700
    GMMV                      --          --           --
                          ---------    ---------    ---------
                          $(442,300)   $(390,700)   $(444,700)
                          ---------    ---------    ---------
                          ---------    ---------    ---------

     There are currently litigation and arbitration proceedings with the Company's partner in the SMP partnership, as discussed further in Note K. Because of the litigation and arbitration, the Company has provided funding to SMP in the amount of $4,521,600 for standby mine care and maintenance, the rental of certain mining equipment and administrative costs as of May 31, 1995. These advances are included in the above investment account net of the Company's equity share of SMP's expenses. The Company considers the $4,521,600 to be a receivable from SMP. Whether or not the $4,521,600 of advances are recovered will depend on the outcome of the litigation and arbitration with Nukem and its wholly-owned subsidiary CRIC as further discussed in Note K.

     SMP has entered into various market related and base price escalated uranium sales contracts with certain utilities which require delivery of an estimated 903,200 to 1,213,800 pounds of uranium annually from 1996 through 2000. These contracts also allow for the quantities to be substantially increased by the utilities. Until the disputes between the SMP partners are resolved, the Company and Crested are arranging for the purchase and delivery of their portion of the contracts or are allowing Nukem and CRIC to make the entire delivery. The deliveries will be satisfied by purchases in the spot market, existing purchase contracts, uranium inventories or by producing from SMP properties. Production will not be commenced, however, until uranium prices rise substantially. Most market related sales contracts can be settled through spot market purchases. All base price sales contracts exceed the spot market price as of May 31, 1995.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

Revenues from such uranium sales of $2,893,800 and $2,690,800 have been included in the accompanying consolidated statements of operations for the years ended May 31, 1994 and 1993, which would normally have been sales of SMP. All sales contracts were filled by Nukem in 1995, and as a result, no revenues from uranium sales were recognized during 1995. The cash from uranium sales is accumulating in SMP's bank accounts which as of May 31, 1995 amounted to $7,505,000.

     GMMV expenses certain general and administrative, maintenance and holding costs. However, the Company has not recognized equity losses in GMMV because Kennecott is committed to fund 100% of the first $50,000,000 of development and operating costs of the Joint Venture. The Company's investment in GMMV of $727,000 in the accompanying balance sheets is substantially lower than its equity in GMMV.

     Condensed combined statements of operations of the Company's equity investees include GMMV, SMP and Ruby Mining Company ("Ruby) for 1995 and GMMV, SMP, Brunton and Ruby for 1994 and 1993. Condensed combined balance sheets do not include Brunton for 1994 as Brunton's balance sheet was consolidated with USE as of May 31, 1994.

           CONDENSED COMBINED BALANCE SHEETS -  EQUITY INVESTEES
                                          May 31,
                                  ----------------------------
                                      1995            1994
                                  ------------    ------------
Current assets                    $  8,408,500    $    720,700
Non-current assets                  49,211,100      48,795,700
                                  ------------    ------------
                                  $ 57,619,600    $ 49,516,400
                                  ------------    ------------
                                  ------------    ------------
Current liabilities               $  7,312,700    $  6,529,000
Other long-term debt                30,782,900      23,621,600
Excess in assets                    19,524,000      19,365,800
                                  ------------    ------------
                                  $ 57,619,600    $ 49,516,400
                                  ------------    ------------
                                  ------------    ------------

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

      CONDENSED COMBINED STATEMENTS OF OPERATIONS - EQUITY INVESTEES
                                Year Ended May 31,
                   ------------------------------------------
                       1995           1994           1993
                    -----------    -----------    -----------

Revenues           $   368,300    $ 4,570,500    $ 3,604,800
Less costs and
  expenses          (1,402,400)    (7,336,800)    (8,500,500)
                   -----------    -----------    -----------
Net loss           $(1,034,100)   $(2,766,300)   $(4,895,700)
                   -----------    -----------    -----------
                   -----------    -----------    -----------

F.   MINERAL CLAIMS TRANSACTIONS AND MINING PROPERTIES:

GMMV

     During fiscal 1990, the Company and Crested entered into an agreement with Kennecott, a wholly-owned, indirect subsidiary of The RTZ Corporation PLC, for Kennecott to acquire a 50% interest in certain uranium mineral properties known as the Green Mountain
Properties. The purchase price was $15,000,000. Before they were contributed to GMMV, the Green Mountain Properties were owned by the Company, with a portion owned by USECC.

     The Boards of Directors of the Company and Crested adopted a method of apportioning the initial consideration of $15,000,000, on a ratio of 84% to the Company and 16% to Crested. This division was based on analyses of the projected cash flows of the properties contributed by USE and USECC.

     Kennecott committed to fund 100% of the first $50 million of capital contributions to the joint venture. Kennecott will also pay additional amounts if certain future operating margins are achieved. Because the Company held 100% of the claims containing the Round Park Deposit portion of the Green Mountain properties, it has the right to receive 50% of the cash flows from the operations relating to that portion of GMMV properties. With respect to portions of GMMV properties previously held by USECC, the Company and Crested share in cash flows attributable to their combined 50% interest in GMMV.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

     GMMV has incurred $14,316,300 in the development and operations of the above uranium mineral properties through May 31, 1995. This was funded by Kennecott out of the $50 million funding commitment. As previously mentioned, the Company's carrying value of its investment in GMMV is $727,000 at May 31, 1995, which is substantially lower than its equity basis in GMMV. Reclamation obligations of GMMV are discussed in Note K. Development of the properties continues in anticipation of future uranium price increases.

SMP

     During fiscal 1989, USE and Crested, through USECC, entered into an agreement to sell a 50% interest in their Sheep Mountain properties to Nukem's subsidiary CRIC. USECC and CRIC immediately contributed their 50% interests in the properties to a newly-formed partnership, SMP. SMP was established to further develop and mine the uranium claims on Sheep Mountain, acquire uranium supply contracts and market uranium. In 1989 USECC agreed to assign three uranium delivery contracts to SMP. USECC, however, remained solely responsible for the reclamation of the properties and future environmental liabilities. SMP agreed to deposit up to $.50 per pound of U3O8 as it is produced from the properties for reclamation obligations. See Notes E and K for a description of the investment and a discussion of related litigation.

AMAX Transactions

     During prior years, the Company and Crested conveyed interests in mining claims to AMAX Inc. ("AMAX") in exchange for cash, royalties, and other consideration including interest-free loans, due in 2010. In connection with a renegotiation of various rights and duties of the parties, AMAX agreed to amortize the principal amount of those loans to the Company and Crested by $250,000 each quarter, subject to certain conditions and until AMAX put the properties into production, which has not occurred. The last quarterly amortization of $250,000 for a non-interest bearing loan from AMAX in lieu of advance royalties, was recognized in the first quarter of fiscal 1994.

     AMAX may elect to return the properties to the Company and Crested, which would cancel the advance royalty obligation. If
AMAX formally decides to place the properties into production, it will pay $2,000,000 to the Company and Crested. If AMAX sells the properties, the Company and Crested will receive 15% of the first
$25 million received by AMAX.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

     In addition, AMAX pays the Company and Crested an annual advance royalty of 50,000 pounds of molybdenum (or its cash equivalent). AMAX is entitled to a credit against future royalties for any advance royalty payments made, but such royalties are not refundable if the properties are not placed into production. The
Company recognized $85,500, $126,800 and $105,800 of revenue from the advance royalty payments in fiscal 1995, 1994 and 1993, respectively.

     In fiscal 1995, USECC and Cyprus Amax agreed on exercise of the option by USE and Crested agreeing to forego six quarters of advance royalties from Cyprus Amax (the option purchase price was $200,000). See "Minerals - Molybdenum" above. Thereafter, USE
(together with Crested) signed option agreements with Pangolin
Corporation, a Park City, Utah developer, for sale of the 57 acres, and a separate parcel owned in Gunnison County, Colorado. If both options are exercised, the combined purchase price is US$1,851,920.
The acreage is not otherwise encumbered and was sold in fiscal
1995.

     The first option (exercised in February, 1995) was for the 57 commercial and noncommercial zoned acres in the City of Gunnison, Colorado; the purchase price was $970,300. Pangolin paid $345,000 cash and $625,300 in three year nonrecourse promissory notes, of which $137,900 was paid during fiscal 1995. 19.25 acres have been deeded to Pangolin; the remaining acreage secures the note, and will be released to the buyer against principal payments on the note as development (mixed commercial and residential) advances.
The remaining note bears interest at 7.5% per annum.

     The second option covers 472.5 acres of ranch land northwest of the City of Gunnison, Colorado (purchase price $822,460).
Pangolin paid $10,000 for the option; on option exercise and closing, Pangolin paid $46,090 in cash and $776,370 by two nonrecourse promissory notes (each with principal and unpaid interest due on the third anniversary of closing except for $35,000 on the first anniversary). At closing, 22.19 acres were deeded to Pangolin; different parcels of the remaining acreage secure the notes, and will be released for principal payments in the course of development. The sale was accounted for as an installment sale and thus the gain on sale was deferred to be recorded as the notes are paid.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

Sutter Gold Mining Company

     During fiscal 1991, the Company acquired a one-half interest in Sutter Gold Venture ("SGV"), a joint venture formalized to acquire mineral leases and develop and mine gold from properties in California. The Company, in conjunction with Crested, formed USECC
Gold and transferred one-ninth of its interest in SGV to Crested in exchange for Crested's agreement to pay one-ninth of the Company's acquisition costs for its interest in the joint venture, plus accrued interest as described below.

     The Company acquired its interest in SGV for: (i) $4,500,000 of the $5,000,000 purchase price of SGV's properties; (ii) an agreement to fund predecessor holding costs and the initial development costs of SGV totalling $500,000; and (iii) its agreement to provide its share of costs and assessments of SGV.
SRRI, the other initial venturer in SGV, provided $500,000 of the property purchase price, and agreed to pay $2,000,000 to the Company to equalize their investments in SGV. The Company and SRRI agreed that they would each initially hold 50% interests in SGV.

     SRRI issued a $2,000,000 note to the Company, bearing interest at 10% per annum.  The note provided that $500,000 of principal and accrued interest was due April 12, 1991, and the balance of
$1,500,000 was due October 12, 1991, with interest.   If the
installments were not paid when due, the interests of the Company and SRRI in SGV were to be adjusted to equal the percentage of the
$5,000,000 purchase price of SGV's properties that each of them provides.

     Crested's purchase price for its interest in SGV was: (i)
$500,000 (one-ninth of the $4,500,000 provided by the Company to purchase the SGV properties) with interest; (ii) an agreement to pay the Company $55,556 (one-ninth of the initial $500,000 of predecessor holding costs and initial development costs of SGV which the Company agreed to pay) with interest; and (iii) an agreement to fund one-ninth of the assessments and liabilities imposed on the Company-Crested ownership interest in SGV. In exchange, Crested received one-ninth of the Company's interest in SGV, which initially entitled it to a 5.6% interest in the project.
Crested was also entitled to one-ninth of any payments on the $2,000,000 note by SRRI.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

     In exchange for an agreement to issue 475,000 shares of SRRI's common stock (one-ninth to Crested and eight-ninths to the Company), SRRI obtained an extension of the due date for the initial $500,000 note obligation to July 16, 1991. Payment was not received by the extended due date, and the 50% interest of SRRI in SGV was reduced to 40%, with a corresponding increase in the Company-Crested interest to 60%. Payment was not received on the remaining portion of the debt by the final due date and USECC
Gold's percentage interest in SGV increased to 90%.  During May
1994, the Company, Crested and SRRI reached an agreement under which SRRI gave up all rights, title and interest in SGV and delivered 400,000 shares of its common stock in exchange for forgiveness of all accounts and notes payable by SRRI to the Company and Crested. Consequently, USE and Crested own 100% of
SGV.  During fiscal 1995, the Sutter Gold Venture was terminated,
USE and Crested formed a new Wyoming corporation, Sutter Gold
Mining Company, and agreed to exchange their interests in USECC
Gold for common stock of Sutter Gold Mining Company (hereafter,
"SGMC").

     In connection with SRRI's transfer of interests in the Lincoln
Project to USE and Crested at formation of the SGV, and thereafter upon USE's and Crested's acquisition of SRRI's remaining interests in SGV due to default by SRRI, Amador United was provided notice of its right of first refusal to acquire such interests for amounts equal to USE's and Crested's advances to SRRI. Amador United has made technical objections to the notices given, however, USE and Crested believe these objections are without merit.

     SGMC is in the development stage at May 31, 1995, and is primarily engaged in mine development, exploration and feasibility work, permitting and acquisition of mill equipment. Limited revenues have been generated to date from processed ore samples.
The related mining costs were recognized along with all general and administrative type costs. All acquisition and other mine development costs have been capitalized, amounting to $10,374,400 at May 31, 1995.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

Plateau Resources Limited

     On August 11, 1993, the Company concluded the June 30, 1993
Stock Purchase Agreement ("SPA") with Consumers Power Company
("CPC"), by which the Company purchased from CPC all of the outstanding stock of Plateau Resources Limited ("Plateau").
Plateau, a Utah corporation, owns the Shootaring Canyon Uranium
Mill and support facilities in southeastern Utah. At the present time, Plateau has applied to renew its materials license with the United States Nuclear Regulatory Commission ("NRC"). See paragraph
(b) below.

     In 1984, because of a severely depressed market for uranium concentrates, Plateau indefinitely extended the suspension of operations of its uranium processing facility and ceased development of the Ticaboo Townsite project. Therefore, the acquisition consisted of non-operating assets with no reportable continuing operations. The Company paid nominal cash consideration for the Plateau stock. As additional consideration, the Company agreed:

     (a) to perform or cause the performance by Plateau of all studies, remedial or other response actions or other activities necessary from time to time for Plateau to comply with environmental monitoring, site exit and other provisions of (i) federal and state environmental laws relating to hazardous or toxic substances, and (ii) the Uranium Mill Tailings Radiation Control
Act, the Atomic Energy Act of 1954, and administrative orders and licenses relating to nuclear or radioactive substances or materials on the property of or produced or released by Plateau; and

     (b) to indemnify CPC from all liabilities and costs related to the presence of hazardous substances or radioactive materials on Plateau property, and of any future violation of laws and administrative orders and licenses relating to the environment or to nuclear or radioactive substances.

     At closing of the SPA, Plateau's assets included $14,200,000 in cash and cash equivalents. Of this amount, $2,500,000 was transferred at closing by Plateau to fund the "NRC Surety Trust
Agreement" with a commercial bank as trustee. The trustee is to pay future costs of mill decommissioning, site reclamation, and long term site surveillance, as directed by the NRC. The amount transferred to the trust is the minimum amount now required by the NRC as financial assurance for clean up after permanent shut down of the mill.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

     Also at closing, $4,800,000 was transferred by Plateau to fund the "Agency Agreement" with a commercial bank. These funds will be available to indemnify CPC against possible claims related to environmental or nuclear matters, as disclosed above, and against third-party claims related to a tax benefit transfer agreement between Plateau and the third-party, in the event of a "disqualification event" as provided in such agreement. The
$4,800,000 and $2,500,000 are reflected as Restricted Investments.
No value has been recorded by the Company for the mill and related operating assets received in the transaction because of their current nonoperating nature and the lack of cash flow from any operations in the foreseeable future. The Company recorded the specified $2,500,000 reclamation liability, an additional liability for $4,800,000 related to an indemnification of other possible claims against Plateau and recorded a liability of $6,900,000 for estimated care and maintenance costs on the mill. Certain care and maintenance costs incurred during the year reduced this liability to $6,018,700 at yearend. Together with the $4,800,000 indemnification reserve, these estimated obligations are recorded as Other Accrued Liabilities of $10,818,700 in the accompanying consolidated financial statements.

     On August 25, 1994, Plateau signed a letter of intent with an unrelated third party to sell part interest in Canyon Homesteads, Inc. ("CHI"), a wholly owned subsidiary of Plateau, and to develop the Ticaboo Townsite, in south central Utah and other resort properties near Lake Powell. The total purchase price for a one-half interest in Canyon Homesteads was to be $6,000,000. The party had made a non refundable earnest payment of $100,000 to Plateau to be credited to the purchase price, with the remainder to be paid in cash from the purchaser and out of operations, at specified times.
In fiscal 1995 the purchaser defaulted, and as a result, the $100,000 was recognized as income in fiscal 1995.

     CHI entered into a joint venture with Arrowstar Investments, Inc. ("AII") to develop on a 50/50 basis, certain properties at the Ticaboo Townsite. AII is owned by certain shareholders of the Company. As of May 31, 1995, the Company has recorded $112,400 related to AII's initial funding commitment to the joint venture which is included in accounts receivable trade on the accompanying
Balance Sheet.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

Energx

     During fiscal 1994, USE and Crested formed Energx to engage in the exploration, development and operation of natural gas properties. Energx currently has leased properties in Wyoming and the Fort Peck Indian Reservation, Montana. Energx is owned by USE
(45%), Crested (45%) and the Assiniboine and Sioux Tribes (10%).

     During fiscal 1995, Energx sold a 50% interest in the leases on the Fort Peck Indian Reservation for the sum of $200,000 plus
$100,000 to be used only for the acquisition and consolidation of additional leases, and for committing to drill 8 exploratory wells.
This resulted in a gain of $197,000 being recorded on this
undeveloped property sale.  Energx is in the lease acquisition
stage on this property.   No exploratory wells have been drilled to
date.

G.   DEBT:

     During fiscal 1995, USE and Crested obtained a $1,000,000 line of credit from a bank. The line of credit accrued interest at the banks prime rate plus .5% (8.5% initially) and matured on July 23, 1995. The weighted average interest rate for 1995 for the line of credit was 9.82%. $960,000 is outstanding as of May 31, 1995.
Subsequently this line was repaid with funds received in the July
8, 1995 private placement. The Company has renegotiated this $1,000,000 line of credit and extended the maturity date to July
23, 1996. The line of credit is secured by certain real property and a share of the net proceeds of production from certain oil and gas wells. No amounts are currently outstanding on this line of credit.

     The Company's debt also includes the $500,000 revolving line of credit of Brunton with a commercial bank. The line of credit accrues interest at 1% above prime and expires in August, 1995. As of May 31, 1995, $387,000 was outstanding on the line of credit.
Brunton also has a $200,000 line of credit that matures in August
1995. No amounts are outstanding as of May 31, 1995. Both of the Brunton lines of credit were renegotiated for $500,000 and $250,000 respectively to mature August 2, 1996 with interest at 1% over bank index rate. The weighted average for these lines for 1995 was 9.35%. FNG holds a $200,000 line of credit with a commercial bank.
This line of credit accrues interest at 2.25% over the bank's prime rate and expires on February 28, 1996, $180,000 was outstanding as of May 31, 1995. The weighted average rate for 1995 for this line of credit was 10.29%

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

     Brunton has two installment notes bearing interest at 8.25% secured generally by all the assets of Brunton. FNG also has various installment notes bearing interest from 7.5% to 11.75% which are secured by FNG equipment with maturity dates through 1997.

     The components of debt as of May 31, 1995 and 1994 are as follows:

                                                                    May 31,
                                                          --------------------------
                                                             1995             1994
                                                          ----------      ----------
Installment note - secured by equipment,
         interest at 8%, matures February 1996            $   84,600      $  220,200
Installment notes - secured by real estate,
         interest at 7.9% - 8%, matures 1998-2004            270,500         287,600
Brunton installment notes                                    722,700         770,000
FNG installment notes                                         57,200         157,800
Notes payable - other                                         26,400          82,000
                                                          ----------      ----------
                                                           1,161,400       1,517,600
         Less current portion                               (232,900)       (408,500)
                                                          ----------      ----------
                                                          $  928,500      $1,109,100
                                                          ----------      ----------
                                                          ----------      ----------

     Principal requirements on debt for the five years after May
31, 1995 are as follows: 1996 - $232,900; 1997 - $121,100; 1998 -
$107,100; 1999 - $200,500; 2000 - $344,100 and thereafter $155,700.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

H.   INCOME TAXES:

     The Company adopted SFAS 109 during fiscal 1994.

     The components of deferred taxes as of May 31, 1995 and 1994 are as follows:

                                                May 31,
                                       -------------------------
                                         1995           1994
                                       ----------    ----------
Deferred tax assets:
 Deferred compensation                 $   50,400    $   26,300
 Deferred gain on sale of assets          143,900        85,000
 Net operating loss carryforwards       6,535,200     4,601,100
 Capital loss carryforwards               182,100       452,000
 Tax Credits                              325,000       325,000
 Other                                     33,000        36,000
                                       ----------    ----------
Total deferred tax assets               7,269,600     5,525,400
                                       ----------    ----------
Deferred tax liabilities:
 Accelerated depreciation for tax      (1,073,400)   (1,112,900)
 Development and exploration costs     (2,095,700)   (2,039,900)
                                       ----------    ----------
Total deferred tax liabilities         (3,169,100)   (3,152,800)
                                       ----------    ----------
                                        4,100,500     2,372,600

Valuation allowance                    (4,283,800)   (2,639,600)
                                       ----------    ----------
Net deferred tax liability             $ (183,300)   $ (267,000)
                                       ----------    ----------
                                       ----------    ----------

     The Company has established a valuation allowance of $4,224,900 against deferred tax assets due to the losses incurred by the Company in fiscal 1995, 1994 and 1993. The Company's ability to generate future taxable income to utilize the NOL and capital loss carryforwards is uncertain.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

     For the year ended May 31, 1993, the tax effect of deferred taxes resulting from timing differences in the recognition of revenues and expenses for tax and financial statement purposes were as follows.
                                              May 31,
                                               1993
                                             ---------
    Gain on sale of property and equipment  $ (81,800)
    Operating loss carryforwards for
      income tax reporting purposes          (311,200)
    Deferred compensation expense             (55,600)
    Exploration and development costs         437,700
    Depreciation                               54,000
    Other                                     (43,100)
                                            ---------
      Deferred income taxes                 $   --
                                            ---------
                                            ---------

    The income tax provision (benefit) is different from the amounts computed by applying the federal income tax rate to income before taxes. The reasons for these differences are as follows:

                                          Year Ended May 31,
                               -------------------------------------
                                  1995           1994          1993
                               ----------    -----------     -------
Expected federal income tax    $ (704,000)   $(1,055,300)   $  --
Utilization of capital
 loss carryforward               (269,900)       --            --
Net operating losses not
 previously benefitted           (670,300)       --            --
Valuation allowance             1,644,200      1,055,300       --
                               ----------    -----------    --------
 Income tax provision          $  --         $   --         $  --
                               ----------    -----------    --------
                               ----------    -----------    --------

     There were no taxes payable as of May 31, 1995, 1994 or 1993.

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          MAY 31, 1995, 1994 AND 1993
                                  (continued)

     At May 31, 1995, the Company and its subsidiaries had available, for federal income tax purposes, net operating loss carryforwards of approximately $19,221,000 which will expire from 1996 to 2010 and investment tax credit carryforwards of $325,000 which, if not used, will expire from 1996 to 2001. The Internal Revenue Code contains provisions which limit the NOL carryforwards available which can be used in a given year when significant changes in company ownership interests occur. In addition, the NOL and credit amounts are subject to examination by the tax authorities.

     The Internal Revenue Service has audited the Company's and affiliates' tax returns through fiscal 1986, and their income tax liabilities are settled through that year. The IRS has recently audited the Company's and affiliates', which includes USECC, fiscal years 1989, 1990 and 1991 tax returns. The Company has received a deficiency letter for the years 1989 through 1991. The Company has submitted a written appeal to protest the findings of the examining agent. Management believes the Company will prevail on the significant issues in dispute, and therefore, that significant liabilities will not result from the findings.

I.   SEGMENTS AND MAJOR CUSTOMERS:

     The Company's primary business activity is the sale of minerals and the acquisition, exploration, holding development and sale of mineral bearing properties although the Company has no producing mines. Other reportable industry segments included commercial operations, primarily manufacturing and distribution of outdoor recreation products, real estate activities and operation of an airport fixed base operation and construction operations. The following is information related to these industry segments:

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          MAY 31, 1995, 1994 AND 1993
                                  (continued)

                                        Year Ended May 31, 1995
                         ------------------------------------------------------
                                        Commercial  Construction
                          Minerals      Operations   Operations   Consolidated
                         -----------    ----------  ------------  ------------
Revenues                 $    85,500    $5,705,500   $1,303,400   $ 7,094,400
                         -----------    ----------   ----------
                         -----------    ----------   ----------
Interest and
 other revenues                                                     2,053,600
                                                                  -----------
   Total Revenues                                                 $ 9,148,000
                                                                  -----------
                                                                  -----------
Operating (loss) profit  $(1,568,800)   $1,228,400   $  265,100   $   (75,300)
                         -----------    ----------   ----------
                         -----------    ----------   ----------
Interest and
 other revenues                                                     2,053,600
General corporate
 and other expenses                                                (3,606,600)
Equity in loss
 of affiliates                                                       (442,300)
                                                                  -----------
Loss before income taxes                                          $(2,070,600)
                                                                  -----------
                                                                  -----------
Identifiable assets
 at May 31, 1995         $18,518,300    $9,074,300   $  292,700   $27,885,300
                         -----------    ----------   ----------
                         -----------    ----------   ----------
Investments
 in affiliates                                                      3,244,600
Corporate assets                                                    3,035,100
                                                                  -----------
 Total assets
   at May 31, 1995                                                $34,492,700
                                                                  -----------
                                                                  -----------
Capital expenditures     $   455,100    $  186,400   $   28,100
                         -----------    ----------   ----------
                         -----------    ----------   ----------
Depreciation, depletion
 and amortization        $    --        $  637,600   $  116,500
                         -----------    ----------   ----------
                         -----------    ----------   ----------                         U.S. ENERGY CORP. AND AFFILIATES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1995, 1994 AND 1993
                                   (continued)

                                        Year Ended May 31, 1994
                        -------------------------------------------------------
                                      Commercial   Construction
                         Minerals     Operations    Operations    Consolidated
                        ----------    ----------   ------------   ------------
Revenues                $ 4,359,300   $1,165,100    $2,606,400    $ 8,130,800
                        -----------   ----------    ----------
                        -----------   ----------    ----------
Interest and
 other revenues                                                       645,500
                                                                  -----------
   Total Revenues                                                 $ 8,776,300
                                                                  -----------
                                                                  -----------
Operating profit (loss) $ (665,100)   $ (824,300)   $  317,500    $(1,171,900)
                        -----------   ----------    ----------
                        -----------   ----------    ----------
Interest and
 other revenues                                                       645,500
General corporate
 and other expenses                                                (2,186,700)

Equity in loss
 of affiliates                                                       (390,700)
Loss before income taxes
 and cumulative effect                                            $(3,103,800)
                                                                  -----------
                                                                  -----------
Identifiable assets
 at May 31, 1994        $17,745,200   $8,898,400    $  371,200    $27,014,800
                        -----------   ----------    ----------
                        -----------   ----------    ----------
Investments
 in affiliates                                                      2,807,900
Corporate assets                                                    3,267,600
                                                                  -----------
 Total assets
   at May 31, 1994                                                $33,090,300
                                                                  -----------
                                                                  -----------
Capital expenditures    $ 1,190,700   $  441,600    $   19,800
                        -----------   ----------    ----------
                        -----------   ----------    ----------
Depreciation, depletion
 and amortization       $    --       $  505,600    $  160,200
                        -----------   ----------    ----------
                        -----------   ----------    ----------

                         U.S. ENERGY CORP. AND AFFILIATES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1995, 1994 AND 1993
                                   (continued)

                                        Year Ended May 31, 1993
                        -------------------------------------------------------
                                      Commercial   Construction
                          Minerals    Operations    Operations    Consolidated
                        ------------  ----------     -----------  ------------
Revenues                $  4,796,600  $  894,400    $ 2,026,500   $ 7,717,500
                        ------------  ----------    -----------
Interest and
 other revenues                                                     1,328,000
                                                                  -----------
   Total Revenues                                                 $ 9,045,500
                                                                  -----------
                                                                  -----------
Operating profit (loss) $  1,140,400  $ (678,600)   $   266,100   $   727,900
                        ------------  ----------    -----------
                        ------------  ----------    -----------
Interest and
 other revenues                                                     1,328,000
General corporate
 and other expenses                                                (1,833,100)
Equity in loss
 of affiliates                                                       (444,700)
                                                                  -----------
Loss before income taxes
 and extraordinary item                                           $  (221,900)
                                                                  -----------
                                                                  -----------
Identifiable assets
 at May 31, 1993        $  8,765,100  $5,605,800    $ 1,190,200   $15,561,100
                        ------------  ----------    -----------
                        ------------  ----------    -----------
Investments
 in affiliates                                                      2,706,700
Corporate assets                                                    5,769,400
                                                                  -----------
 Total assets
   at May 31, 1993                                                $24,037,200
                                                                  -----------
                                                                  -----------
Capital expenditures    $      3,300  $   169,800   $   819,900
                        ------------  ----------    -----------
                        ------------  ----------    -----------
Depreciation, depletion
 and amortization       $     --      $   419,400   $   162,200
                        ------------  ----------    -----------
                        ------------  ----------    -----------

                         U.S. ENERGY CORP. AND AFFILIATES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1995, 1994 AND 1993
                                   (continued)

     During fiscal 1994 and 1993, approximately 14% and 44% of mineral revenues were from amortization of principal on the AMAX notes and annual advance royalties of molybdenum from AMAX. During fiscal 1994 and 1993, 86% and 56%, respectively, of mineral revenues were from sales of uranium. There were no uranium sales during fiscal 1995.

     The Company subleases excess office space, contracts aircraft for charter flights and sells aviation fuel. Commercial revenues in the statements of operations consist of mining equipment, office and other real property rentals, charter flights and fuel sales. Commercial operations for 1995 include the operations of Brunton.

J.   SHAREHOLDERS' EQUITY:

     In March 1995, the Company completed a private placement of 400,000 shares of stock at $3.00 per share. The majority of the proceeds were from employees of the Company. This offering carried terms by which the Company, at its option, would either redeem the common shares sold from each investor, at a cash redemption price of $3.50 per share or issue one additional common share for each three shares originally purchased. Management of the Company intends to issue the additional common shares (133,333 shares).
The Company is obligated to register all shares issued in connection with this private placement by January 1996.

     In June and July, 1995 the Company sold common stock at $4.00 per share (812,432 shares, net proceeds to the Company of $2,827,300). In connection with this private placement, warrants to purchase 81,243 USE common shares at $4.80 per share are to be issued to the selling agent. These warrants are exercisable through July 25, 2000.

     The Board of Directors adopted the U.S. Energy Corp. 1989 Stock Option Plan (the "Option Plan") for the benefit of USE's key employees. The Option Plan, later amended reserves 550,000 shares of the Company's $.01 par value common stock for issuance under the Option Plan. During fiscal 1992, the Company issued options to certain of its executive officers, Board members and others. 371,200 non-qualified options were issued at purchase prices ranging from $2.00 per share to $2.90 per share. The options will expire on April 14, 2002 and April 30, 2002. During fiscal 1995, options were exercised for the purchase of 7,500 shares.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

     The Board of Directors of USE adopted the U.S. Energy Corp. 1989 Employee Stock Ownership Plan ("ESOP") in 1989, for the benefit of USE's employees. During fiscal 1995, 1994 and 1993, the Board of Directors of USE contributed 37,204, 46,332 and 49,087, shares to the ESOP at prices of $5.38, $4.00 and $3.75 per share, respectively. The Company is responsible for one-half of these contributions amounting to $100,000, $92,500 and $91,700 in fiscal 1995, 1994 and 1993, respectively. Crested is responsible for the remainder (see Note C). USE has loaned the ESOP $1,014,300 to purchase 125,000 shares from the Company and 38,550 shares on the open market. These loans, which are secured by pledges of the stock purchased with the loan proceeds, bear interest at the rate of 10% per annum and are due in fiscal 1996.

     The Board of Directors of both the Company and Crested issue shares of stock as bonuses to certain directors, employees and third parties. The stock bonus shares have been reflected outside of the Shareholders' Equity section in the accompanying balance sheets because such shares are forfeitable to the Company and Crested until earned. Crested is responsible for one half of the compensation expense related to these issuances (see Note C). Compensation expense will be recognized over the various earn out periods. As of May 31, 1995, 1994 and 1993, the Company had compensation expense of $200,000, $116,700 and $271,700, respectively, resulting from these issuances. During fiscal 1993, the Company's Board of Directors amended the stock bonus plan. As a result, the earn out dates have been extended until retirement, which is the earn out date of the amended stock bonus plan. The new plan grants a stock bonus of 20% of the previous plan per year for five years. Additional information related to these stock issuances is set forth in the following table:

  Issue               Number                   Issue        Total
  Date               of Shares   Issuer        Price    Compensation
 -------            ----------   ------        -----    ------------
May 1990              40,300      USE        $  9.75        $392,925
June 1990             66,300      USE          11.00         729,300
November 1990
  (stock dividend)    10,660      USE           N.A.           N.A.
June 1990             25,000      Crested       1.06          26,562
December 1990          7,500      Crested        .50           3,750
January 1993          18,520      USE           3.00          55,560
January 1993           6,500      Crested        .22           1,430
January 1994          18,520      USE           4.00          74,080
January 1994           6,500      Crested        .28           1,828
January 1995          18,520      USE           3.75          69,450
January 1995           6,500      Crested        .19           1,219

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          MAY 31, 1995, 1994 AND 1993
                                  (continued)

     No shares were earned out in fiscal 1993 or 1995; however, 5,000 shares of USE stock were earned out and released to a third party in fiscal 1994. During fiscal 1993, the Company's Board of Directors amended the stock bonus plan. As a result, the earn out dates of certain individuals were extended until retirement, which is the earn out date of the amended stock bonus plan. The amended plan grants a stock-bonus of 20% of the previous plan per year for five years. Also included in forfeitable common stock are 15,000 shares to directors which are vesting at 20% a year beginning in November 1992, of which 9,000 are earned out but not released as of May 31, 1995.

     In April 1993, the Board of Directors of USE authorized the issuance of 50,000 shares of its common stock at $2.75 per share to an affiliate for cash in an effort to increase the Company's operating capital. USE also granted this affiliate options for 150,000 common shares at $3.50 per share. None of these options have been exercised as of May 31, 1995.

     On November 11, 1993, the Company issued 100,000 shares of its common stock at $3.00 per share to Brunton in lieu of payment on a $300,000 line of credit.

K.   COMMITMENTS, CONTINGENCIES AND OTHER:

Legal Proceedings

Sheep Mountain Partners (SMP)

     Arbitration Proceeding Concerning SMP. During fiscal 1992, Nukem's wholly-owned subsidiary Cycle Resource Investment Corporation ("CRIC") instituted arbitration proceedings against the Company and Crested. CRIC claimed that the Company and Crested violated the SMP partnership agreement by assigning to the Green Mountain Mining Venture (GMMV) the amounts equal to any SMP cash distributions to USECC derived from sales of uranium under SMP supply contracts. CRIC also asserted that by entering into the GMMV agreement, the Company and Crested misappropriated a business opportunity of SMP. CRIC seeks damages and certain equitable remedies from the Company and Crested, in an amount to be determined and seeks to expel the Company and Crested from the SMP Partnership. The Company and Crested do not believe their entry into the GMMV agreement violated the restraints on transfer of SMP property set forth in the SMP agreement. They have vigorously defended themselves against the allegations of CRIC.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

     Federal Court Action Concerning SMP. On July 3, 1991, the Company and Crested filed a civil action in the U. S. District Court of Colorado against Nukem, CRIC and their affiliates, alleging that Nukem, CRIC and their affiliates fraudulently misrepresented facts and concealed information from the Company and Crested to induce their entry into the agreements forming SMP and seek rescission, damages and other relief. The Company and Crested further alleged that Nukem and CRIC have refused to provide information about transactions by CRIC and its affiliates with SMP, and that the defendants had engaged in various wrongful acts relating to financing and acquisition of uranium for SMP. Nukem and CRIC filed an answer and a variety of counterclaims against the Company and Crested. Certain of Nukem's affiliates (excluding
CRIC) were thereafter dismissed from the lawsuit. The U. S. District Court granted the motion of the Company and Crested to stay the above arbitration initiated by CRIC and also ordered the Company and Crested to amend their complaint. On April 6, 1992, the Company and Crested filed an amended complaint against Nukem and CRIC setting out the alleged fraud with particularity, and Nukem and CRIC filed answers and counterclaims to the amended complaint.

     State Court Action Concerning SMP. On September 16, 1991, USECC filed a civil action in the Denver District Court against SMP seeking reimbursement of $85,000 per month since the spring of 1991 for the care and maintenance of the SMP underground uranium mines and properties in south-central Wyoming. On May 11, 1993, the Denver District Court stayed all proceedings until the U.S. District Court for Colorado case is resolved.

     Summary. The discovery stage in the case filed by the Company and Crested on July 3, 1991 in the U. S. District Court of Colorado against Nukem, CRIC et al has been protracted and vigorously contested by all parties. On November 6, 1993, the remaining parties in that suit, Nukem and CRIC, agreed with the Company and Crested that the majority of the claims post the formation of SMP on December 21, 1988, would be handled through consensual arbitration with the American Arbitration Association ("AAA"). The agreement to arbitrate was finally reduced to writing and executed effective on February 7, 1994. The arbitration hearing commenced on June 27, 1994 before a three member AAA arbitration panel.
After 73 hearing days and some 15,000 pages of testimony, the parties rested their cases on May 31, 1995. Per order of the Panel, the parties filed their proposed Findings of Fact and Conclusions of Law, Award and a brief of the law on August 7, 1995.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

Each side shall submit responsive proposed findings of fact and conclusions of law, responsive proposed award and reply briefs by September 21, 1995. The Panel will make its Order and Award within 90 days thereafter, unless the period of time is extended.

     Nukem and CRIC are seeking $47,172,535 against USE and USECC and the right to purchase USECC's interest in SMP for $2,350,000. USE and Crested are seeking the dissolution of the SMP Partnership, the return of the Sheep Mountain Mining properties and damages against Nukem and CRIC in excess of $200,000,000 with requests that they be trebled under RICO and COCCA. USECC has denied all the allegations made by CRIC and denied any liability. The Company and counsel believe that an evaluation of the likelihood of an unfavorable outcome and any estimate of the amount or range of potential loss is premature at this time given to the state of the proceedings. The resolution of these matters by the arbitration panel is expected by December 1995 or early calendar 1996. The Company also expects to vigorously pursue all pre-SMP Partnership claims which have been reserved by the parties before the Federal Court once the arbitration proceedings are completed.

     Illinois Power. Illinois Power Company ("IPC"), one of the utilities with whom SMP has a long-term uranium supply contract, unilaterally sought to terminate the contract on October 28, 1993 and filed suit contemporaneously in the Federal District Court, Danville, Illinois, against the Company, Crested, CRIC, SMP, Nukem Luxembourg GmbH ("NULUX") and the Dresdner Bank, seeking a declaratory judgment that the contract with USECC, which was assigned to SMP and thereafter to NULUX, had been breached by USECC filing of a Motion for Appointment of Receiver in the SMP litigation. The Dresdner Bank was dismissed from the case, and the remaining defendants filed answers denying IPC's allegations and filed counterclaims for damages due under the IPC contract. These defendants also filed Motions for Summary Judgment and a hearing was held on the motions on May 27, 1994. On September 1, 1994, the
U. S. District Court for the Central District of Illinois granted the defendants' motions for summary judgment against IPC dismissing IPC's complaint, and further granted those defendant's counterclaims against IPC for breach of contract by IPC. After various negotiating sessions the parties reached agreement in June 1995 to settle the case by entering into an amendment to the original agreement to increase the price per pound of U3O8 delivered to IPC and provide for 3 deliveries totalling 486,443 lbs. U3O8 in 1995, 1996 and 1997. The first delivery of 226,443 lbs. U3O8 was made on June 30, 1995. This amendment to the IPC contract will be subject to the decision of the Arbitration Panel.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

     Declaratory Judgment Action on Extralateral Rights. On July 30, 1991, Bond Gold Bullfrog, Inc. ("BGBI") filed Civil Action No. 11877 in the District Court of the Fifth Judicial District, Nye County, Nevada naming USE, Crested, Parador Mining Company, Inc. ("Parador") and H.B. Layne Contractor, Inc. (Layne) as defendants. The complaint primarily concerns extralateral rights associated with two patented mining claims (the "Claims") owned by Parador which were initially leased to a predecessor of BGBI and subsequently, the residuals of that lease were assigned and leased by Parador to USE and Crested. Parador, USE and Crested answered the complaint, filed a counterclaim against the Plaintiff and a cross claim against Layne. Pursuant to the Nevada Rules of Civil Procedure, the parties through their attorneys have met and prepared a report outlining various matters required by the Nevada Rules regarding discovery and depositions. Parador has notified BGBI that it has terminated the lease to a predecessor of BGBI of its two patented claims (being part of the Bullfrog Open Pit Mine). On or about June 30, 1993, Layne filed a motion for summary judgment against Parador, USE and Crested claiming there is no issue of material fact and Layne is entitled to judgment as a matter of law. Parador, USE and Crested are preparing a response to this motion. Pursuant to the Assignment and Lease of Mining Claims entered into as of April 1, 1991 between USE, Crested and Parador, USE and Crested are to receive 50% of damages or production royalties due Parador from production of precious metals out of the mined lode or veins dipping down from where the lode apexes on Parador's mining claims. USE agreed to advance $200,000 to cover attorney and other costs and fees which may be first recovered out of production royalties or damages. Any expenditures over $200,000 shall be borne solely by USE and Crested. If Bond Gold should produce precious metals from within the boundaries of Parador's Claims which are not related to extralateral rights, Parador shall receive 100% of the royalties. If USE and Crested mine precious metals from the Claims, Parador shall receive a royalty of 40% NSR. Depositions have been taken in the case and Layne has filed the above Motion for Summary Judgment. The parties agreed to stay the motion until discovery is completed. The Court set the trial on the issue of extralateral rights for July 17, 1995, but recently notified the parties that because of a conflict, the case will not be heard until December 11, 1995.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

Reclamation and Environmental Liabilities

     Most of the Company's mine development, exploration and operating activities are subject to federal and state regulations that require the Company to protect the environment. The Company attempts to conduct its mining operations so as to comply with these regulations, but they are continually changing and generally becoming more restrictive. Consequently, the Company's current estimates of its reclamation obligations and its current level of expenditures to perform ongoing reclamation may change in the future. At the present time, however, the Company cannot predict the outcome of future regulation or its impact on costs. Nonetheless, the Company has recorded its best estimate of future reclamation and closure costs based on currently available facts and technology and enacted laws and regulations. Certain regulatory agencies, such as the Nuclear Regulatory Commission, the Bureau of Land Management and the Wyoming Department of Environmental Quality review the Company's reclamation, environmental and decommissioning liabilities, and the Company believes its recorded amounts are consistent with those reviews and related bonding requirements. To the extent that planned production on its properties is delayed, interrupted or discontinued because of regulation or the economics of the properties, the future earnings of the Company would be adversely affected. The Company believes it has accrued all necessary reclamation costs and there are no additional contingent losses on unasserted claims to be disclosed or recorded in the reclamation liability. The Company has not disposed of any properties for which it has a commitment or is liable for any known environmental liabilities.

     The majority of the Company's environmental obligations relate to former mining properties acquired by the Company. Since the Company currently does not have properties in production, the Company's policy of providing for future reclamation and mine closure costs on a unit-of-production basis has not resulted in any significant annual expenditures or costs. For the obligations recorded on acquired properties, including site-restoration, closure and monitoring costs, actual expenditures for reclamation will occur over a number of years, and since these properties are all considered future production properties, those expenditures, particularly the closure costs, may not be incurred for many years. The Company also does not believe that any significant capital expenditures to monitor or reduce hazardous substances or other environmental impacts are currently required. As a result, the near term reclamation obligations are not expected to have a significant impact on the Company's liquidity.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

     As of May 31, 1995, the Company has recorded estimated reclamation obligations, including standby costs, of $14,770,500, as reflected in reclamation and other long-term liabilities in the accompanying financial statements. In addition, the GMMV joint venture, in which the Company is a 50% equity investor, has recorded a $23,960,000 liability for future reclamation and closure costs. None of these liabilities have been discounted, and the Company has not recorded any potential offsetting recoveries from other responsible parties or from any insurance companies.

     The Company currently has four mineral properties or investments that account for most of its environmental obligations. The Company is a partner in SMP, a joint venturer of GMMV and owner of SGMC and Plateau. The environmental obligations and the nature and extent of cost sharing arrangements with other potentially responsible parties, as well as any uncertainties with respect to joint and several liability of each are discussed in the following paragraphs:

SMP

     The Company and Crested agreed to assume the reclamation obligations, environmental liabilities and liabilities for injuries to employees in mining operations with respect to the Crooks Gap properties, which are part of the SMP venture. The reclamation obligations, which are established by regulatory authorities, were reviewed by the Company and the regulatory authorities during fiscal 1994 and the balance in the reclamation liability account at May 31, 1995 of $1,451,800 was determined by the Company to be adequate. The obligation will be satisfied over the life of the mining project which is estimated to be at least 20 years. The Company and Crested self bonded this obligation by mortgaging certain of their real estate holdings. A portion of the funds for the reclamation of SMP's properties is expected to be provided by SMP which has agreed to pay up to $.50 per pound of uranium to the Company and Crested for reclamation work, as the uranium is produced from the properties. The current arbitration proceedings with Nukem and CRIC could result in changes to these agreements between the parties.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

GMMV

     During fiscal 1991, the Company and Crested acquired developed minerals properties on Green Mountain known as the Big Eagle Property. In connection with that acquisition, the Company and Crested agreed to assume reclamation and other environmental liabilities associated with the property. Reclamation obligations imposed by regulatory authorities were established at $7,300,000 at the time of acquisition. Immediately after the acquisition, the Company and Crested transferred a one-half interest in them to Kennecott, and Kennecott, the Company and Crested contributed the Big Eagle properties to GMMV, which assumed the reclamation and other environmental liabilities. Kennecott holds a commercial bank letter of credit as security for the performance of the reclamation obligations for the benefit of GMMV.

     During fiscal 1993, GMMV entered into an agreement to acquire the Sweetwater uranium mill and related properties from UNOCAL. GMMV's consideration for the acquisition of the Sweetwater Mill Property was the assumption of all environmental liabilities and reclamation bonding obligations. The environmental obligations of GMMV are guaranteed by Kennecott Corporation (parent of Kennecott Uranium Company, the other joint venture partner). However, UNOCAL also agreed that if GMMV incurs expenditures for environmental liabilities prior to the earlier of commercial production by GMMV or February 1, 2001 (which liabilities are not due solely to the operations of GMMV), UNOCAL will reimburse GMMV the first $8,000,000 of such expenditures. Any such reimbursement may be recovered by UNOCAL from 20% of future cash flows from sale of uranium concentrates processed through the Mill. In any event, until such time as environmental and reclamation undertakings are liquidated against Kennecott Corporation, such costs are not deemed expenditures under Kennecott's $50,000,000 development commitment (although bond costs may be charged against this development commitment).

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

     The reclamation and environmental liabilities assumed by GMMV concern two categories: (1) cleanup of an inactive open mine pit site near the Mill, including water (heavy metals and other contaminants) and tailings (heavy metals and other dust contaminant abatement and erosion control) associated with the pit, and (2) decontamination and cleanup and disposal of the Mill building and equipment and tailings cells after Mill decommissioning. Current liabilities for such efforts have been established at approximately $16,322,900 by the Wyoming Department of Environmental Quality for mine pit site matters (exercising EPA-delegated jurisdiction to administer the Clean Water Act and the Clean Air Act, and directly administering Wyoming statutes on mined land reclamation), and by the NRC for decontamination and cleanup of the Mill and Mill tailings cells. The EPA has continuing jurisdiction under the Resource Conservation and Recovery Act, pertaining to any hazardous materials which may be on site when cleanup work is started.

     Although USE and the other GMMV parties are liable for all reclamation and environmental compliance costs associated with Mill and site maintenance, as well as Mill decontamination and cleanup and site reclamation and cleanup after the Mill is decommissioned, USE believes it is unlikely USE will have to pay for such costs directly. First, based on current estimates of cleanup and reclamation costs (reviewed annually by the oversight agencies), such costs may be within the $50,000,000 development commitment of Kennecott Uranium Company for GMMV. These costs are not expected to increase materially, if the Mill is not put into full operation. Second, to the extent GMMV is required to spend money on reclamation and environmental liabilities related to previous Mill and site operations during ownership by Minerals Exploration Company (a UNOCAL subsidiary), UNOCAL has agreed to fund up to $8,000,000 of such costs (provided such costs are incurred before February 1, 2001 and before Mill production resumes), which would be recoverable only out of future Mill production (see above). Third, payment of the GMMV reclamation and environmental liabilities related to the mill is guaranteed by Kennecott Corporation, parent of Kennecott Uranium Company. Last, GMMV will set aside a portion of operating revenues to fund reclamation and environmental liabilities once mining and milling commences. To date, ongoing Mill maintenance expense is funded by Kennecott as part of its development commitment.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

     Kennecott Corporation will be entitled to contribution from the USE parties in proportion to their participation interests in GMMV, if Kennecott Corporation is required to pay Mill cleanup costs directly pursuant to its guarantee. Such payments by Kennecott Corporation only would be reimbursed if the liabilities cannot be satisfied within the initial $50,000,000 expenditure commitment, and then only to the extent there are insufficient funds from the reclamation reserve (to be built up out of GMMV operating revenues). In addition, if and to the extent such liabilities resulted from UNOCAL's Mill operations, and payment of the liabilities was required before February 1, 2001 and before Mill production resumes, then up to $8,000,000 of that amount would be paid by UNOCAL, before Kennecott Corporation would be required to pay on its guarantee. Accordingly, although the extent of any ultimate USE liability for contribution to Mill cleanup costs cannot be predicted, USE and Crested will only be required to pay its proportional share of Mill cleanup if a) the liabilities cannot be satisfied with the initial $50,000,000 expenditure commitment from Kennecott, b) there are insufficient funds from the reclamation reserve to be built up out of GMMV operating revenues and c) payments are not available from UNOCAL.

SGMC

     The Company and Crested currently own 100% of SGMC, which owns gold mineral properties in California. Currently, the property is in development and costs consist of drilling, permitting, holding costs and administrative costs. No substantial mining has been completed, although a 2,800 foot decline through the identified ore zones for an underground mine was acquired in the purchase.
Because the mine is not in the production stage and the Company's policy is to provide reclamation on a unit-of-production basis, no environmental liabilities have been accrued as of May 31, 1995.
Any reclamation liability for SGMC properties which currently exist is insignificant.

                     U.S. ENERGY CORP. AND AFFILIATES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MAY 31, 1995, 1994 AND 1993
                                (continued)

Plateau

     The environmental obligations acquired with the acquisition of Plateau include all environmental and reclamation obligations relating to the Shootaring Mill. Based on the bonding requirements, Plateau transferred $2,500,000 to a trust account to pay future costs of mill decommissioning, site reclamation and long-term site surveillance. In addition, Plateau has recorded additional obligations of $10,818,700 as of May 31, 1995, for the estimated holding and maintenance costs needed until the mill is placed in service or decommissioning begins. The estimated future Shootaring Mill decommissioning and site reclamation costs noted above ,as required by the NRC and the Utah Department of Natural Resources, were determining factors in the consideration paid by the Company

Executive Compensation

     The Company and Crested are committed to pay the estates of certain of their officers an amount equal to one year's salary for one year after their death and reduced amounts, to be set by the Board of Directors, for a period up to five years thereafter.

                         PART I.  FINANCIAL INFORMATION

Item 1.   Financial Statements.

                        U.S. ENERGY CORP. AND AFFILIATES

                     Condensed Consolidated Balance Sheets

                                     ASSETS
                                       February 29,              May 31,
                                          1996                    1995
                                       ------------            -----------
                                       (Unaudited)             (Unaudited)
CURRENT ASSETS:
  Cash                                 $  1,279,100            $   360,600
  Accounts receivable
    Trade                                   425,300                709,700
    Related parties                         312,000                231,600
  Inventory                                  86,200                 86,100
  Current portion long-term
    notes receivables                        38,300                 74,400
  Other                                      87,800                 86,100
  Net Current Assets of
    Discontinued Operations                  --                  1,841,600
                                       ------------           ------------
    TOTAL CURRENT ASSETS                  2,228,700              3,390,100

INVESTMENTS AND ADVANCES
  Affiliates                              4,159,500              3,244,600
  Restricted                              8,056,900              7,757,400
                                       ------------           ------------
                                         12,216,400             11,002,000

PROPERTIES AND EQUIPMENT                 28,101,900             27,079,200
  Less accumulated depreciation,
    depletion and amortization          (10,176,900)            (9,659,400)
                                       ------------           ------------
                                         17,925,000             17,419,800
OTHER ASSETS:
  Accounts and notes receivable:
    Real estate and other                 1,905,600                912,700
    Affiliates and related parties           25,000                 25,000
    Employees                               525,500                505,100
  Buildings and improvements
    held for sale                             7,500                  7,500
  Deferred compensation, long-term            --                     5,100
  Deposits and other                        117,200                117,200
                                       ------------           ------------
                                          2,580,800              1,572,600
                                       ------------           ------------
                                       $ 34,950,900           $ 33,384,500
                                       ------------           ------------
                                       ------------           ------------

           See notes to condensed consolidated financial statements.

                        U.S. ENERGY CORP. AND AFFILIATES

                     Condensed Consolidated Balance Sheets

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                                        February 29,           May 31,
                                           1996                 1995
                                        -----------           -----------
CURRENT LIABILITIES:                    (Unaudited)           (Unaudited)
  Accounts payable and
    accrued expenses                    $   622,100           $ 2,067,000
  Income taxes payable                       50,000                --
  Line of credit                             --                 1,140,000
  Current portion of long-term debt         418,900               161,200
                                        -----------           -----------
    TOTAL CURRENT LIABILITIES             1,091,000             3,368,200

LONG-TERM DEBT (See Note 4)                 651,300               277,500

RECLAMATION LIABILITY (See Note 5)        3,951,800             3,951,800

OTHER ACCRUED LIABILITIES (See Note 5)   10,546,300            10,818,700

DEFERRED TAX LIABILITY                      267,000               183,300

NET NONCURRENT LIABILITIES OF
  DISCONTINUED OPERATIONS                    --                   538,300

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST                           949,300               708,200

Common stock, 187,817
  shares forfeitable                      1,486,500             1,370,100

SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value;
    authorized, 100,000 shares;
    none issued or outstanding               --                    --
  Common stock, $.01 par value;
    authorized, 20,000,000 shares;
    issued, 6,379,066 and 5,262,794          62,300                52,500
  Additional paid-in capital             21,619,300            18,629,000
  Retained earnings (deficit)            (2,417,200)           (3,256,400)
  Treasury stock, 769,943
    shares, at cost                      (2,242,400)           (2,242,400)
  Unallocated ESOP contribution          (1,014,300)           (1,014,300)
                                        -----------           -----------
                                         16,007,700            12,168,400
                                        -----------           -----------
                                        $34,950,900           $33,384,500
                                        -----------           -----------
                                        -----------           -----------

           See notes to condensed consolidated financial statements.

                         U.S. ENERGY CORP. AND AFFILIATES

                 Condensed Consolidated Statements of Operations
                                   (Unaudited)
                            Three Months Ended           Nine Months Ended
                                 February                    February
                          ------------------------  -------------------------
                           29, 1996     28, 1995     29, 1996      28, 1995
                          ----------   -----------  -----------   -----------
REVENUES:
Mineral sales
 and option               $  942,400   $   --       $ 3,116,700   $    --
Oil sales                     55,200       47,400       137,300       138,200
Commercial revenues          161,100      178,700       684,400       741,500
Gain on restructuring
 mining properties
 agreements                   --           --            --            85,500
Construction contract
 revenues                    552,500       29,100     3,369,600       919,600
Gain on sale of assets        24,100      975,000        68,300     1,288,900
Interest                     125,700       79,200       391,400       249,100
Management and
 other fees                   14,600       76,900       384,100       215,700
                          ----------   ----------   -----------   -----------
                           1,875,600    1,386,300     8,151,800     3,638,500
                          ----------   ----------   -----------   -----------
COSTS AND EXPENSES:
 Costs of mineral sales      942,400       --         2,766,700        --
 Mineral operations          190,900      299,300       602,400     1,005,500
 Construction costs          474,400       36,500     2,569,700       790,500
 Abandoned gas leases         --           --           328,700        --
 General and
   administrative            959,200      618,600     1,965,800     1,469,100
 Commercial operations       490,300      580,100     1,558,600     1,670,500
 Oil production               36,700       24,100        68,100        52,700
 Loss on sale
   of investments             --           --            --            89,900
 Interest                     72,600       46,100       174,300       111,500
                          ----------   ----------   -----------   -----------
                           3,166,500    1,604,700     10,034,300    5,189,700
                          ----------   ----------   -----------   -----------

(Continued)








            See notes to condensed consolidated financial statements.

                         U.S. ENERGY CORP. AND AFFILIATES

                 Condensed Consolidated Statements of Operations
                                   (Unaudited)
                                   (Continued)
                            Three Months Ended           Nine Months Ended
                                 February                    February
                          ------------------------  --------------------------
                           29, 1996     28, 1995     29, 1996      28, 1995
                          ----------   -----------  -----------   ------------
Loss before
 Equity In Loss
 of Affiliates,
 Provision for
 Income Taxes             (1,290,900)    (218,400)   (1,882,500)   (1,551,200)

Minority Interest in
 Loss of Consolidated
 Subsidiaries                332,200       76,200        398,700      418,400

Equity in Loss of
 Affiliates-net             (115,700)    (128,100)     (281,600)     (304,900)

Provision for
 Income Taxes                 --           --            --            --
                          ----------   ----------   -----------   -----------
Loss from Continuing
 Operations               (1,074,400)    (270,300)   (1,765,400)   (1,437,700)
                          ----------   ----------   -----------   -----------
Discontinued Operations
 (Note 8)
Income from Discontinued
 Operations Net of
 Income Taxes of $0           (9,200)     (58,100)      308,900       121,900

Gain on Disposal of
 Subsidiary Operations
 in Discontinued
 Segment Net of Income
 Taxes of $50,000          2,295,700       --         2,295,700        --
                          ----------   ----------   -----------   -----------

Income (Loss) from
 Discontinued Operations   2,286,500      (58,100)    2,604,600       121,900
                          ----------   ----------   -----------   -----------

NET INCOME (LOSS)         $1,212,100   $ (328,400)  $   839,200   $(1,315,800)
                          ----------   ----------   -----------   -----------
                          ----------   ----------   -----------   -----------

(Continued)

            See notes to condensed consolidated financial statements.

                         U.S. ENERGY CORP. AND AFFILIATES

                 Condensed Consolidated Statements of Operations
                                   (Unaudited)
                                   (Continued)

                            Three Months Ended           Nine Months Ended
                                 February                    February
                          ------------------------  --------------------------
                           29, 1996     28, 1995     29, 1996       28, 1995
                          ----------   -----------  -----------   ------------
NET INCOME (LOSS) PER SHARE
 Loss from Continuing
   Operations             $     (.17)  $     (.06)  $      (.28)  $      (.29)
 Income (Loss) from
   Discontinued
   Operations                    .00         (.01)          .05           .02
 Gain on Disposal
   of Subsidiary
   Operating in
   Discontinued
   Segment                       .36       --               .37        --
                          ----------   ----------   -----------   -----------
NET INCOME (LOSS)
 PER SHARE                $      .19   $     (.07)  $       .14   $      (.27)
                          ----------   ----------   -----------   -----------
                          ----------   ----------   -----------   -----------

WEIGHTED AVERAGE
 NUMBER OF SHARES
 OUTSTANDING               6,364,089    5,012,216     6,142,925     4,877,776
                          ----------   ----------   -----------   -----------
                          ----------   ----------   -----------   -----------


















            See notes to condensed consolidated financial statements.

                        U.S. ENERGY CORP. AND AFFILIATES

                Condensed Consolidated Statements of Cash Flows
                                  (Unaudited)

                                                  Nine Months Ended
                                                        February
                                              ---------------------------
                                                29, 1996       28, 1996
                                              -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income (Loss)                            $   839,200     $(1,315,800)
 Adjustments to reconcile
 net income to net cash used
 in operating activities:
   Minority interest in loss
     of consolidated subsidiaries                (398,700)       (418,400)
   Depreciation, depletion
     and amortization                             623,900         577,300
   Non-cash compensation                          297,400          69,500
   Abandoned mineral leases                       328,700          --
   Equity in loss of affiliates                   281,600         304,900
   (Gain) on sale assets                          (68,300)     (1,288,900)
   (Gain) on sale of subsidiary                (2,345,700)          --
   Net assets disposed of in connection
     with sale of subsidiary                   (1,939,000)         --
   Loss (gain) on sale of investments              --              89,900
   Cumulative effect of accounting changes         --             (83,800)
   Change in deferred income taxes                 83,700         (36,000)
 Net changes in components
  of working capital                              640,500         282,600
                                              -----------     -----------
NET CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES                         (1,656,700)      (1,818,700)

CASH FLOWS FROM INVESTING ACTIVITIES:
 Investments in affiliates                       (556,700)       (476,800)
 Investments in other                            (299,500)       (198,400)
 Purchase of property and equipment            (1,021,100)       (141,000)
 Proceeds from sale of assets                      77,700         969,100
 Proceeds from sale of subsidiary               3,300,000          --
 Development of mining properties                (349,200)       (341,400)
 Development of gas properties                    (23,400)       (147,700)
 Change in notes receivable                        55,800        (128,200)
 Proceeds from sale of investments                 --             199,300
 Deposits and other                                --              (3,300)
                                              -----------     -----------
NET CASH USED IN INVESTING ACTIVITIES           1,183,600        (268,400)
                                              -----------     -----------

(Continued)

           See notes to condensed consolidated financial statements.

                        U.S. ENERGY CORP. AND AFFILIATES

                Condensed Consolidated Statements of Cash Flows
                                  (Unaudited)
                                                  Nine Months Ended
                                                       February
                                              ---------------------------
                                                29, 1996       28, 1996
                                              -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Private placement of common stock              2,842,200         868,100
 Cancellation of stock for services               (23,100)          --
 Company stock purchased by
   consolidated affiliate                          --            (120,000)
 Additions to long-term debt                    1,348,500       1,740,800
 Payment on long-term debt                     (2,966,700)       (802,800)
                                              -----------     -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES       1,200,900       1,686,100
                                              -----------     -----------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                             727,800        (401,000)

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD                              551,300       1,181,700
                                              -----------     -----------
CASH AND CASH EQUIVALENTS AT
 END OF PERIOD                                $ 1,279,100     $   780,700
                                              -----------     -----------
                                              -----------     -----------
SUPPLEMENTAL DISCLOSURES:
 Income tax paid                              $    --         $   118,900
                                              -----------     -----------
                                              -----------     -----------
 Interest paid                                $   221,200     $   175,000
                                              -----------     -----------
                                              -----------     -----------
NON-CASH INVESTING AND FINANCING ACTIVITIES:
 Acquisition of unowned portion of
   affiliate with Company stock               $    --         $    80,000
                                              -----------     -----------
                                              -----------     -----------

NOTES RECEIVABLE OBTAINED IN
 CONNECTION WITH SALE OF SUBSIDIARY           $ 1,000,000     $    --
                                              -----------     -----------
                                              -----------     -----------




           See notes to condensed consolidated financial statements.

                     U.S. ENERGY CORP. AND AFFILIATES

           Notes to Condensed Consolidated Financial Statements

     1) The Condensed Consolidated Balance Sheets as of February 29, 1996 and May 31, 1995, the Condensed Consolidated Statements of Operations for the three and nine months ended February 29, 1996 and February 28, 1995, and the Condensed Consolidated Statements of Cash Flows for the nine months ended February 29, 1996 and February 28, 1995, have been prepared by the Registrant without audit. In the opinion of the Registrant, the accompanying financial statements contain all adjustments (consisting of only normal recurring accruals and reclassifications for amounts associated with the discontinued operations of The Brunton Company ("Brunton") which was sold by the Registrant as of January 1996) necessary to present fairly the financial position of Registrant as of February 29, 1996 and May 31, 1995, the results of operations for the three and nine months ended February 29, 1996 and February 28, 1995 and the cash flows for the nine months then ended.

     2) Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read
in conjunction with the Registrant's May 31, 1995 Form 10-K.   The
results of operations for the periods ended February 29, 1996 and February 28, 1995 are not necessarily indicative of the operating results for the full year.

     3) The consolidated financial statements of the Registrant include 100% of the accounts of USECB Joint Venture (USECB) which is owned 50% by the Registrant and 50% by the Registrant's subsidiary, Crested Corp. (Crested). The consolidated financial statements also reflect 100% of the accounts of its majority-owned subsidiaries: Energx Ltd. (90%), Crested (51.9%), USECC Gold Limited Liability Company (100%), Plateau Resources Limited (100%) and Four Nines Gold, Inc. (50.9%). The Consolidated Financial Statements reflect the operations of Brunton as discontinued because Brunton was sold as of January 31, 1996. The 1995 Consolidated Financial Statements have been reclassified for amounts associated with the discontinued operations of Brunton. Brunton manufactures and sells outdoor recreation products. All material intercompany profits and balances have been eliminated.

     4) Debt as of February 29, 1996 consists of various equipment and other property loans totaling $351,900 and debt attributable to consolidated affiliates of $718,300 on Four Nines
Gold. Certain inter-affiliate loans were eliminated through consolidation.

                     U.S. ENERGY CORP. AND AFFILIATES

           Notes to Condensed Consolidated Financial Statements
                                (Continued)


     5) Accrued reclamation obligations of $3,951,800 are the Registrant's share of a reclamation liability at the Crooks Gap Mining District and the full obligation at the Shootaring Uranium Mill. The reclamation work may be performed over several years. In addition, Plateau has recorded additional obligations of $10,546,301 for the estimated holding and maintenance costs needed until the mill is placed in service or decommissioning begins.

     6) During the nine months ended February 29, 1996, the Registrant completed a private placement of 812,432 of restricted common shares which resulted in net proceeds to the Company of $2,842,200. The Registrant also cancelled 5,000 shares of its common stock which had previously been issued for professional services. On January 5, 1996, the Registrant issued 32,901 shares of common stock to certain of its employees for a Christmas bonus, which represented $180,626 in compensation, one half of which was paid by Crested. No officers or directors received such stock. On February 21, 1996 the Registrant issued 7,700 shares under the Deferred Compensation Plan for a total compensation of $116,385.50 one half of which was paid by Crested.

     7) Net income (loss) per share is computed using the weighted average number of common shares outstanding during each period. The dilutive effect of stock options is not included in the computation, as it is not material.

     8) The Registrant has reflected the operations of Brunton as discontinued in each of the accompanying consolidated financial statements presented because the Registrant sold its 100% interest in Brunton to Silva A.B. of Sweden (Silva) during the third quarter of 1996. The purchase price paid by Silva was $4,300,000 and was in the form of $3,300,000 of cash and a $1,000,000 Promissory Note. This note will be paid to the Registrant in three annual equal installments of $333,333 beginning February 15, 1996 and will accrue interest at 7%. The sale of Brunton resulted in a gain of approximately $2,295,700.

     Sales from Brunton's operations were $244,100 and $2,819,100 for the three and nine months ended February 29, 1996, respectively, and $1,089,900 and $3,259,200 for the three and nine months ended February 28, 1995, respectively.

     The effective income tax rate for discontinued operations differs from the U.S. statutory tax rate primarily as a result of the utilization of net operating loss carryforwards.

                     Report of Independent Accountants


To the Members of the Management Committee of Green Mountain Mining Venture
Riverton, Wyoming

We have audited the accompanying balance sheet of Green Mountain Mining Venture (A Joint Venture in the Development Stage) as of December 31, 1994 and 1993, and the related statements of operations, changes in Venture partners' capital, and cash flows for the years ended December 31, 1994, 1993 and 1992, and the period from inception (June 1, 1990) to December 31, 1994. These financial statements are the responsibility of the Venture's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Mountain Mining Venture as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years ended December 31, 1994, 1993 and 1992, and the period from inception (June 1, 1990) to December 31, 1994, in conformity with generally accepted accounting principles.




Salt Lake City, Utah
April 10, 1995

                       GREEN MOUNTAIN MINING VENTURE
                (A Joint Venture in the Development Stage)

                               BALANCE SHEET
                     as of December 31, 1994 and 1993
                               ------------


                                          1994           1993
                                       -----------    -----------
Assets:

 Property and equipment (Note 3):
   Mineral properties and mine
     development costs                 $21,887,857    $21,604,663
   Buildings                            24,815,009     24,815,009
                                       -----------    -----------

     Total assets                      $46,702,866    $46,419,672
                                       -----------    -----------

Liabilities and Partners' Capital:

 Due to USECC                          $    62,386    $   102,182

 Reclamation liabilities (Note 3)       23,619,000     23,619,000
                                       -----------    -----------

     Total liabilities                  23,682,386     23,722,182
                                       -----------    -----------
 Commitments (Note 3)

 Partners' capital:
   Kennecott Uranium Company            11,510,240     11,348,745
   USECC                                11,510,240     11,348,745
                                       -----------    -----------
                                        23,019,480     22,697,490
                                       -----------    -----------
     Total liabilities and
      partners' capital                $46,702,866    $46,419,672
                                       -----------    -----------



The accompanying notes are an integral part of these financial statements.

                          GREEN MOUNTAIN MINING VENTURE
                    (A Joint Venture in the Development Stage)

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1994, 1993 and 1992,
                   and the period from inception (June 1, 1990)
                               to December 31, 1994
                                   ------------


                                                                 Period from
                                                                inception to
                                                                December 31,
                       1994           1993           1992           1994
                    ___________    ___________    ___________    ____________

Costs and expenses:
  Maintenance and
    holding costs   $ 1,877,528    $ 1,982,005    $ 2,061,349    $ 5,921,782
  Marketing costs        85,676         83,977         69,445        247,598
                    ___________    ___________    ___________    ____________

    Net loss        $ 1,963,194    $ 2,065,982    $ 2,130,794    $ 6,169,380
                    ___________    ___________    ___________    ____________



The accompanying notes are an integral part of these financial statements.

                                      GREEN MOUNTAIN MINING VENTURE
                               (A Joint Venture in the Development Stage)

                            STATEMENT OF CHANGES IN VENTURE PARTNERS' CAPITAL
                          for the years ended December 31, 1994, 1993 and 1992,
                              and the period from inception (June 1, 1990)
                                          to December 31, 1994
                                               __________

                                                                                     Period from
                                                                                    inception to
                                                                                    December 31,
                                           1994           1993          1992            1994
                                       ___________    ___________    ___________    ____________

Balance at beginning of period:
  Kennecott Uranium Company           $ 11,348,745   $ 11,049,433   $ 10,478,378   $     -
  USECC                                 11,348,745     11,049,433     10,478,378         -


Capital contributions (Note 1):
  Kennecott Uranium Company              1,143,097      1,332,303      1,636,452     14,594,930
  USECC                                  1,143,097      1,332,303      1,636,452     14,594,930

Net loss:
  Kennecott Uranium Company               (981,602)    (1,032,991)    (1,065,397)    (3,084,690)
  USECC                                   (981,602)    (1,032,991)    (1,065,397)    (3,084,690)

Balance at end of period:
  Kennecott Uranium Company             11,510,240     11,348,745     11,049,433     11,510,240
  USECC                                 11,510,240     11,348,745     11,049,433        11,510,240



The accompanying notes are an integral part of these financial statements.

                                       GREEN MOUNTAIN MINING VENTURE
                                (A Joint Venture in the Development Stage)

                                          STATEMENT OF CASH FLOWS
                          for the years ended December 31, 1994, 1993 and 1992,
                               and the period from inception (June 1, 1990)
                                           to December 31, 1994
                                               ____________

                                                                                        Period from
                                                                                       inception to
                                                                                       December 31,
                                                1994           1993           1992         1994
                                             __________     __________     __________  ____________
Cash flows used in operating activities:
  Net loss                                 $(1,963,194)   $(2,065,982)   $(2,130,794)   $(6,169,380)
  Increase (decrease) in due to USECC          (34,782)        51,947         -              17,165
                                           ___________    ___________    ___________    ___________

Net cash used in operating  activities      (1,997,986)    (2,014,035)    (2,130,794)    (6,152,215)
                                           ___________    ___________    ___________    ___________
Cash flows used in investing activities:
  Cost of buildings, mineral properties
    and mine development                      (283,194)      (666,975)      (698,298)    (7,355,866)
  Increase (decrease) in due to USECC           (5,014)        16,404       (443,812)        45,221
                                           ___________    ___________    ___________    ___________

Net cash used in investing  activities        (288,198)      (650,571)    (1,142,110)    (7,310,645)
                                           ___________    ___________    ___________    ___________
Cash flows from financing activities:
  Capital contributions                      2,286,194      2,664,606      3,272,904     13,462,860
                                           ___________    ___________    ___________    ___________

Net change in cash and cash equivalents    $    -         $    -         $    -         $    -
                                           ___________    ___________    ___________    ___________
                                           ___________    ___________    ___________    ___________
Cash and cash equivalents:
  At beginning of period                   $    -         $    -         $    -         $    -
  At end of period                              -              -              -              -
                                           ___________    ___________    ___________    ___________
                                           ___________    ___________    ___________    ___________

The accompanying notes are an integral part of these financial statements.

                       GREEN MOUNTAIN MINING VENTURE
                (A Joint Venture in the Development Stage)

                       NOTES TO FINANCIAL STATEMENTS


1.   Organization of the Joint Venture:

     Green Mountain Mining Venture ("GMMV" or the "Venture") is a joint venture with a 30 year life, formed by U.S. Energy Corp. ("USE"), Crested Corp. ("Crested") and Kennecott Uranium Company ("Kennecott"), the Venture partners, to develop mining claims and produce uranium from the Green Mountain properties located in south-central Wyoming. Kennecott has a 50% interest in GMMV, and USE and Crested ("USECC") collectively have a 50% interest. GMMV was formed June 1, 1990, with each partner contributing its portion of the Green Mountain properties. Thereafter, the partners are required to contribute funds based upon their respective participating interests, subject to certain provisions as provided for in the joint venture agreement.

     Kennecott has agreed to contribute the first $50 million of operating and development expenses. Through December 31, 1994, Kennecott has contributed $13,462,808 to the Venture for operating and development expenses. During this period, 50% of the capital contributions made by Kennecott are allocated to USECC. The cash flows from the Venture will be allocated 50% to Kennecott and 50% to USECC. The allocation of the USECC portion of cash flows will be determined by the ownership interests of USE and Crested in the various GMMV properties.

     Effective October 29, 1992, Kennecott replaced USECC as manager of the Venture. Kennecott contracts with USECC to perform work on behalf of the Venture.

     Through December 31, 1994, the activities of the Venture have consisted primarily of the development and maintenance of the Green Mountain properties. Additional development is required prior to the commencement of commercial production. Such commencement is not expected to occur until uranium prices increase significantly above current levels. Therefore, the Venture is considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7.

                       GREEN MOUNTAIN MINING VENTURE
                (A Joint Venture in the Development Stage)

                 NOTES TO FINANCIAL STATEMENTS, Continued

2.    Summary of Significant Accounting Policies:

      Mineral properties contributed to the Venture were recorded at the partners' historical cost at the date of contribution. Costs incurred in the acquisition of mineral properties are deferred until the properties are put into operation, sold or abandoned. Mine development costs incurred either to expand the capacity of operating mines, develop new ore bodies or develop mine areas substantially in advance of production are capitalized and will be charged to operations on the units-of-production method over the estimated reserves to be recovered. Mine development costs incurred to maintain production will be included in operating costs and expenses. Maintenance and holding costs are expensed as incurred.

      The cost of mining equipment, less estimated salvage value will be depreciated on the units-of-production method over the estimated reserves to be recovered or on the straight-line method over the estimated life of the equipment, whichever is shorter. The cost of buildings will be depreciated on the straight-line method. Costs of repairs and maintenance are expensed as incurred. Expenditures that substantially extend the useful lives of assets are capitalized. When assets are retired or otherwise disposed all applicable costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized currently.

      No provision has been made for federal, state and local income taxes, credits, or benefits since tax liabilities are the responsibility of the individual partners.


3.    Buildings, Mineral Properties and Mine Development Costs:

      USECC conducts operations at the mine site on behalf of the Venture. All accounts payable are due to USECC for costs incurred by USECC in the normal course of business on behalf of GMMV. Through December 31, 1994 Kennecott had reimbursed USECC for substantially all development costs incurred.

                       GREEN MOUNTAIN MINING VENTURE
                (A Joint Venture in the Development Stage)

                 NOTES TO FINANCIAL STATEMENTS, Continued

3.    Buildings, Mineral Properties and Mine Development Costs,
      Continued:

      Building, mineral property and mine development costs incurred by each of the Venture partners are as follows:

                                                        Period from
                                                         inception
             Year Ended     Year Ended    Year Ended      through
            December 31,   December 31,   December 31,   December 31,
                1994           1993          1992          1994
            ___________    ___________    ___________    ___________

USECC       $   145,712    $   296,869    $   319,110    $ 4,698,908
Kennecott       137,482        370,106        379,188      2,656,958
            ___________    ___________     __________    ___________

  Total     $   283,194    $   666,975     $  698,298    $ 7,355,866


     In December 1990, GMMV acquired additional mineral properties in exchange for the assumption of reclamation liabilities associated with those properties of $7.3 million. In 1992, GMMV acquired an established uranium processing mill (the Sweetwater Mill) in exchange for the assumption of reclamation liabilities associated with this property of $16.3 million. Such amounts represent the estimated costs at the acquisition date to reclaim these properties. Kennecott, on behalf of GMMV, is self-bonded in the amount of $24.3 million, which is payable to the Wyoming Department of Environmental Quality and the U.S. Nuclear Regulatory Commission in the event GMMV does not properly reclaim the above properties or violates the Wyoming Environmental Quality Act. If production does not commence before the year 1900, the seller is liable for the first $8 million of the reclamation costs at the Sweetwater Mill.

     The Venture properties contain approximately 16 square miles, of which 8,860 acres are unpatented lode mining claims and 1,280 acres are state leases subject to a royalty of 5% of the gross value of uranium bearing ore mined and removed from
     said  lands.   The  state  leases will expire August 1996 and
     May 1901. All fees required to hold the unpatented mining claims have been paid to the state of Wyoming for the period ended December 31, 1994.

                       GREEN MOUNTAIN MINING VENTURE
                (A Joint Venture in the Development Stage)

                 NOTES TO FINANCIAL STATEMENTS, Continued

3.   Buildings, Mineral Properties and Mine Development Costs,
     Continued:

     At December 31, 1994 and 1993, costs capitalized as property and equipment are composed of the following:

                                   1994             1993
                                ___________      ___________

      Acquisition costs         $39,347,000      $39,347,000
      Development costs           7,355,866        7,072,672
                                ___________      ___________

                                $46,702,866      $46,419,672
                                ___________      ___________

     Acquisition costs include the partners' initial contribution of $15,727,000 of mineral properties and buildings recorded at the contributing partners' historical cost and $23,619,000 of mineral properties and buildings acquired in exchange for the assumption of reclamation liabilities noted above.

                             PART II
             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Legal                    $ 6,000*
Audit                      2,000*
SEC and
state fees                 2,000*
                         $10,000*

* Estimate

Item 14.  Indemnification of Directors and Officers.

The Wyoming Business Corporation Act ("WBCA"), W.S. 17-16-850 et seq., provides for indemnification of the registrant's officers, directors, employees, and agents against liabilities which they may incur in such capacities. A summarization of circumstances in which such indemnification may be available follows, but is qualified by reference to registrant's Articles of Incorporation and the text of the statute.

In general, any officer, director, employee, or agent may be indemnified against expenses, fines, settlements, or judgments arising in connection with a legal proceeding to which such person is a party, as a result of such relationship, if that person's actions were in good faith, were believed by him or her to be in (or at least not opposed to) registrant's best interests, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by decision of the board of directors (by directors not at the time parties to the proceeding) or by majority shareholder vote (excluding shares held or controlled by directors who are at the time parties to the proceeding), or by opinion of special legal counsel.

The circumstances under which indemnification would be made in connection with an action brought on behalf of the registrant are generally the same as stated above, except that indemnification is permitted only for reasonable expenses.

In addition, registrant has statutory authority to purchase insurance to protect its officers, directors, employees, and agents against any liabilities asserted against them, or incurred in connection with their service in such capacities. Further, registrant may advance or reimburse funds to a director who is a party to a proceeding, for reasonable expenses incurred in connection with a proceeding.

Item 15.  Recent Sales of Unregistered Securities.

(a)(1)   In  August, 1993 Registrant sold a $300,000  convertible
promissory   note  to  The  Brunton  Company,  which   note   was
subsequently converted (on October 19, 1993) to 100,000 shares of common stock of the Registrant at $3.00 per share.

    (2)  From November 28, 1995 to March 31, 1995 Registrant sold
400,000 restricted shares of its common stock, principally to its officers and employees or members of their immediate families out of a total 400,000 shares offered.

    (3) From June 8, 1995 July 28, 1995, Registrant sold 812,432 restricted shares of its common stock to accredited investors at $4.00 per share, out of 1,750,000 shares offered.

   (4) On September 15, 1994, Registrant delivered 20,000 shares of its Common Stock, that Registrant borrowed from Keith G. Larsen, to Gladys L. May (13,334 shares), Kenneth E. May (3,333 shares) and Vicki Juhl Guier (3,333) shares in exchange for a total of 9,000 common shares of Ticaboo Development, Inc. ("TDI"), a Utah Corporation, pursuant to an Agreement and Plan of Reorganization dated September 2, 1994 (the "Agreement") among Registrant, TDI and TDI's three shareholders named above. The 20,000 shares of Registrant's Common Stock was acquired by Keith
G. Larsen (who is not an affiliate of Registrant) in open market transactions and was used by Registrant to acquire all of the outstanding shares of TDI pursuant to the terms of the Agreement. In December 21, 1994 Registrant issued to Keith G. Larsen 20,000 restricted shares of its Common Stock to replace the 20,000 free trading shares borrowed from him to complete the transaction described above.

    (5)   In March 1996 Registrant issued the Warrant to Shamrock
Partners, Ltd. as compensation for services as a financial consultant and advisor under an agreement dated January 9, 1996.

    (6) In January 1996 Registrant issued an aggregate of 32,901 shares of its common stock to 30 employees as a Christmas bonus for services performed during the 1995 calendar year.

(b)(1), (2), (4), (5) and (6). No underwriters were involved in transactions (a)(1), (2), (4), (5) and (6). RAF Financial Corporation was placement agent for the (a)(3) private offering, receiving a 10 percent sales commission and a 3 percent nonaccountable expense allowance on shares sold, and warrants to purchase 10 percent of total shares sold.

(c)(1)  See above.

   (2)  Shares were offered at $3.00.

   (3)  Shares were offered at $4.00.

   (4)  See (a)(4) above.

   (5)  See (a)(5) above.

   (6)  See (a)(6) above.

    (d)(1), (4), (5) and (6). The securities referenced in (a)(1),
(4), (5) and (6) were offered and sold in reliance on the section
4(2) exemption from section 5 registration.

    (d)(2) and (3). The common stock issued and sold in the private placements were offered and have been sold in reliance on the section 4(2) exemption from registration, and Rule 506 of Regulation D thereunder. Total nonaccredited purchasers in the two private placements were 34; the balance of investors were accredited persons. Further, Registrant believes the two placements were different offerings, not subject to integration under Commission criteria.

Item 16.  Exhibits and Financial Statement Schedules.

(a) The following financial statements are filed as a part of this registration statement:

(1) Consolidated Financial Statements (audited only for fiscal periods ending May 31)

   Registrant and Affiliates                             Page No.

   Report of Independent Public Accountants               101-102
   Consolidated Balance Sheets
     May 31, 1995 and 1994-                               103-105
     February 29, 1996                                    152-153

   Consolidated Statements of Operations
     for the Years Ended May 31, 1995 and 1994,           106-107
     Nine Months Ended February 29, 1996
     and February 28, 1995                                154-156

   Consolidated Statements of Shareholders'
     Equity for the Years Ended
     May 31, 1995, 1994 and 1993                          108-110

   Consolidated Statements of Cash Flows for
     the Years Ended May 31, 1995, 1994 and 1993          111-114
     Nine Months Ended February 29, 1996
     and February 28, 1995                                157-158

   Notes to Consolidated Financial Statements
     for the Years Ended May 31, 1995, 1994 and 1993      115-151
     Nine Months Ended February 29, 1996                  159-160

(2)  Financial Statement Schedules

   (i) Registrant and Affiliates - Not applicable

   (ii)  Financials and Schedules of Affiliates

        (a)  Green Mountain Mining Venture

             Report of Independent Public Accountants         161

             Balance Sheet - December 31, 1994 and 1993       162

             Statement of Operations for the Period
              from June 1, 1990 (Date of Inception)
              through December 31, 1994                       163

             Statement of Changes in Partners'
              Capital for the Period from
              June 1, 1990 (Date of Inception)
              through December 31, 1994                       164

             Statement of Cash Flows for
              the Period from June 1, 1990
             (Date of Inception) through December 31, 1994    165

             Notes to Financial Statements                166-169

        (b)  Sheep Mountain Partners

         USE's partner in SMP, Nukem/CRIC, has refused to provide certain information concerning SMP to SMP's independent public accountants. The information requested concerns partnership costs for uranium purchases. USECC and Nukem/CRIC disagree as to whether uranium costs of the partnership means: (i) the price which Nukem/CRIC pays for purchases of uranium for SMP; or (ii) the price which CRIC charges SMP for uranium.

         As a result, the independent public accountants have informed USE that they have been unable to complete their audit of SMP, and are unable to render a report on SMP's financial statements. USE and SMP's independent public accountants are seeking to resolve these uncertainties so that SMP's financial statements may be finalized and filed. When and if these matters are resolved, the following SMP financial statements will be filed under cover of an amendment.

             Balance Sheets - May 31, 1995 and 1994

             Statements of Operations - Years Ended
             May 31, 1995, 1994 and 1993

             Statements of Changes in Partners' Capital
              Years Ended May 31, 1995, 1994 and 1993

             Statements of Cash Flows - Years Ended
              May 31, 1995, 1994 and 1993

             Notes to the Financial Statements

             Schedules to SMP's Financial Statements

*To be filed by amendment to registration statement.

    All other schedules have been omitted because the information is not applicable or because the information is included in the financial statements.

(b)  Exhibits.

Exhibit No.                                            Reference

3.1    USE Restated Articles of Incorporation             [4]

3.1(a) USE Articles of Amendment to
       Restated Articles of Incorporation                 [2]

3.2    USE Bylaws, as amended through April 22, 1992      [2]

4.1    Warrant to Purchase 200,000 Common Shares of USE   180

4.2    USE 1989 Incentive Stock Option Plan,
       as amended through 1/94                            187

4.3    USE Restricted Stock Bonus Plan,
       as amended through 2/94                            199

5.1    Opinion of Stephen E. Rounds, Esq.                   *

10.1   USECC Joint Venture Agreement - Amended            [5]

10.2   Management Agreement with USECC                    [3]

10.4   Contract for Sale of Stock of Brunton
       to Silva A.B.                                     [13]

10.5   Assignment and Lease - Parador                     [3]

10.6   Employment Agreement - Daniel P. Svilar            [4]

10.7   Airport Ground Lease - City of Riverton            [3]

10.8   Executive Officer Death Benefit Plan               [4]

10.9   Big Eagle Acquisition Agreement with PMC           [6]

10.11  Sweetwater Mill Acquisition Agreement              [3]

10.12  Ft. Peck Agreement - Drilling
       and Production Services                            [3]

10.13  USE/Seine River Letter Agreement - SGV             [8]

10.14  Agreement to Sell SGV Interest to Crested          [3]

10.18  Master Agreement - Mt. Emmons/AMAX                 [9]

10.20  Promissory Notes - ESOP/USE                       [10]

10.21  Self Bond Agreement - Crooks Gap Properties        [5]

10.22  Security Agreement - ESOP Loans                   [11]

10.27  Mineral Properties Agreement
       Congo Area - PMC                                   [4]

10.28  Memorandum of Joint Venture Agreement - GMMV       [4]

10.29  Memorandum of Partnership Agreement  - SMP         [5]

10.32  Employee Stock Ownership Plan                      [5]

10.33  1989 Stock Option Plan                             [5]

10.34  Form of Stock Option and Schedule - 1989 Plan      [4]

10.35  Severance Agreement (Form)                         [2]

10.36  1992 Stock Compensation Plan
       Non-Employee Directors                             [2]

10.37  Executive Compensation (John L. Larsen)            [2]

10.38  Executive Compensation
       (Non-qualified Options)                            [2]

10.39  ESOP and Option Plan Amendments (1992)             [2]

10.40  Plateau Acquisition -
       Stock Purchase Agreement and Related Exhibits      [7]

10.41  Option and Sales Agreements
       Gunnison Property Parcel A                         [1]

10.42  Option and Sales Agreements
       Gunnison Property Parcel B                         [1]

10.43  Option Agreement - USE and Arrowstar
       Aircraft Hanger                                    [1]

10.44  Amendment to Contract with Arrowstar or Hangar     200

10.45  Contract for Sale of Wind River Estates           [12]

10.46  Contract for sale of Jeffrey City Six-Plex        [12]

10.47  Development Agreement with First N-Last            206

10.48  Operating Agreement with First-N-Last              214

22.1   Subsidiaries of Registrant                         [2]

23.1   Consent of Arthur Andersen, LLP                    236

23.2   Consent of Coopers & Lybrand                         *

23.3   Consent of Stephen E. Rounds, Esq.                    *

*      To be filed by Amendment

[1] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1995.

[2] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1992.

[3] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1991.

[4] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1990.

[5] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1989.

[6] Incorporated by reference from the like-numbered exhibit to the Registrant's Form 10-Q for the period ended
       February 28, 1991.

[7]    Incorporated   by  reference  from  exhibit   A   to   the
       Registrant's  Form 8-K reporting an event  of  August  11,
       1993.

[8]    Incorporated  by  reference  from  exhibit  28.1  to   the
       Registrant's  Form 8-K reporting an event of  October  12,
       1990.

[9] Incorporated by reference from the like-numbered exhibit to a Schedule 13D filed by AMAX on or about August 3, 1987.

[10]   Incorporated by reference from exhibit 2 to Amendment  No.
       6 of a Schedule 13D filed by John L. Larsen, reporting an event of May 28, 1991.

[11]   Incorporated  by reference from exhibit 3 to Amendment  No
       4. of a Schedule 13D filed by John L. Larsen, reporting an event of January 2, 1990.

[12]   Incorporated   by  reference  from  an  exhibit   to   the
       Registrant's Post-Effective Amendment No. 1 to  Form  S-3,
       SEC File No. 333-1967.

[13] Incorporated by reference from the like-numbered exhibit to the Registrant's Form 8-K, reporting an event of February 26, 1996.

Item 17.  Undertakings.

The registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registrations statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii)  To include any material information with respect  to
the   plan  of  distribution  not  previously  disclosed  in  the registration statement or any material change to such information in the registration statement.

(a)(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such officer, director, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverton, Wyoming, on June 14, 1996.

                                   U.S. ENERGY CORP.
                                   (Registrant)


Date:  June 14, 1996           By:   s/ John L. Larsen
                                   ------------------------------
                                   JOHN L. LARSEN, President
                                   and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


Date:  June 14, 1996           By:   s/ John L. Larsen
                                   ------------------------------
                                   JOHN L. LARSEN, President
                                   and Director

Date:  June 12, 1996           By:   s/ Max T. Evans
                                   ------------------------------
                                   MAX T. EVANS, Director

Date:  June 14, 1996           By:   s/ Harold F. Herron
                                   ------------------------------
                                   HAROLD F. HERRON, Director

Date:  June 14, 1996           By:   s/ Nick Bebout
                                   ------------------------------
                                   NICK BEBOUT, Director

Date:  June ____, 1996         By:
                                   ------------------------------
                                   DON C. ANDERSON, Director

Date:  June ____, 1996         By:
                                   -------------------------------
                                   DAVID W. BRENMAN, Director


Date:  June 14, 1996           By:   s/ Robert Scott Lorimer
                                   ------------------------------
                                   ROBERT SCOTT LORIMER,
                                   Principal Financial Officer
                                   and Chief Accounting Officer